QNB Corp.  2002 Annual Report

125TH ANNIVERSARY

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QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT

LETTER TO SHAREHOLDERS

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THOMAS J. BISKO
PRESIDENT & CEO

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IN APRIL 2002, YOUR
BOARD OF DIRECTORS
APPOINTED DENNIS HELF
TO THE POSITION
OF CHAIRMAN OF THE
BOARD AT THE BANK
AND CORPORATE LEVEL.
MR HELF BRINGS A BROAD
BASE OF SKILLS TO THE
ORGANIZATION.

2002 was a milestone year in many ways for QNB Corp. and its sole subsidiary, The Quakertown National Bank. The year marked the 125th anniversary of the bank. On July 21, 1877 the Comptroller of the Currency authorized The Quakertown National Bank to "commence the business of banking." After 125 years we continue the traditions established by our founders while remaining an independent community financial institution.

The financial performance of the Corporation for 2002 was another milestone. It was our seventh consecutive year of record earnings. Net income of $4,955,000 represents an increase of 11.7% over net income for 2001. On a diluted earnings per share basis the increase is 11.1%. Additional net interest income (resulting from strong deposit growth) together with gains on the sale of mortgages were the major contributors to the company's profitability. In the "Management's Discussion and Analysis" section of this report earnings are reviewed in much greater detail.

The strong earnings performance allowed us to increase the cash dividend in 2002 by 11.1%, marking the seventh straight year of cash dividend increases. We are also pleased to report that our investors rewarded our financial performance as evidenced by the year-end bid price on our stock. Based upon the $40.00 per share price, the total return for the year was 28.61%

In addition to celebrating our 125th anniversary and achieving record earnings, we reached another milestone by surpassing the $500 million mark in assets. The earnings and asset growth were accomplished during a year of economic and interest rate uncertainty. We maintained asset quality and the institution remained well capitalized in the process.

No organizational success is ever possible without the contributions of many talented individuals. In 2002, certain members of the QNB family were promoted to recognize both increased responsibility and their contribution to the company's success: Heather J. Gossler, Senior Vice President; Scott G. Orzehoski, Senior Vice President; Robert L. Wieand, Senior Vice President; Stephen W. Bauder, Vice President; Michael J. Fina, Vice President; Carl P. Kessler, Vice President; Brian K. Schaffer, Vice President; April B. Donahue, Assistant Vice President; Stephen R. Donchez, Assistant Vice President; Brian L. Heilman, Assistant Vice President; Bruce D. Kenworthy, Assistant Vice President; Patrick D. Iampietro, Assistant Vice President; Deborah K. McDonald, Assistant Vice President; Steven T. Cobb, Network Administrator; Dolores A. Fesmire, Banking Officer; Steven M. Rick, Commercial Loan Officer; and Kenneth E. Remick, Credit Associate. We wish them continued success with their increased responsibilities.

After all the milestones achieved during 2002, we now must look forward to 2003 and beyond. We will be guided in these efforts by our strategic plan. Our strategic planning committee works diligently to evaluate and update our plan on a regular basis. As part of the process we are developing action plans to assure that we are taking advantage of all opportunities to enhance the value of the Corporation on your behalf. A major component of our current plan is our "Sales and Service" initiative which was introduced to you last year. The program creates a formal approach to increased product sales and retention of existing business. We've been pleased with the results of this program to date. We will continue our search for new markets, products and services while continuing to deliver exceptional personal service through a balance of high technology and a sincere interest in your success.

In closing, we thank all employees for their contributions, loyalty and dedication to the company. We also thank you, our shareholder, for your confidence and support.

Thomas J. Bisko                    Dennis Helf
President & CEO                    Chairman of the Board

/S/Signature                       /S/Signature


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WE WILL HELP YOU ACHIEVE YOUR GOALS, BY PROVIDING A TOTAL FINANCIAL
RELATIONSHIP, BUILT UPON EXCEPTIONAL PERSONAL SERVICE AND A SINCERE INTEREST IN YOUR SUCCESS.


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                                  QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT


QNB TAKES PRIDE

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                                ----------------
                                       THE
                                   QUAKERTOWN
                                    NATIONAL
                                      BANK

                                ESTABLISHED 1877
                                ----------------


QNB TAKES PRIDE in achieving its 125th anniversary as an independent bank serving the people of Bucks, Lehigh and Montgomery Counties.

The Quakertown National Bank has enjoyed an exceptional longevity, due in no small measure to capable and enduring leadership. Just six executives have served as bank president since 1877.

Our heritage is eternally woven into the fabric of the communities we serve.

QNB's management team continues the tradition of dedicated service to customers and community. Under this administration, QNB has established points of presence in Coopersburg, Pennsburg, Perkasie and Souderton.

Always setting the pace in meeting customer needs, QNB will continue to develop greater convenience and utility in personal and commercial banking services with a view toward helping all customers achieve their goals.


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QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT

WE WILL HELP YOU ACHIEVE YOUR GOALS, BY PROVIDING A TOTAL FINANCIAL RELATIONSHIP, BUILT UPON EXCEPTIONAL PERSONAL SERVICE, AND A SINCERE INTEREST IN YOUR SUCCESS.


Scott Soost, founder of Boutique Tana Kaya, operates two retail stores in Quakertown and is directly involved in economic development efforts to improve the downtown.


According to Scott, "I really appreciate how much the bank does for the community. QNB is represented on the Quakertown Alive board of directors. It means a lot to have a banker who knows you, who understands your business, and who can make decisions locally."


Scott has discovered that opportunity often arrives disguised as hard work. The retail space separating his upscale women's wear establishment from Dave Wilsey's Weekday Cafe (now the Karlton Cafe) was vacant. The two owners worked together so both could expand their businesses and improve the "curb appeal" of their respective establishments.

IT'S ALL ABOUT COMMUNITY.

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                                  QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT


New life came to the downtown Quakertown streetscape as a result of an exceptional association between two business owners. In 2002, the facade of the old Karlton Theater Building regained a unified look - much as it exhibited almost 100 years ago.

Karlton Cafe uses the downstairs portion of the formerly vacant storefront that separated the cafe from the boutique to double the size of its lower level dining room. Out in front, the sidewalk cafe now stretches across the entire facade while Tana Kaya uses the regained interior space at street level to expand their offerings of clothing and accessories.

According to Karlton Cafe owner Dave Wilsey, "A hometown bank is an incredible resource to have in our community. It's great to have QNB people as my customers. I value the relationship I enjoy as one of QNB's customers. And I feel better knowing that my banker is deeply involved in working with community groups like our Main Street Theater."

IT'S ALL ABOUT PEOPLE.


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QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT


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The Quakertown National Bank provides local families and businesses with the financial products and services they need to build a more secure and prosperous future for themselves and their loved ones.

We are dedicated to meeting community banking needs in every possible way.


IT'S ALL ABOUT SECURITY.

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                                  QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT

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We make sure money goes to work in our community, assuring the financial security of our neighbors.

For us, it's much more than just a business philosophy. It's a way of life.

Locally-owned, locally-operated QNB. For more than 125 years: strong, stable, secure.


IT'S ALL ABOUT DEDICATION.

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QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT

125 YEARS -- BANKING AT QNB


IT'S ALL ABOUT YOU.

                                                                       QNB CORP.
                                                                  [LOGO OMITTED]

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(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT



FINANCIAL HIGHLIGHTS
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                   2002       2001        2000        1999        1998
---------------------------------------------------------------------------------------------------------------
FINANCIAL PERFORMANCE
Net interest income ................................   $ 15,115    $ 13,524    $ 12,691    $ 12,891    $ 12,621
Provision for loan losses ..........................         --          --          --         240         400
Non-interest income ................................      2,989       3,070       2,791       2,208       2,149
Non-interest expense ...............................     11,945      11,080      10,232       9,884       9,650
Net income .........................................      4,955       4,436       4,106       3,801       3,448

PER SHARE DATA
Net income - basic* ................................   $   3.22    $   2.87    $   2.61    $   2.40    $   2.18
Net income - diluted* ..............................       3.19        2.87        2.61        2.39        2.17
Book value* ........................................      26.55       22.92       20.41       17.24       17.84
Cash dividends .....................................       1.20        1.07         .91         .76         .65

SELECTED AVERAGE BALANCES
Total assets .......................................   $479,494    $412,899    $363,516    $344,543    $310,492
Total earning assets ...............................    448,917     387,650     341,011     322,363     292,000
Investment securities ..............................    230,434     187,984     158,389     143,716     116,241
Loans, net of unearned income ......................    208,782     191,994     178,881     174,912     169,800
Deposits ...........................................    371,718     312,509     292,273     284,516     271,690
Borrowed funds .....................................     68,420      64,337      37,245      27,827       9,468
Shareholders' equity ...............................     35,707      32,756      30,991      28,880      26,323

BALANCE SHEET DATA
Total assets .......................................   $503,430    $451,274    $371,671    $350,489    $324,672
Investment securities available-for-sale ...........    214,741     168,102     114,245      97,609      70,088
Investment securities held-to-maturity .............     29,736      42,798      42,982      48,302      50,065
Loans, net of unearned income ......................    216,850     202,211     185,234     173,764     176,443
Deposits ...........................................    388,913     344,731     293,822     286,166     279,223
Borrowed funds .....................................     69,485      66,451      42,819      33,925      14,491
Shareholders' equity ...............................     40,914      35,219      31,794      27,462      28,338

SELECTED RATIOS
Return on average assets ...........................       1.03%       1.07%       1.13%       1.10%       1.11%
Return on average shareholders' equity .............      13.88       13.54       13.25       13.16       13.10
Net interest margin ................................       3.68        3.81        4.02        4.23        4.51
Average shareholders' equity to average total assets       7.45        7.93        8.53        8.38        8.48


*ADJUSTED FOR 5% STOCK DIVIDENDS PAID JUNE 29, 2001 AND JUNE 30, 2000



Net Income Per Share - Diluted

[Bar chart omitted--plot points as follows:]

1998    $2.17
1999    $2.39
2000    $2.61
2001    $2.87
2002    $3.19

Cash Dividend

[Bar chart omitted--plot points as follows:]

1998    $0.65
1999    $0.76
2000    $0.91
2001    $1.07
2002    $1.20


Stock Price (12/31 CLOSING BID)

[Bar chart omitted--plot points as follows:]

1998    $33.56
1999    $26.30
2000    $26.67
2001    $32.25
2002    $40.00


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QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)


--------------------------------------------------------------------------------

Management's Discussion and Analysis                                       7
Consolidated Balance Sheets                                               36
Consolidated Statements of Income                                         37
Consolidated Statements of Shareholders' Equity                           38
Consolidated Statements of Cash Flows                                     39
Notes to Consolidated Financial Statements                                40
Independent Auditor's Report                                              54
Corporate Information                                                     55
Directors, Officers & Office Locations                                    56

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS

AVERAGE BALANCES, RATES, AND INTEREST INCOME AND EXPENSE SUMMARY (TAX-EQUIVALENT BASIS)


                                                                               2002
-------------------------------------------------------------------------------------------------------
                                                               AVERAGE        AVERAGE
                                                               BALANCE          RATE       INTEREST
-------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing balances ..................................  $     338         1.53%      $      5
Federal funds sold .........................................      9,363         1.63            152
Investment securities available-for-sale:
      Taxable ..............................................    169,179         5.48          9,267
      Tax-exempt ...........................................     21,716         7.30          1,586
Investment securities held-to-maturity:
      Taxable ..............................................     19,020         5.39          1,026
      Tax-exempt ...........................................     20,519         6.88          1,412
-------------------------------------------------------------------------------------------------------
          Total investment securities ......................    230,434         5.77         13,291
Loans, net of unearned income ..............................    208,782         7.26         15,155
-------------------------------------------------------------------------------------------------------
          Total earning assets .............................    448,917         6.37         28,603
Cash and due from banks ....................................     15,495
Allowance for loan losses ..................................     (2,887)
Other assets ...............................................     17,969
-------------------------------------------------------------------------------------------------------
          Total assets .....................................  $ 479,494         5.97%
-------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits
Interest-bearing demand accounts ...........................  $  61,006          .64%           393
Money market deposit accounts ..............................     37,171         1.51            559
Savings accounts ...........................................     41,764         1.19            497
Time deposits ..............................................    141,854         4.12          5,843
Time deposits of $100,000 or more ..........................     46,354         3.48          1,614
-------------------------------------------------------------------------------------------------------
          Total interest-bearing deposits ..................    328,149         2.71          8,906
Short-term borrowings ......................................     13,880         1.90            264
Federal Home Loan Bank advances ............................     54,540         5.33          2,906
-------------------------------------------------------------------------------------------------------
          Total interest-bearing liabilities ...............     96,569         3.05         12,076
-------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits ..............................     43,569
Other liabilities ..........................................      3,649
Shareholders' equity .......................................     35,707
-------------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity .......  $ 479,494         2.52%
-------------------------------------------------------------------------------------------------------
Net interest rate spread ...................................                    3.32%
-------------------------------------------------------------------------------------------------------
Margin/net interest income .................................                    3.68%      $ 16,527
-------------------------------------------------------------------------------------------------------







                                                                                2001
--------------------------------------------------------------------------------------------------------
                                                                   AVERAGE     AVERAGE
                                                                   BALANCE      RATE        INTEREST
--------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing balances ..................................     $     306      4.49%       $     14
Federal funds sold .........................................         7,366      3.83             282
Investment securities available-for-sale:
      Taxable ..............................................       129,284      6.51           8,411
      Tax-exempt ...........................................        15,828      7.36           1,165
Investment securities held-to-maturity:
      Taxable ..............................................        24,197      6.20           1,500
      Tax-exempt ...........................................        18,675      6.90           1,288
--------------------------------------------------------------------------------------------------------
          Total investment securities ......................       187,984      6.58          12,364
Loans, net of unearned income ..............................       191,994      8.08          15,512
--------------------------------------------------------------------------------------------------------
          Total earning assets .............................       387,650      7.27          28,172
Cash and due from banks ....................................        12,882
Allowance for loan losses ..................................        (2,931)
Other assets ...............................................        15,298
--------------------------------------------------------------------------------------------------------
          Total assets .....................................     $ 412,899      6.82%
--------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits
Interest-bearing demand accounts ...........................     $  50,106       .91%            455
Money market deposit accounts ..............................        37,982      2.78           1,056
Savings accounts ...........................................        36,684      1.63             596
Time deposits ..............................................       126,629      5.32           6,731
Time deposits of $100,000 or more ..........................        25,915      5.10           1,321
--------------------------------------------------------------------------------------------------------
          Total interest-bearing deposits ..................       277,316      3.66          10,159
Short-term borrowings ......................................        16,195      3.33             539
Federal Home Loan Bank advances ............................        48,142      5.62           2,706
--------------------------------------------------------------------------------------------------------
          Total interest-bearing liabilities ...............       341,653      3.92          13,404
--------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits ..............................        35,193
Other liabilities ..........................................         3,297
Shareholders' equity .......................................        32,756
--------------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity .......     $ 412,899      3.25%
--------------------------------------------------------------------------------------------------------
Net interest rate spread ...................................                    3.35%
--------------------------------------------------------------------------------------------------------
Margin/net interest income .................................                    3.81%       $ 14,768
--------------------------------------------------------------------------------------------------------





                                                                                 2000
----------------------------------------------------------------------------------------------------
                                                                AVERAGE        AVERAGE
                                                                BALANCE          RATE      INTEREST
----------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing balances ..................................   $      381        5.40%     $     21
Federal funds sold .........................................        3,360        6.43           216
Investment securities available-for-sale:
      Taxable ..............................................      103,715        6.66         6,908
      Tax-exempt ...........................................        8,772        7.46           654
Investment securities held-to-maturity:
      Taxable ..............................................       26,005        6.43         1,671
      Tax-exempt ...........................................       19,897        6.93         1,378
----------------------------------------------------------------------------------------------------
          Total investment securities ......................      158,389        6.70        10,611
Loans, net of unearned income ..............................      178,881        8.30        14,855
----------------------------------------------------------------------------------------------------
          Total earning assets .............................      341,011        7.54        25,703
Cash and due from banks ....................................       11,811
Allowance for loan losses ..................................       (3,096)
Other assets ...............................................       13,790
----------------------------------------------------------------------------------------------------
          Total assets .....................................    $ 363,516        7.07%
----------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits
Interest-bearing demand accounts ...........................    $  48,202        1.37%          659
Money market deposit accounts ..............................       36,273        3.64         1,320
Savings accounts ...........................................       36,310        1.95           709
Time deposits ..............................................      116,422        5.45         6,344
Time deposits of $100,000 or more ..........................       19,680        5.62         1,107
----------------------------------------------------------------------------------------------------
          Total interest-bearing deposits ..................      256,887        3.95        10,139
Short-term borrowings ......................................       12,245        4.21           516
Federal Home Loan Bank advances ............................       25,000        5.41         1,352
----------------------------------------------------------------------------------------------------
          Total interest-bearing liabilities ...............      294,132        4.08        12,007
----------------------------------------------------------------------------------------------------
Non-interest-bearing deposits ..............................       35,386
Other liabilities ..........................................        3,007
Shareholders' equity .......................................       30,991
----------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity .......    $ 363,516        3.30%
----------------------------------------------------------------------------------------------------
Net interest rate spread ...................................                     3.46%
----------------------------------------------------------------------------------------------------
Margin/net interest income .................................                     4.02%     $ 13,696
----------------------------------------------------------------------------------------------------



Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Non-accrual loans are included in earning assets.


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(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

CONSOLIDATED FINANCIAL REVIEW

The intent of this section is to provide the reader with a better understanding of the consolidated results of operations and financial condition of QNB Corp. and its wholly owned subsidiary, The Quakertown National Bank, for the years 2002, 2001 and 2000. The results of operations and financial condition are presented on a consolidated basis and the consolidated entity is referred to as "QNB." QNB's consolidated financial condition and results of operations consist almost entirely of The Quakertown National Bank's financial condition and results of operations. This section should be read in conjunction with the financial statements and notes beginning on page 36. Tabular information is presented in thousands, except share data. Share and per share data have been restated to reflect the 5 percent stock dividends paid June 29, 2001 and June 30, 2000.

QNB Corp. (the "Corporation") is a bank holding company headquartered in Quakertown, Pennsylvania. The Corporation through its wholly owned subsidiary, The Quakertown National Bank (the "Bank"), has been serving the residents and businesses of Upper Bucks, Northern Montgomery and Southern Lehigh Counties in Pennsylvania since 1877. The Bank is locally managed and provides a full range of commercial banking, retail banking, and trust and investment management services.

FORWARD-LOOKING STATEMENTS
This report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to financial performance and other financial and business matters. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "position" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which change over time, and the Corporation assumes no duty to update forward looking statements.

In addition to factors previously disclosed by the Corporation and those identified elsewhere herein, the following factors, among others, could cause actual results to differ materially from forward looking statements: increased credit risk; the introduction, withdrawal, success and timing of business initiatives and strategies; changes in competitive conditions; the inability to sustain revenue and earnings growth; changes in economic conditions, interest rates and financial and capital markets; inflation; changes in investment performance; customer disintermediation; customer borrowing, repayment, investment and deposit practices; customer acceptance of QNB products and services; and the impact, extent and timing of technological changes, capital management activities, actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Discussion and analysis of the financial condition and results of operations are based on the consolidated financial statements of QNB, which are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these financial statements requires QNB to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. QNB evaluates estimates on an on-going basis, including those related to the allowance for loan losses, non-accrual loans, other real estate owned, other-than-temporary investment impairments, intangible assets, stock option plan and income taxes. QNB bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

QNB believes the following critical accounting policies affect its more significant judgments and estimates used in preparation of its consolidated financial statements: allowance for loan losses, income taxes and other-than-temporary investment security impairment. Each estimate is discussed below. The financial impact of each estimate is discussed in the applicable sections of Management's Discussion and Analysis.

ALLOWANCE FOR LOAN LOSSES
QNB maintains an allowance for loan losses, which is intended to absorb probable known and inherent losses in the outstanding loan portfolio. The allowance is reduced by actual credit losses and is increased by the provision for loan losses and recoveries of previous losses. The provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered necessary by management.

The allowance for loan losses is based on management's continuing review and evaluation of the loan portfolio. The level of the allowance is determined by assigning specific reserves to individually identified problem credits and general reserves to all other loans. The portion of the allowance that is allocated to internally criticized and non-accrual loans is determined by estimating the inherent loss on each credit after giving consideration to the value of underlying collateral. The general reserves are based on the composition and risk characteristics of the loan portfolio, including the nature of the loan portfolio, credit concentration trends, historic and anticipated delinquency and loss experience, as well as other qualitative factors such as current economic trends.

Management emphasizes loan quality and close monitoring of potential problem credits. Credit risk identification and review processes are utilized in order to assess and monitor the degree of risk in the loan portfolio. QNB's lending and loan administration staff are charged with reviewing the loan portfolio and identifying changes in the economy or in a borrower's circumstances which may affect the ability to repay debt or the value of pledged collateral. A loan classification and review system exists that identifies those loans with a higher than normal risk of uncollectibility. Each commercial loan is assigned a grade based upon an


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QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


ALLOWANCE FOR LOAN LOSSES (CONTINUED)

assessment of the borrower's financial capacity to service the debt and the presence and value of collateral for the loan. An independent loan review group tests risk assessments and evaluates the adequacy of the allowance for loan losses. Management meets monthly to review the credit quality of the loan portfolio and quarterly to review the allowance for loan losses.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review QNB's allowance for losses on loans. Such agencies may require QNB to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Management believes that it uses the best information available to make determinations about the adequacy of the allowance and that it has established its existing allowance for loan losses in accordance with GAAP. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.

INCOME TAXES
QNB accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part go beyond QNB's control, it is at least reasonably possible that management's judgment about the need for a valuation allowance for deferred taxes could change in the near term. At December 31, 2002, QNB had a $95,000 valuation allowance for deferred taxes.

OTHER THAN TEMPORARY IMPAIRMENT OF INVESTMENT SECURITIES
Securities are evaluated periodically to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" is not intended to indicate that the decline is permanent, but indicates that the prospect for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support realizable value equal to or greater than carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

RESULTS OF OPERATIONS
QNB had its seventh consecutive year of record earnings in 2002. QNB's earnings for 2002 were $4,955,000, an 11.7 percent increase from the $4,436,000 reported in 2001. This reported net income represents basic earnings per share of $3.22 and $2.87 for 2002 and 2001, an increase of 12.2 percent. On a diluted basis net income per share was $3.19 and $2.87 for 2002 and 2001. The results for 2002 reflect an 11.8 percent increase in net interest income resulting from significant growth in both earning assets and funding sources, primarily deposits. These factors helped overcome a declining net interest margin as well as a 7.8 percent increase in non-interest expense. Net income for 2000 was $4,106,000 or $2.61 per share on both a basic and diluted basis.

Two important measures of profitability in the banking industry are an institution's return on average assets and return on average shareholders' equity. Return on average assets and return on average shareholders' equity were
1.03 percent and 13.88 percent, respectively, in 2002 compared with 1.07 percent and 13.54 percent in 2001 and 1.13 percent and 13.25 percent in 2000.

NET INTEREST INCOME
Net interest income is the primary source of operating income for QNB. Net interest income is interest income, dividends, and fees on earning assets, less interest expense incurred for funding sources. Earning assets primarily include loans, investment securities and Federal funds sold. Sources used to fund these assets include deposits, borrowed funds and shareholders' equity. Net interest income is affected by changes in interest rates, the volume and mix of earning assets and interest-bearing liabilities, and the amount of earning assets funded by non-interest-bearing deposits.

For purposes of this discussion, interest income and the average yield earned on loans and investment securities is adjusted to a tax-equivalent basis as detailed in the table that appears on page 8. This adjustment to interest income is made for analysis purposes only. Interest income is increased by the amount of savings of Federal income taxes, which QNB realizes by investing in certain tax-exempt State and municipal securities and by making loans to certain tax-exempt organizations. In this way, the ultimate economic impact of earnings from various assets can be more easily compared.

The net interest rate spread is the difference between average rates received on earning assets and average rates paid on interest-bearing liabilities, while the net interest rate margin includes interest-free sources of funds.

On a fully tax-equivalent basis, net interest income for 2002 increased $1,759,000 or 11.9 percent to $16,527,000. The growth in net interest

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--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

income is a result of the tremendous growth in deposits and the investment of these deposits into profitable loans and investment securities. Deposit growth was aided by the continued volatility and decline of the stock market, as funds flowed out of stocks and mutual funds and into the safety of bank deposits and the U.S. Government bond market. For QNB, average earning assets increased 15.8 percent in 2002. This growth helped minimize the impact on net interest income resulting from a decline in the net interest margin. The net interest margin declined by 13 basis points, while the net interest rate spread declined by 3 basis points. The net interest rate spread decreased to 3.32 percent in 2002 from 3.35 percent in 2001, while the net interest rate margin decreased to 3.68 percent in 2002 from 3.81 percent in 2001. Included in net interest income for 2002 is the recognition of $200,000 in interest on non-accrual loans that have been paid in full. Excluding the impact of the recognition of interest on non-accrual loans the net interest margin would have been 3.64 percent for 2002.

It is necessary to review the changes in market interest rates during the period 2000-2002 to understand the impact of changing interest rates on interest income and interest expense. The year 2000 began without any significant year-2000 computer disruptions or disasters. The fear of inflation caused by a rapidly expanding economy, continued tight labor markets, and large increases in energy prices prompted the Federal Reserve Bank to raise the Federal funds rate three times and 100 basis points to 6.50 percent by May 2000. Interest rates continued to increase during this period and the Treasury yield curve became inverted with short-term rates being higher than longer-term interest rates. During this time the 30-year Treasury bond that began the year at 6.48 percent reached 6.75 percent while the two-year Treasury bond that began the year at 6.24 percent increased to 6.91 percent.

Then in July 2000, signs of a moderation in the growth of economic activity emerged. Economic indications that the expansion had moderated from its earlier rapid pace continued through the summer and into the fall. Over the last few months of 2000, growth slowed even more. Spending on business capital slowed abruptly in the fourth quarter, while manufacturers reduced production to prevent a buildup of inventory. Consumer confidence deteriorated as concern over slower growth, worker layoffs and a plunging stock market reduced consumer spending. The falling stock market combined with the slowdown in the economy caused interest rates to decline rapidly during the third and fourth quarters of 2000. The 30-year Treasury bond ended the year at 5.46 percent, a decline of 129 basis points from its high during 2000, while the two-year Treasury bond ended 2000 at 5.09 percent, a decline of 182 basis points from its high during 2000. The 10-year Treasury bond, the rate on which many mortgage loans are based, declined 168 basis points from its high during 2000 to finish the year at 5.11 percent.

The year 2001 presented many unexpected events starting with a .50 percent cut in the Federal funds target rate on January 3, 2001. This would be the first of 11 rate cuts by the Federal Reserve Board during 2001. The Federal funds rate declined 475 basis points during the year to 1.75 percent, its lowest level in 40 years. The economy that had slowed during the end of 2000 and early 2001 showed signs of bottoming in the spring. In response, bond yields, which had fallen sharply through late March, rose in April and May to the point that five-year and longer yields were higher than at year-end 2000. During the summer, however, it became evident that the economy was still struggling, and the U.S. economy was in recession. The Federal Reserve resumed its aggressive easing which was made possible by the absence of inflationary pressures. In early September bond yields were at their lowest of the year. Then the tragic events of September 11 occurred, and the already fragile economy was hit hard. Unemployment, which had been historically low, rose sharply. The Federal Reserve continued to cut rates, and interest rates declined sharply with the two-year Treasury, 10-year Treasury and 30-year bond hitting lows of 2.29 percent, 4.18 percent and 4.80 percent, respectively, in early November. The sharp decline in the 10-year Treasury rate ignited a record boom of residential mortgage loan refinancing. By the end of 2001, the economic data showed signs of improvement. Consumer confidence, employment and manufacturing appeared to be stabilizing. As a result, interest rates in the 10-year and longer part of the curve increased. This created a very steep yield curve with shorter-term interest rates remaining well below end of 2000 levels but 10-year and longer rates were nearly unchanged from where they were at the end of 2000. The two-year Treasury, 10-year Treasury and 30-year bond ended 2001 at 3.06 percent, 5.03 percent and 5.47 percent, respectively.

The year 2002 began with most economists predicting a slow, steady recovery for the U.S. economy. The growing expectation for a recovery sent interest rates higher. The two-year, 10-year and 30-year Treasury bonds reached their highs for the year at the end of the first quarter of 2002 at 3.73 percent, 5.43 percent and 5.83 percent, respectively. As it turned out, the economic data showed mixed results, corporate scandals came to light and the stock market tumbled again. As a result, investors looked for the safety of U.S. bonds again sending yields falling. The 10-year Treasury note hit a 44-year low in October 2002 of 3.57 percent before finishing the year at 3.81 percent. The 30-year bond around the same time got as low as 4.63 percent before ending 2002 at 4.78 percent. In response to the uncertainty of the recovery, the lack of corporate spending, and the decline in consumer confidence, all partially attributable to heightened geopolitical risks, the Federal Reserve Bank lowered the target Federal funds rate in November by 50 basis points to 1.25%. The two-year Treasury ended 2002 at its low of 1.60%.

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


NET INTEREST INCOME (CONTINUED)
The Rate-Volume Analysis table, as presented on a tax-equivalent basis, below, highlights the impact of changing rates and volumes on total interest income and interest expense. Total interest income increased $431,000 or 1.5 percent in 2002 to $28,603,000. Growth in earning assets contributed $4,269,000 to the increase in interest income, with higher securities volume accounting for $2,835,000 of the increase and higher loan volume accounting for $1,356,000 of the increase. Average investment securities increased $42,450,000 or 22.6 percent, while average loans increased $16,788,000 or 8.7 percent. A $1,997,000 increase in average Federal funds sold increased interest income by approximately $77,000 in 2002. Management increased its balances of Federal funds sold and shorter maturity amortizing investment securities in order to keep a higher level of liquidity in light of the significant increase in deposits.

The low interest rate environment experienced in 2002 had a major negative impact on interest income and the yield on earning assets during 2002. Cash flow from loans and securities was reinvested at lower rates, variable rate loans repriced lower, and new loans and investment securities were priced at current low rates. Another contributing factor was the impact of the refinancing of residential mortgage, home equity and commercial loans into lower yielding loans. The decrease in interest income resulting from lower yields on earning assets was $3,838,000 during 2002, with loans and investment securities accounting for $1,713,000 and $1,908,000 of the decrease. The impact of the 12 Federal Reserve rate cuts during 2001 and 2002 reduced interest on Federal funds sold by approximately $207,000.

The prime rate on loans also dropped 12 times during 2001 and 2002 from 9.50 percent to 4.25 percent. The average prime rate, when comparing 2002 to 2001 decreased 224 basis points, from 6.91 percent for 2001 to 4.67 percent in 2002. For the two-year period the average prime rate has declined 456 basis points from 9.23 percent in 2000 to 4.67 percent in 2002. The yield on earning assets decreased 90 basis points to 6.37 percent with the average rate on loans decreasing 82 basis points during 2002. The average yield on loans decreased from 8.08 percent in 2001 to 7.26 percent in 2002. While QNB was negatively impacted in 2002 from the decline in the prime rate, the overall yield on the loan portfolio did not decrease proportionately, since only a small percentage of the loan portfolio reprices immediately with changes in the prime rate. The yield on the loan portfolio may continue to decline in 2003 as fixed rate loans are refinanced at lower rates, adjustable rate loans reprice down as they reach their reset date and new loans are booked at the current lower rates.

Non-accrual loans of $650,000 in 2002 and $280,000 in 2001 resulted in the non-recognition of $19,000 and $21,000 in interest income for the respective periods. The impact of non-accrual loans is included in the amount of change due to rate.


RATE-VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAX-EQUIVALENT BASIS)


-----------------------------------------------------------------------------------------------
                                                                       2002 vs. 2001
-----------------------------------------------------------------------------------------------
                                                       Change due to                  Total
                                                Volume              Rate              Change
-----------------------------------------------------------------------------------------------
Interest income:
Interest-bearing balances ..................    $     1          $    (10)          $    (9)
Federal funds sold .........................         77              (207)             (130)
nvestment securities available-for-sale:
      Taxable ..............................      2,595            (1,739)              856
      Tax-exempt ...........................        434               (13)              421
Investment securities held-to-maturity:
Taxable ....................................       (321)             (153)             (474)
Tax-exempt .................................        127                (3)              124
Loans ......................................      1,356            (1,713)             (357)
-----------------------------------------------------------------------------------------------
         Total interest income .............      4,269            (3,838)              431
-----------------------------------------------------------------------------------------------
Interest expense:
Interest-bearing demand accounts ...........         99              (161)              (62)
Money market accounts ......................        (23)             (474)             (497)
Savings ....................................         83              (182)              (99)
Time .......................................        809            (1,697)             (888)
Time over $100,000 .........................      1,041              (748)              293
Short-term borrowings ......................        (77)             (198)             (275)
Federal Home Loan Bank advances ............        360              (160)              200
-----------------------------------------------------------------------------------------------
         Total interest expense ............      2,292            (3,620)           (1,328)
-----------------------------------------------------------------------------------------------
Net interest income ........................    $ 1,977           $  (218)          $ 1,759
-----------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------
                                                              2001 vs. 2000
-----------------------------------------------------------------------------------------
                                                      Change due to               Total
                                                  Volume          Rate            Change
-----------------------------------------------------------------------------------------
Interest income:
Interest-bearing balances ..................     $    (4)       $    (3)         $    (7)
Federal funds sold .........................         257           (191)              66
nvestment securities available-for-sale:
      Taxable ..............................       1,704           (201)           1,503
      Tax-exempt ...........................         526            (15)             511
Investment securities held-to-maturity:
Taxable ....................................        (117)           (54)            (171)
Tax-exempt .................................         (84)            (6)             (90)
Loans ......................................       1,088           (431)             657
-----------------------------------------------------------------------------------------
         Total interest income .............       3,370           (901)           2,469
-----------------------------------------------------------------------------------------
Interest expense:
Interest-bearing demand accounts ...........          26           (230)            (204)
Money market accounts ......................          62           (326)            (264)
Savings ....................................           7           (120)            (113)
Time .......................................         556           (169)             387
Time over $100,000 .........................         351           (137)             214
Short-term borrowings ......................         166           (143)              23
Federal Home Loan Bank advances ............       1,252            102            1,354
-----------------------------------------------------------------------------------------
         Total interest expense ............       2,420         (1,023)           1,397
-----------------------------------------------------------------------------------------
Net interest income ........................     $   950        $   122          $ 1,072
-----------------------------------------------------------------------------------------



Variances that were not specifically attributed to volume or rate were allocated proportionately between volume and rate. Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Non-performing assets are treated as a change due to rate.

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(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


The yield on the total investment portfolio was 5.77 percent for 2002 and 6.58 percent in 2001. With the decline in interest rates, cash flow from callable agency bonds, mortgage-backed securities and CMOs increased. These funds as well as new funds from deposit growth were reinvested in lower-yielding securities. Another result of the increase in the prepayments on mortgage backed securities and CMOs purchased at a premium was an increase in the amortization of the premium on these securities. The net amortization on investment securities was $793,000 in 2002 compared with $51,000 in 2001. The increase in premium amortization has the impact of reducing interest income and the yield on the portfolio. QNB has attempted to manage prepayment and amortization exposure by selling out of certain faster paying CMOs and purchasing lower coupon, lower premium mortgage backed securities and CMOs that will not pay as quickly should rates stay low or decline further. The yield on the portfolio as of December 31, 2002, was 5.37 percent, a decrease of 92 basis points from the portfolio yield of 6.29 percent at December 31, 2001.

Total interest expense decreased $1,328,000 or 9.9 percent in 2002 to $12,076,000. The impact of falling interest rates on interest expense offset the impact of the growth in deposits and borrowings. Volume growth resulted in interest expense increasing by $2,292,000 while lower interest rates on deposits and borrowings reduced interest expense by $3,620,000. An 18.3 percent increase in average interest-bearing deposits resulted in an increase in interest expense of $2,009,000. This increase was primarily in the area of time deposits. Average balances on time deposits increased by 23.4 percent contributing $1,850,000 to the increase in interest expense. A $10,900,000 or 21.8 percent increase in average interest-bearing demand accounts contributed $99,000 to the increase in interest expense while a $5,080,000 or 13.8 percent increase in average savings accounts contributed $83,000 in additional expense. The impact of the volume growth on interest expense was not greater because of the relatively low rates currently being paid. Average advances from the FHLB increased $6,398,000 or
13.3 percent and resulted in an additional $360,000 in interest expense.

The average rates paid on deposit accounts, short-term borrowings and Fedral Home Loan Bank (FHLB) advances decreased in 2002. The rate paid on total interest-bearing liabilities, including the borrowings from the FHLB, decreased to 3.05 percent in 2002 from 3.92 percent in 2001. The rate paid on interest-bearing deposit accounts decreased to 2.71 percent in 2002 from 3.66 percent in 2001. Lower rates paid on interest-bearing demand accounts, money market accounts and savings accounts decreased interest expense by $161,000, $474,000 and $182,000, respectively in 2002. Among these transaction accounts, the average rate paid on money market accounts was impacted the most by the decline in interest rates. The yield on money market accounts declined 127 basis points from 2.78 percent in 2001 to 1.51 percent in 2002. Contributing to the decline in the yield on money market accounts was the sharp decline in the yield on the Treasury Select Money Market Account. This product is a variable rate account, indexed to the monthly average of the 91-day Treasury bill based on balances in the account. The sharp decline in the 91-day Treasury rate resulted in significantly lower rates on this product as compared to 2001.

The yield on interest-bearing demand accounts decreased from .91 percent in 2001 to .64 percent in 2002. Included in this type of account are the deposits of several municipalities that have rates that are tied to the Federal funds target rate. The average rate paid on savings accounts decreased from 1.63 percent in 2001 to 1.19 percent in 2002. Management does not expect the yield on non-maturity interest-bearing deposits, which reprice immediately when their rates are changed, to decline significantly as they have reached levels where only minimal reduction in rates is possible.


[Bar chart omitted--plot points as follows:]

Net Interest Income
(TAX-EQUIVALENT, IN THOUSANDS)

1998    $13,178
1999    $13,649
2000    $13,696
2001    $14,768
2002    $16,527


The lower interest rate environment had a greater impact on time deposits in 2002 as many time deposits with longer original maturities repriced lower during the year, particularly in the fourth quarter of 2002. Interest expense on time deposits was $2,445,000 lower in 2002 as a result of lower interest rates. The average rate paid on time deposits decreased from 5.28 percent in 2001 to 3.96 percent in 2002. Like fixed-rate loans, certificates of deposits reprice over time and therefore have less of an immediate impact on yield in either a rising or falling rate environment. The yield on time deposits should continue to decline during the first half of 2003 as these deposits mature and reprice at lower rates. However, the rate of decline will likely slow because many of these deposits have already repriced at lower rates.

Interest expense on FHLB advances decreased only $160,000, as a result of lower rates, between 2001 and 2002. The average rate paid on FHLB advances declined from 5.62 percent in 2001 to 5.33 percent in 2002. The decline in expense and rate is primarily a result of the lower rate paid on the $5,000,000 in advances that are variable in nature and are tied to three-month LIBOR. Most of the advances from the FHLB have fixed rates and; therefore, the rate paid on the FHLB advances will remain relatively stable in either rising or falling rate environments. Some of the advances have convertible features; however, interest rates would have to increase considerably for this conversion feature to be exercised and therefore increase the cost of the borrowings.

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QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


NET INTEREST INCOME (CONTINUED)
When comparing 2001 to 2000, net interest income on a fully tax-equivalent basis increased $1,072,000 or 7.8 percent to $14,768,000. A 13.7 percent increase in average earning assets offset a decrease in the net interest margin. The net interest margin declined by 21 basis points, while the net interest rate spread declined by 11 basis points. The net interest rate spread decreased to 3.35 percent in 2001 from 3.46 percent in 2000, while the net interest rate margin decreased to 3.81 percent in 2001 from 4.02 percent in 2000. The growth in earning assets, as well as, the net interest rate spread and the net interest rate margin were impacted by two leverage transactions entered into during 2001.

During the first quarter of 2001, QNB entered into a leverage transaction in which it borrowed $25,000,000 from the FHLB at an initial average rate of 5.71 percent. These funds were invested in securities with an average yield of 7.07 percent for an initial spread of 136 basis points. In the fourth quarter of 2001, QNB borrowed $3,000,000 from the FHLB that reprice with three-month LIBOR plus 9 basis points. These funds were invested in investment securities that also reprice with three-month LIBOR plus 183 basis points for a spread of 174 basis points. These transactions increased tax-equivalent net interest income by approximately $323,000 in 2001, but lowered the net interest rate spread and net interest rate margin. Excluding the impact of these transactions in 2001, the net interest rate spread would have been 3.48 percent in 2001, an increase of 2 basis points, while the net interest rate margin would have been 3.96 percent in 2001, a decline of only 6 basis points.

Total interest income increased $2,469,000 or 9.6 percent in 2001 to $28,172,000. Growth in earning assets contributed $3,370,000 to the increase in interest income, with higher securities volume accounting for $2,029,000 of the increase and higher loan volume accounting for $1,088,000 of the increase. Average investment securities increased $29,595,000 or 18.7 percent, while average loans increased $13,113,000 or 7.3 percent. Approximately 78.2 percent of the increase in average investment securities relates to the leverage transactions discussed earlier. Those transactions had an incremental impact on interest income of approximately $1,660,000 when comparing 2001 to 2000. A $4,006,000 increase in average Federal funds sold increased interest income by approximately $257,000 in 2001. Management increased its balances of Federal funds sold in order to keep a higher level of liquidity in light of the increase in short-term time deposits, particularly those with balances over $100,000.

The impact of declining interest rates during 2001 had a negative impact on interest income and the yield on earning assets during 2001. However, due to the fixed rate nature of many of QNB's loans and investment securities, interest income and the yield on earning assets did not decrease to the same degree as market interest rates. The decrease in interest income resulting from lower yields on earning assets was $901,000 during 2001, with loans and investment securities accounting for $431,000 and $276,000 of the decrease. The impact of the 11 Federal Reserve rate cuts reduced interest on Federal funds sold by approximately $191,000.

The prime rate on loans also dropped 11 times during 2001 from 9.50 percent to
4.75 percent. The average prime rate when comparing 2001 to 2000 decreased 232 basis points, from 9.23 percent for 2000 to 6.91 percent in 2001. The yield on earning assets decreased 27 basis points to 7.27 percent with the average rate on loans decreasing 22 basis points during 2001. The average yield on loans decreased from 8.30 percent in 2000 to 8.08 percent in 2001. While QNB was negatively impacted in 2001 from the decline in prime rate, the overall yield on the loan portfolio did not decrease proportionately, because only a small percentage of the loan portfolio reprices immediately with changes in the prime rate. A greater contributor to the decline in the yield on the loan portfolio was the impact of the refinancing of residential mortgage and commercial loans into lower yielding loans.

The yield on the total investment portfolio was 6.58 percent for 2001 and 6.70 percent in 2000. With the decline in interest rates, cash flow from callable agency bonds, mortgage-backed securities and CMOs increased. These funds, as well as new funds from deposit growth, were reinvested in lower-yielding securities. The yield on the portfolio as of December 31, 2001, was 6.29 percent, a decrease of 43 basis points from the portfolio yield of 6.72 percent at December 31, 2000.

Total interest expense increased $1,397,000 or 11.6 percent in 2001 to $13,404,000. Growth in deposits and borrowed money contributed $2,420,000 to the increase in total expense. Interest expense on the new borrowings from the FHLB contributed $1,338,000 to the total increase in interest expense. An 8.0 percent increase in average interest-bearing deposits resulted in an increase in interest expense of $1,002,000. This increase was primarily in the area of time deposits. Average balances on time deposits increased by 12.1 percent contributing $907,000 to the increase in interest expense. One result of the recession and stock market downturn was a strong flow of deposits into banks. Investors appeared to take a more conservative profile in light of the stock market downturn and the events of September 11, 2001. For customers, time deposits, particularly those with maturities of one year or less, provided relative value compared to rates on money market and savings accounts. One such time deposit is the "Flex 12" certificate of deposit. This product has a twelve-month maturity, allows for one no-penalty withdrawal, enables the holder to add funds to the account, and pays a competitive interest rate. Balances in this product increased from $18,561,000 at December 31, 2000, to $50,342,000 at December 31, 2001.

The average rates paid on deposit accounts and short-term borrowings decreased in 2001. As a result of lower interest rates, interest expense on deposit accounts and short-term borrowings decreased $1,125,000 in 2001. Interest expense on FHLB advances increased $102,000 as the rate paid on the new advances booked during the first quarter of 2001 were higher than the rates on the existing borrowed funds. The rate paid on total interest-bearing liabilities, including the borrowings from the FHLB, decreased to 3.92 percent in 2001 from
4.08 percent in 2000. The rate paid on interest-bearing deposit accounts decreased to 3.66 percent in

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(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


2001 from 3.95 percent in 2000. Excluding the impact of the new borrowings from the FHLB, the yield on interest-bearing liabilities would have declined to 3.79 percent in 2001.

Lower rates paid on interest-bearing demand accounts, money market accounts, savings accounts and time deposits decreased interest expense by $230,000, $326,000, $120,000 and $306,000, respectively, in 2001. The average rate paid on money market accounts was impacted the most by the decline in interest rates. The yield on money market accounts declined 86 basis points from 3.64 percent in 2000 to 2.78 percent in 2001. Contributing to the decline in the yield on money market accounts was the sharp decline in the yield on the Treasury Select Money Market Account. This product paid a guaranteed promotional rate of 6.00 percent on balances over $25,000 through December 31, 2000. The end of the promotional rate and the sharp decline in the 91-day Treasury rate resulted in significantly lower rates on this product as compared to 2000.

The yield on interest-bearing demand accounts decreased from 1.37 percent in 2000 to .91 percent in 2001. Included in this type of account are the deposits of several municipalities that have rates that are tied to the Federal funds target rate. The average rate paid on savings accounts decreased from 1.95 percent in 2000 to 1.63 percent in 2001 while the average rate paid on time deposits decreased from 5.47 percent in 2000 to 5.28 percent in 2001. Like fixed-rate loans, certificates of deposits reprice over time and, therefore, have less immediate impact on yield in either a rising or falling interest rate environment.

Management expects net interest income to increase slightly in 2003 as a result of the growth in earning assets offsetting the continuing decline of the net interest margin. The net interest margin will likely continue to decline over the next few quarters as the yield on investment securities and loans decline to a greater degree than the rates paid on funding sources. Management expects the cash flow from the investment and loan portfolios to be reinvested at lower rates and loans with repricing features to re-price at lower rates also. On the deposit side, interest-bearing transaction accounts have little ability to reprice lower while the rates paid on time deposits may decline slightly as some of the time deposits that have not matured and repriced in the past year will do so. As discussed in the Interest Rate Sensitivity section, an increase in rates should have a positive impact on net interest income, as earning assets will reprice faster than interest-bearing liabilities while a further reduction in rates should have a negative impact on net interest income.

PROVISION FOR LOAN LOSSES
The provision for loan losses represents management's determination of the amount necessary to be charged to operations to bring the allowance for loan losses to a level that represents management's best estimate of the known and inherent losses in the loan portfolio. Actual loan losses, net of recoveries, serve to reduce the allowance. QNB's management determined no provision for loan losses was necessary in 2002, 2001 or 2000 as charged off loans, non-performing assets and delinquent loans remained at low levels relative to the allowance for loan losses. QNB had net recoveries of $93,000 during 2002. Most of the recovery relates to a loan charged off in 2001. Net charge-offs were $105,000 and $246,000, respectively, in 2001 and 2000. Approximately $83,000 of the total loans charged off in 2001 and $154,000 of the total loans charged-off in 2000 represents a loan to one borrower in each year. Net charge-offs in 2001 and 2000 represent .05 percent and .14 percent of average loans. Strong growth in the loan portfolio could impact the need for a provision for loan losses in the future.

Management, in determining the allowance for loan losses, makes significant estimates. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of loan reviews, borrowers' financial and managerial strengths, the adequacy of underlying collateral if collateral dependent, or the present value of future cash flows. The allowance for loan losses is dependent, to a great extent, on conditions that are beyond QNB's control, therefore, it is at least reasonably possible that management's estimates of the allowance for loan losses and actual results could differ in the near term. In addition, various regulatory agencies, as an integral part of their examination process, periodically review QNB's allowance for losses on loans. These agencies may require QNB to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

NON-INTEREST INCOME
QNB, through its core banking business, generates various fees and service charges. Total non-interest income is composed of service charges on deposit accounts, ATM and check card income, income on bank owned life insurance, mortgage servicing fees, gains or losses on the sale of investment securities, gains on the sale of residential mortgage loans and student loans, and other miscellaneous fee income. QNB reviews all service charges and fee schedules related to its products and services on an annual basis. In December 2001, QNB implemented "Free Checking" for personal non-interest bearing checking accounts and "No-Bounce", an overdraft protection service that will pay overdrafts up to a predetermined level on all eligible checking accounts. During the third quarter of 2002, QNB increased its overdraft fee by 7.1 percent.


Total non-interest income was $2,989,000 in 2002 compared to $3,070,000 in 2001, a decrease of 2.6 percent. Excluding gains and losses on the sale of investment securities and loans in both years, non-interest income increased $558,000 or
22.0 percent. When comparing 2001 to 2000 non-interest income increased 10.0 percent from $2,791,000 to $3,070,000. Excluding gains and losses on the sale of securities and loans, non-interest income increased 5.4 percent between 2000 and 2001.

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


NON-INTEREST INCOME (CONTINUED)
Fees for services to customers, the largest component of non-interest income, are primarily comprised of service charges on deposit accounts. These fees increased $197,000 or 13.7 percent during 2002 to $1,634,000. The increase in the overdraft fee during the third quarter of 2002, as well as an increase in the volume of overdrafts, contributed to the $233,000 or 21.4 percent increase in overdraft income when comparing 2002 to 2001. Fees for services to customers was also positively impacted by a $51,000 or 31.6 percent increase in service charges on business checking accounts. This increase is a function of the lower earnings credit rate, resulting from the decline in interest rates, applied against balances to offset service charges incurred as well as an increase in the number of business checking accounts.

Partially offsetting these positive variances was a $70,000 reduction in service charges on personal non-interest bearing checking accounts resulting from the implementation of "Free Checking." Management believes that the impact of the loss of this income was reduced by the benefit of an increase in low costing deposit balances and an increase in fees as a result of "No-Bounce". Average personal non-interest bearing checking account balances increased 11.5 percent when comparing 2002 to 2001 while average business non-interest bearing checking account balances increased $7,413,000 or 27.7 percent during the same period.

Fees for services to customers increased $144,000 or 11.1 percent to $1,437,000 when comparing 2001 to 2000. An increase in overdraft fee income resulting from a higher volume of overdrafts was the principal reason for the increase in service charge income in 2001. A $23,000 decline in monthly maintenance fees on personal non-interest bearing and interest bearing checking accounts were offset by increases in service charges on business checking accounts, sweep fees from deposit accounts and online bill pay fees.

ATM and check card income is primarily comprised of interchange income on debit cards and ATM surcharge income for the use of QNB ATM machines by non-QNB customers. ATM and debit card income was $509,000 for 2002, an increase of $40,000 or 8.5 percent from the amount recorded in 2001. This followed an increase of $85,000 or 22.1 percent between 2000 and 2001. Debit card income increased $56,000 or 18.7 percent to $355,000 in 2002. Debit card income was $299,000 in 2001 and $236,000 in 2000. The increase in debit card income is a result of increased acceptance by consumers of the card as a means of paying for goods and services.

After increasing for two years, ATM transaction surcharge income decreased $14,000 or 10.5 percent to $125,000 in 2002. ATM transaction surcharge income was $139,000 in 2001, an increase of $64,000 or 85.3 percent from 2000. This charge was implemented during the second quarter of 2000 at $1.00 per transaction and was increased to $1.50 per transaction during the second quarter of 2001. The decline in ATM transaction surcharge income in 2002 is a result of a reduction in the number of transactions by non-QNB customers at QNB machines.

Partially offsetting the higher debit card and ATM surcharge income when comparing 2001 to 2000 was a reduction in ATM interchange income and the income derived from the annual card fee. ATM interchange income represents the net fees paid to QNB by other financial institutions for non-QNB customers using QNB machines and fees charged to QNB by other financial institutions for use of their machines by QNB customers. ATM interchange income was $24,000 in 2000. In 2001 interchange fees was an expense of $11,000. The decline in interchange income is a direct result of the implementation of the ATM surcharge in 2000. Non-QNB customers are performing fewer transactions at QNB machines. Annual card fee income declined from $49,000 in 2000 to $42,000 in 2001. This decline is a result of the simplification of deposit products over the past few years resulting in this fee being eliminated for many customers.

Income on cash surrender value of insurance represents the earnings on life insurance policies in which the Bank is the beneficiary. The earnings on these policies were $372,000, $206,000 and $175,000 for 2002, 2001 and 2000,
respectively. These increases are primarily the result of the purchase of an additional $3,000,000 of insurance during the fourth quarter of 2001. An increase in the earnings rate on another policy also contributed to the increase in income.



                                                                                                 CHANGE FROM PRIOR YEAR
NON-INTEREST INCOME COMPARISON                                                                   ----------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             2002                      2001
------------------------------------------------------------------------------------------------------------------------------------
                                              2002       2001         2000           AMOUNT        PERCENT      AMOUNT      PERCENT
------------------------------------------------------------------------------------------------------------------------------------
Fees for services to customers ...........  $ 1,634    $ 1,437      $ 1,293        $     197       13.7%        $ 144         11.1%
ATM and debit card income ................      509        469          384               40        8.5            85         22.1
Income on cash surrender value
   of insurance ..........................      372        206          175              166       80.6            31         17.7
Mortgage servicing fees ..................       97         36          112               61       169.4          (76)       (67.9)
Net (loss) gain on
   investment securities .................     (779)       292          310           (1,071)     (366.8)         (18)        (5.8)
Net gain on sale of loans ................      676        244           76              432       177.0          168        221.1
Other operating income ...................      480        386          441               94        24.4          (55)       (12.5)
------------------------------------------------------------------------------------------------------------------------------------
Total ....................................  $ 2,989    $ 3,070      $ 2,791        $     (81)       (2.6)%      $ 279         10.0%
------------------------------------------------------------------------------------------------------------------------------------

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


When QNB sells its residential mortgages in the secondary market, it retains servicing rights. A normal servicing fee is retained on all loans sold and serviced. QNB recognizes its obligation to service financial assets that are retained in a transfer of assets in the form of a servicing asset. The servicing asset is amortized in proportion to and over the period of net servicing income or loss. Servicing assets are assessed for impairment based on their fair value. Mortgage servicing fees were $97,000 in 2002 compared to $36,000 in 2001. Included in mortgage servicing income in 2002 is a $34,000 partial reversal of the $48,000 valuation allowance recorded in 2001 for the impairment of mortgage servicing rights. This impairment was a result of the sharp decline in interest rates and the increase in mortgage prepayments during 2001. Excluding the valuation adjustments in both years, mortgage servicing income was $63,000 in 2002 and $84,000 in 2001. This decrease is a result of an increase in amortization expense from $62,000 in 2001 to $91,000 in 2002. The low interest rate environment of 2001 and 2002 has resulted in a significant amount of mortgage refinancing activity. When a loan is paid off, the servicing asset related to that mortgage must be expensed. The volume of mortgages serviced, as well as the timing of mortgage payments and the level of delinquent mortgages, also impacts the amount of servicing fees recorded. Another result of the significant refinancing activity is an increase in the amount of mortgages serviced. The amount of mortgages serviced for others increased $8,096,000 or
12.7 percent to $71,621,000 at December 31, 2002. The average balance of mortgages serviced increased $7,590,000 or 12.7 percent to $67,402,000 when comparing 2002 to 2001.

When comparing 2001 to 2000, mortgage servicing fees decreased $76,000 or 67.9 percent to $36,000. Excluding the $48,000 impairment charge, mortgage-servicing fees decreased $28,000 or 25.0 percent in 2001. The decline in mortgage servicing fees in 2001 is the result of servicing fewer mortgage loans and an increase in the amortization of the mortgage-servicing asset when compared to 2000. The average balance of mortgages serviced for others decreased 4.9 percent in 2001 to $59,812,000. The impact of amortization of the mortgage-servicing asset was $62,000 in 2001 and $50,000 in 2000.

QNB recorded a net loss on investment securities of $779,000 in 2002. Included in this loss was a $702,000 write-down of marketable equity securities whose decline in market value below cost was deemed to be other than temporary. These securities were determined to be impaired. During 2002, QNB realized net gains of $39,000 on the sale of equity securities. In the fixed income portfolio QNB recorded losses of $116,000 during 2002. During the third quarter of 2002, QNB sold approximately $3,000,000 in corporate bonds at a net loss of $67,000. These bonds were sold because of concerns over credit quality. During the fourth quarter QNB sold $12,500,000 in collateralized mortgage obligations (CMO) at a loss of $49,000. These securities were originally purchased at a premium. The increase in prepayment speeds resulting from the increase in mortgage refinancing activity caused the premium to be amortized quicker. This has the impact of reducing the yield on the security. To combat the increase in cashflow and reduction in yield, QNB sold these securities and used the proceeds to purchase lower coupon mortgage backed securities and CMOs. Based on the prepayment speeds at the time of sale and purchase, this transaction should result in a more steady cash flow and a significant increase in the yield between what was sold and what was purchased.

Net gains on the sale of investment securities were $292,000 in 2001. Included in the net gains in 2001 is a loss of $683,000 related to the impairment of marketable equity securities. These individual securities were written down to a new cost basis and the $683,000 was accounted for as a realized loss. Several of these securities were subsequently sold during the fourth quarter of 2001. Offsetting this loss were net gains on marketable equity securities of $613,000 in 2001. In addition, QNB sold approximately $15,000,000 in callable agency securities and CMOs at a gain of $362,000. Mortgage-backed securities were purchased with the proceeds from this transaction. The purpose of this transaction was to reduce the exposure to callable agency securities and increased cash flow from the CMOs, in a falling interest rate environment.

The net gain on the sale of investment securities was $310,000 in 2000. During 2000, gains on the sale of marketable equity securities contributed $216,000. During the fourth quarter of 2000, QNB sold approximately $8,500,000 of agency issued mortgage-backed securities, callable agency securities and municipal securities. The proceeds of these funds were reinvested in non-agency issued mortgage-backed securities, corporate bonds and municipal securities. This transaction resulted in a gain of $94,000 and an increase in the yield between the securities purchased versus those sold. To accomplish this, QNB increased its weighted average maturity and credit risk in the portfolio to a small degree.

Student and residential mortgage loans to be sold are identified at origination. The net gain on the sale of loans was $676,000, $244,000 and $76,000 in 2002, 2001 and 2000, respectively. Included within these amounts are gains on the sale of student loans of $35,000, $49,000 and $41,000, respectively. QNB sold approximately $1,896,000, $2,680,000 and $2,281,000 of loans to the Student Loan Marketing Association (SLMA) during these three years. The decrease in the gain on the sale relates to the lower volume of loans sold and a change in pricing by the Government agencies that purchase these loans. Effective June 30, 2002, QNB terminated its agreement with SLMA. QNB is no longer originating student loans for sale but will be working on a referral basis instead. The remaining balance in the portfolio should be sold during the first half of 2003.

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


NON-INTEREST INCOME (CONTINUED)
The net gain on residential mortgage sales is directly related to the volume of mortgages sold and the timing of the sales relative to the interest rate environment. Net gains on the sale of residential mortgages were $641,000 in 2002, $195,000 in 2001 and $35,000 in 2000. Included in the gains on the sale of residential mortgages in these years were $245,000, $159,000 and $20,000 related to the recognition of mortgage servicing assets. Also included in the net gain for 2001 was an unrealized loss of $24,000 for loans classified as held-for-sale as of December 31, 2001.

As discussed earlier, significant interest rate swings during the three years had a major impact on the volume of mortgages originated and the gains recorded on the sale of these mortgages. The historically low interest rate environment, experienced at the end of 2001 and during 2002, provided an opportunity for consumers to purchase homes or to refinance existing mortgages at significantly lower interest rates. QNB sold $24,472,000, $15,598,000 and $1,956,000 of residential mortgages in the secondary market in 2002, 2001 and 2000, respectively. QNB originated $27,276,000 in mortgage loans held-for-sale in 2002 compared to $16,830,000 and $2,184,000 in 2001 and 2000. Selling into a falling interest rate market tends to increase the gains recorded while selling into a rising interest rate environment reduces the profitability of the sale.

As of December 31, 2002 and 2001, there were $3,924,000 and $1,146,000 of residential mortgage loans held-for-sale. These loans are accounted for at lower of cost or market.

Other operating income was $480,000, $386,000 and $441,000 in 2002, 2001 and
2000, respectively. In 2001, QNB began offering two new services: trust and investment management, through an affiliation with the Trust Company of The Lehigh Valley, and title insurance, through its partnership in Bankers Settlement Services of Eastern Pennsylvania. Also in 2001, QNB strengthened its retail non-deposit program by affiliating with Raymond James Financial Services, Inc. and by retaining its own in-house licensed employee. When comparing 2002 to 2001, trust income and retail brokerage income increased $26,000 and $50,000, respectively. Income from QNB's investment in Banker's Settlement Services, Inc. increased $13,000. Included in other operating income in 2002 was a $21,000 recovery of a check card transaction that had been charged off in 2001. Partially offsetting these positive variances was a $30,000 decline in income from official checks. This decline is a function of the lower interest rate environment.

When comparing 2000 to 2001, other operating income in 2000 included $15,000 in rental income from other real estate owned, $16,000 from a Pennsylvania sales and use tax refund and $6,000 insurance refund for the repair of equipment. Also contributing to the decline in other income in 2001 was a $25,000 reduction in official check income. This decline is primarily related to the lower interest rate environment experienced in 2001 compared to 2000.

Financial service organizations, including QNB, are challenged to demonstrate that they can generate an increased contribution to revenue from non-interest sources. QNB will continue to analyze other opportunities and products that could enhance its fee-based businesses.

NON-INTEREST EXPENSE
Non-interest expense is comprised of costs related to salaries and employee benefits, net occupancy, furniture and equipment, marketing, third party services and various other operating expenses. Total non-interest expense in 2002 increased $865,000 or 7.8 percent to $11,945,000. This followed an increase in non-interest expense of $848,000 or 8.3 percent between 2000 and 2001. Included in total non-interest expense in 2000 were expenses of $240,000 related to the cost of conversion to and installation of a new computer system. Excluding these one-time costs, total non-interest expense increased 10.9 percent between 2000 and 2001. Total non-interest expense for 2001 and 2000 was $11,080,000 and $10,232,000, respectively. Despite the increase in non-interest expense, QNB's overhead efficiency ratio, which represents non-interest expense divided by net operating revenue on a tax-equivalent basis, declined from approximately 62.1 percent in both 2000 and 2001 to 61.2 percent in 2002.

Salaries and benefits expense is the largest component of non-interest expense. Salary and benefits expense for 2002 was $6,531,000, an increase of $357,000 or
5.8 percent over 2001. Salary expense for 2002 increased $293,000 or 5.8 percent to $5,342,000. The increase in salary expense is related to merit increases, an increase in the number of employees and the implementation of an incentive based sales program. The number of full time-equivalent employees increased by four when comparing 2002 to 2001. QNB monitors, through the use of various surveys, the competitive salary information in its markets and makes adjustments where appropriate. In addition, in 2002 with the assistance of a consultant, QNB performed a complete analysis of its compensation program.

Benefits expense increased by $64,000 or 5.7% to $1,189,000 in 2002. Payroll taxes increased $33,000 and retirement plan expense increased $7,000 primarily as a result of the increase in salary expense. Also contributing to the increase in benefits expense, when comparing 2002 to 2001, was a $14,000 increase in dental insurance premiums and a $7,000 increase in tuition reimbursement programs. Partially offsetting these increases was a decline in medical insurance premiums of $14,000. The decline in medical insurance premiums is a result of employees either opting out of coverage or switching to lower cost coverage.

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

Salary and benefits expense for 2001 was $6,174,000, an increase of $421,000 or
7.3 percent over 2000. Salary expense for 2001 increased $345,000 or 7.3 percent to $5,049,000. Excluding the impact of incentive compensation expense in both 2001 and 2000, salary expense increased $190,000 or 4.2 percent. This increase in salary expense is related to both merit increases and the increase in the number of employees due in part to the addition of a new branch and the staffing of the Customer Service Center and the Trust and Investment Management departments. When comparing the two years, the average number of full-time equivalent employees increased by five.

Benefits expense increased by $76,000 or 7.2 percent to $1,125,000 in 2001. Medical and dental insurance premiums increased $98,000 between 2000 and 2001. Partially offsetting this increase was an increase in employee contributions to these plans of $45,000. An increase in payroll tax and retirement plan expense, resulting from the increase in salary expense also contributed to the higher benefits expense in 2001.

Net occupancy expense increased $7,000 or .8 percent to $861,000 in 2002. An increase in branch rent expense was partially offset by declines in utility costs and building repairs and maintenance costs. Branch rent expense increased $26,000 when comparing 2002 to 2001. The increase can be attributed to an increase in the monthly rent at two locations and the opening of the Souderton branch in January 2001. Utility costs declined $17,000 and building repairs and maintenance declined $3,000 when comparing the two years. A reduction in utility prices between 2001 and 2002 as well as the mild winter of 2002 contributed to the decline. QNB anticipates that utility costs will increase during 2003 as a result of higher oil prices and an increase in usage due to the cold weather experienced in early 2003.

Net occupancy expense was $854,000 in 2001 compared to $710,000 in 2000. Costs of the new Souderton branch, including rent expense, depreciation of leasehold improvements, real estate taxes and utility expense contributed to the increase in net occupancy expense in 2001. Branch rent expense increased by $77,000 when comparing the two years. In addition to the rental expense at the Souderton branch, higher monthly rentals at two other branch locations contributed to this increase.

Depreciation on leasehold improvements increased $20,000, while real estate taxes and utility expense increased $10,000 and $4,000, respectively. Also contributing to the increase in net occupancy expense in 2001 was a $42,000 increase in building repairs and maintenance expense primarily related to repairs and maintenance at two branch locations. An increase in cleaning costs also contributed to the increase in repairs and maintenance expense.

Furniture and equipment expense was $1,060,000 in 2002, $1,008,000 in 2001 and $976,000 in 2000. Depreciation and amortization expense increased $47,000 when comparing 2002 to 2001, while equipment maintenance expense increased $15,000 when comparing the two periods. QNB uses an accelerated method of depreciation that results in a higher expense the year after an item is put in service. The Souderton branch was opened in 2001 with the resulting higher depreciation expense occurring in 2002. Also contributing to the increase in depreciation expense in 2002 was installation of a new air conditioning system in the main operations building, the implementation of a document imaging system and the furnishing of a new boardroom. The increase in equipment maintenance costs is primarily related to an increase in maintenance contracts on equipment purchased in 2002 and 2001. Partially offsetting these increases was a reduction in losses on the disposal of equipment. Losses on the disposal of equipment totaled $2,000 in 2002 and $12,000 in 2001.

When comparing the $32,000 or 3.3 percent increase in furniture and equipment expense between 2000 and 2001, amortization of computer software increased $44,000. This is primarily the result of the installation of a new bank-wide computer system during the fourth quarter of 2000. Also, contributing to the increase in furniture and equipment expense was a $12,000 loss on the disposal of equipment. Partially offsetting these increases was an $11,000, $9,000 and $4,000 reduction in equipment maintenance costs, equipment depreciation expense and disaster recovery costs, respectively.

Marketing expense increased $161,000 or 36.8 percent to $598,000 in 2002. During 2002, QNB made several large long-term charitable pledges as well as other contributions and sponsorships to not-for-profit organizations, clubs and community events in the local communities we serve.


                                                                                                 CHANGE FROM PRIOR YEAR
NON-INTEREST INCOME COMPARISON                                                                   ----------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             2002                      2001
------------------------------------------------------------------------------------------------------------------------------------
                                              2002       2001         2000           AMOUNT        PERCENT      AMOUNT      PERCENT
------------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits ..........   $ 6,531    $ 6,174      $ 5,753        $ 357            5.8%        $ 421          7.3%
Net occupancy expense ...................       861        854          710            7             .8           144         20.3
Furniture and equipment expense .........     1,060      1,008          976           52            5.2            32          3.3
Marketing expense .......................       598        437          361          161           36.8            76         21.1
Third party services ....................       640        502          339          138           27.5           163         48.1
Telephone, postage and supplies .........       545        525          487           20            3.8            38          7.8
State taxes .............................       335        294          280           41           13.9            14          5.0
Other expense ...........................     1,375      1,286        1,326           89            6.9           (40)        (3.0)
------------------------------------------------------------------------------------------------------------------------------------
Total ...................................   $11,945    $11,080      $10,232        $ 865            7.8%        $ 848          8.3%
------------------------------------------------------------------------------------------------------------------------------------


QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


NON-INTEREST EXPENSE (CONTINUED)
These additional contributions resulted in a $140,000 increase in expense. Advertising and research expense increased $11,000 when comparing the two years. The increase in research expense is a result of the purchase of data for use in the Marketing Customer Information System (MCIF). The MCIF system provides valuable information that can be used to target market existing and potential customers.

Marketing expense was $437,000 for 2001, an increase of $76,000 or 21.1 percent compared to 2000. Advertising expense increased $21,000 and sales promotion expense increased $42,000 when comparing the two years. The increase in advertising expense relates to the opening of the branch, the introduction of the Trust and Investment Management area and the use of television as an additional medium of advertising. The increase in sales promotion expense is primarily the result of an increase in promotional items and giveaways related to the Souderton branch and the Youth Trek product. Public relations and donation expense increased $14,000 as a result of an increase in contributions and sponsorships to clubs and community events.


[Bar chart omitted--plot points as follows:]

                    Non-Interest Expense
                      (IN THOUSANDS)                     Non-Interest Income

1998                      $2,149                               $ 9,650
1999                      $2,208                               $ 9,884
2000                      $2,791                               $10,232
2001                      $3,070                               $11,080
2002                      $2,989                               $11,945


Third party services are comprised of professional services including legal, accounting and auditing, and consulting services as well as fees paid to outside vendors for support services of day-to-day operations. These include trust services, retail non-deposit services, correspondent banking services, investment security safekeeping and supply management services, to name a few. Third party services expense was $640,000 in 2002 compared to $502,000 in 2001 and $339,000 in 2000. Consultant expense increased $98,000 when comparing 2002 to 2001. QNB used a consultant to assist in the implementation of a bank-wide sales initiative that is focused on sales training. In conjunction with this program is a service initiative that will work to enhance the exceptional personal service that our customers deserve. As mentioned previously, consultants were used to help review QNB's base compensation program as well as assist in the implementation of an incentive compensation program in 2003. Increased expenses related to correspondent banking activity, security safekeeping and auditing and accounting fees also contributed to the increase in third party services.

When comparing 2001 to 2000, third party costs related to the startup and operation of the trust department were $47,000 and expenses related to the operation of the retail brokerage area were $15,000 in 2001. Legal expense increased by $31,000 in 2001, while expenses related to correspondent banking activity increased by $29,000 in 2001. Supply procurement was outsourced in 2001. The fee for this service was $7,500 in 2001.

Total telephone, postage and supplies expense was $545,000 for 2002. This compares to $525,000 and $487,000 in 2001 and 2000. When comparing 2002 to 2001 postage expense and supplies expense increased $13,000 and $21,000, respectively, while telephone expense decreased by $14,000. The increase in postage expense relates to the increase in the general cost of postage during 2002, as well as, an increase in the volume of items mailed. A significant increase in the number of customers and the corresponding increase in the number of statements printed and forms used contributed to the increase in supplies expense. A reduction in the number of telephone lines and the more efficient use of the in-house telephone and computer network system contributed to the decline in telephone expense in 2002.

When comparing 2001 to 2000, the opening of the new branch, a change in the method of printing reports, and the cost of new forms resulting from the computer conversion contributed to a $27,000 or 16.3 percent increase in supplies expense in 2001. Postage expense increased $19,000 or 11.8 percent in 2001. Contributing to this variance was a 3.0 percent increase in the postal rate and an increase in the volume of mailings as a result of an increase in the number of customers.

The major components of other expense are regulatory costs, insurance costs, membership fees, courier expense, ATM and debit card expense and directors fees. Other expense increased $89,000 or 6.9 percent to $1,375,000 in 2002. Contributing to this increase was a $26,000 increase in charged-off deposit accounts, an $18,000 increase in the Comptroller of the Currency assessment, a $26,000 increase in ATM and debit card expenses, an $18,000 increase in membership fees and an $11,000 increase in employee training. The Comptroller assessment is based on the asset size of the Bank. The significant increase in total assets during 2001 and 2002 caused this expense to increase. The increase in ATM and debit card expense is a function of the increase in usage of the cards. Partially offsetting these increases was a $26,000 decrease in expense related to a director deferred compensation plan.

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--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

Other expense decreased $40,000 or 3.0 percent to $1,286,000 when comparing 2001 to 2000. Included in 2000 expense was a $240,000 onetime expense related to the installation, conversion and training for the new computer system. Excluding this expense, other expense increased $200,000 or 18.4 percent. Expenses related to the operation of the ATM and debit card programs increased $31,000 in 2001. This is a result of the increase in the number of transactions. Courier expense increased $16,000 in 2001. This is partially a result of the outsourcing of the courier function during 2000. Insurance expense increased $18,000 while the charge-off of deposit accounts increased by $29,000 in 2001. Expense related to a director deferred compensation plan increased $15,000 during 2001.

INCOME TAXES
Applicable income taxes and effective tax rates were $1,204,000 or 19.5 percent for 2002 compared to $1,078,000 or 19.6 percent for 2001, and $1,144,000 or 21.8 percent for 2000. The reduction in the effective tax rate over the past three years is a result of an increase in income from tax-exempt municipal securities and loans, an increase in tax-exempt income from earnings on single premium life insurance and investment security dividend income subject to the 70% dividend exclusion.

FINANCIAL CONDITION
Financial service organizations today are challenged to demonstrate that they can generate sustainable and consistent earnings growth in an increasingly competitive and volatile environment. Managing the balance sheet in a dramatically declining and low interest rate environment was a major challenge during 2002 and 2001. This challenge will likely continue during 2003, as indications are that interest rates may remain low. QNB's primary competition in the banking segment of the financial services industry is comprised of two large super regional banks, several large community banks and a thrift institution. The landscape in which QNB operates continues to change as several community banks in the area have announced plans to merge with larger locally or regionally headquartered community banks. The weak economy, which has reduced the demand for loans, and the increased availability of loans from a variety of financial service providers have led to increased price competition for loans. Deposit growth, which for years was a concern of the banking industry, remained strong as continued uncertainty in the equity markets led to the flow of funds into the safe haven of bank deposits and United States Government bonds. Deposit growth was aided by a third consecutive year of declines in the stock market, an event that had not occurred for 60 years. The challenge in 2003 will be to retain these deposits in a low interest rate environment, particularly if the stock markets return to higher levels, and to maintain or improve the net interest margin by profitably investing these deposits into loans and investment securities.

Total assets at year-end 2002 were $503,430,000, compared with $451,274,000 at December 31, 2001, an increase of $52,156,000 or 11.6 percent. This followed growth during 2001 of 21.4 percent. Advances from the Federal Home Loan Bank of $28,000,000 contributed to the growth in assets in 2001, as these borrowings were used to purchase investment securities.

Average total assets increased 16.1 percent or $66,595,000 in 2002 to $479,494,000 and 13.6 percent or $49,383,000 in 2001. Total loans at December 31, 2002 were $216,850,000, an increase of 7.2 percent from December 31, 2001. This followed a 9.2 percent increase from December 31, 2000 to December 31, 2001. Average total loans increased 8.7 percent in 2002 and 7.3 percent in 2001. Loan growth remains one of the primary goals of QNB. Funding sources, which include deposits and borrowed money, increased 11.5 percent from year-end 2001 to year-end 2002 and 22.1 percent from year-end 2000 to year-end 2001. Excluding the $28,000,000 in new borrowings from the FHLB, funding sources would have increased by 13.8 percent in 2001. Average funding sources increased 16.8 percent in 2002 and 14.4 percent in 2001. Excluding the borrowings from the FHLB, average funding sources would have increased by 17.3 percent and 7.9 percent in 2002 and 2001. The following discussion will further detail QNB's financial condition during 2002 and 2001.

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QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


INVESTMENT SECURITIES AND OTHER SHORT-TERM INVESTMENTS
Investment policies, approved by QNB's Board of Directors, include standards regarding permissible investment categories, credit quality, maturity intervals and investment concentrations. Total investment securities at December 31, 2002 and 2001 were $244,477,000 and $210,900,000. At December 31, 2002 and 2001,
approximately 63.2 percent and 64.0 percent of QNB's investment securities were either U.S. Government or U.S. Government agency debt securities, or U.S. Government agency issued mortgage-backed or collateralized mortgage obligation securities (CMO).

As of December 31, 2002, QNB held one issue of a security (excluding the U.S. Government and its agencies) that was in excess of 10 percent of shareholders' equity. This issue was a non-agency issued CMO and represented approximately
14.8 percent of shareholders' equity as of December 31, 2002. During the first quarter of 2003, QNB has received sizable principal payments on this security and as of February 28, 2003, it represented approximately 6.5 percent of December 31, 2002 shareholders' equity. In addition, Federal funds sold, which would be affected by the economic status of the banking industry, are short-term in nature and sold to banks with a minimum "A" rating at the date of the sale.

Average investment securities increased $42,450,000 or 22.6 percent to $230,434,000 in 2002 compared with a $29,595,000 or an 18.7 percent increase in 2001. The significant increase in the investment portfolio in 2002 was primarily the result of the increase in deposits while the increase during 2001 was primarily the result of $28,000,000 in wholesale funding from the FHLB:
$25,000,000 during the first quarter of 2001 and $3,000,000 during the fourth quarter of 2001. These borrowings were used to fund specific investment strategies. These transactions had the impact of increasing average investment securities by approximately $6,398,000 in 2002 and $23,142,000 in 2001. The increase in the size of the investment portfolio in 2002 and 2001 was also the result of average deposits growing at a faster rate than average loans.

Average Federal funds sold increased 27.1 percent in 2002 to $9,363,000. This followed a 119.2 percent increase during 2001 to $7,366,000. The increase in Federal funds sold is a result of the desire to have more liquidity in light of the large increase in deposits, particularly short-term time deposits and transaction accounts.

There was a significant amount of activity in the investment portfolio during 2002. The historically low interest rate environment has resulted in a significant amount of prepayments on mortgage-backed securities and CMOs and increased the calls on agency securities. Proceeds from maturities and calls of investment securities provided $82,173,000 in funds to invest, while the sale of securities provided another $17,245,000. These funds along with the growth in deposits were used to purchase $130,709,000 in investment securities during 2002. The strategy entering 2002 was to purchase mortgage-backed securities and CMOs that would provide cash flow in anticipation of rising rates towards the end of the year.

While rates did rise briefly in the beginning of 2002, they quickly turned around and headed lower for the remainder of 2002. With this drop in rates, prepayments on CMOs increased substantially in the fourth quarter of 2002 resulting in a large amount of amortization on bonds purchased at a premium and a corresponding drop in yield. To mitigate the impact, QNB sold approximately $12,500,000 in faster paying CMOs during the fourth quarter of 2002 and reinvested the proceeds into higher yielding better structured mortgage-backed securities. In light of this strategy, the composition of the portfolio changed slightly between 2001 and 2002. Mortgage-backed securities increased to 28.9 percent of the portfolio at December 31, 2002, from 23.3 percent while CMOs declined to 22.3 percent of the portfolio from 26.8 percent at December 31, 2001. U.S. Government agency securities decreased to 12.1 percent of the portfolio at December 31, 2002, from 13.9 percent of the portfolio at December 31, 2001, while State and municipal securities increased to 19.0 percent of the portfolio from 17.2 percent.



Investment Portfolio

[Bar chart omitted--plot points as follows:]

Mortgage-backed                                 70,748
Collateralized mortgage obligations (CMO's)     44,409
U.S. Government Agencies                        29,480
Other debt securities                           24,530
State and municipal                             26,783
Equity securities                               12,150
U.S. Treasuries                                  6,641


Management anticipates that investment portfolio activity will remain high during 2003 as interest rates remain low and prepayments and calls continue to occur. Based on prepayment projections, QNB estimates that approximately $71,000,000 in cash flow from the portfolio will be reinvested into lower yield bonds during 2003. This amount could increase if rates decline further and prepayment activity increases. The anticipated strategy, entering 2003, in light of the low interest rate environment is to continue to purchase mortgage-backed securities and CMOs with short average lives and duration. These will provide cash flow to reinvest when interest rates increase. QNB will also continue to purchase tax-exempt State and municipal securities with 10-to-15 year maturities because of the relative value of this sector. The low interest rate environment experienced in 2002 has resulted in a decline in the yield on the investment portfolio. This will likely continue in 2003 as higher yielding bonds continue to be replaced with ones having lower yields.

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(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENT PORTFOLIO HISTORY
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                        2002                         2001                        2000
-----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE
U.S. Treasuries .............................................    $   6,641                    $   6,693                 $   6,561
U.S. Government agencies ....................................       29,480                       29,367                    42,469
State and municipal securities ..............................       26,783                       17,751                    10,171
Mortgage-backed securities ..................................       70,748                       49,055                    25,312
Collateralized mortgage obligations (CMO) ...................       44,409                       32,316                    17,929
Other debt securities .......................................       24,530                       20,486                     1,024
Equity securities ...........................................       12,150                       12,434                    10,779
-----------------------------------------------------------------------------------------------------------------------------------
     Total investment securities available-for-sale .........    $ 214,741                    $ 168,102                 $ 114,245
-----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES HELD-TO-MATURITY
State and municipal securities ..............................    $  19,745                    $  18,629                 $  19,974
Collateralized mortgage obligations (CMO) ...................        9,991                       24,169                    23,008
-----------------------------------------------------------------------------------------------------------------------------------
     Total investment securities held-to-maturity ...........    $  29,736                    $  42,798                 $  42,982
-----------------------------------------------------------------------------------------------------------------------------------
     Total investment securities ............................    $ 244,477                    $ 210,900                 $ 157,227
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENT PORTFOLIO WEIGHTED AVERAGE YIELDS
------------------------------------------------------------------------------------------------------------------------------
                                                   UNDER            1-5             5-10            OVER 10
DECEMBER 31, 2002                                 1 YEAR           YEARS            YEARS            YEARS            TOTAL
------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES AVAILABLE-FOR-SALE
U.S. Treasuries:
     Fair value ................................ $  4,098        $  2,543              --                --         $  6,641
     Weighted average yield ....................     3.48%           2.03%             --                --             2.92%
U.S. Government agencies:
     Fair value ................................       --        $ 16,435         $13,045                --         $ 29,480
     Weighted average yield ....................       --            5.19%           4.67%               --             4.96%
State and municipal securities:
     Fair value ................................       --              --         $ 1,052           $25,731         $ 26,783
     Weighted average yield ....................       --              --            6.46%             6.71%            6.70%
Mortgage-backed securities:
     Fair value ................................       --        $ 68,735              --           $ 2,013         $ 70,748
     Weighted average yield ....................       --            5.20%             --              4.95%           5.20%
Collateralized mortgage obligations (CMO):
     Fair value ................................ $ 13,263        $ 31,146              --                --         $ 44,409
     Weighted average yield ....................     6.42%           4.96%             --                --             5.40%
Other debt securities:
     Fair value ................................       --        $  1,752         $16,767           $ 6,011         $ 24,530
     Weighted average yield ....................       --            4.08%           7.07%             4.68%            6.23%
Equity securities:
     Fair value ................................       --              --              --           $12,150         $ 12,150
     Weighted average yield ....................       --              --              --              3.83%            3.83%
------------------------------------------------------------------------------------------------------------------------------
Total fair value ............................... $ 17,361        $120,611        $ 30,864           $45,905         $214,741
Weighted average yield .........................     5.73%           5.05%           6.00%             5.57%            5.35%
------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES HELD-TO-MATURITY
State and municipal securities:
     Amortized cost ............................  $ 1,898        $  3,195         $ 8,632           $ 6,020         $ 19,745
     Weighted average yield ....................     6.88%           6.41%          6.22%              6.67%            6.46%
Collateralized mortgage obligations (CMO):
     Amortized cost ............................  $ 3,883        $  6,108              --                --         $  9,991
     Weighted average yield ....................     5.68%           5.42%             --                --             5.52%
------------------------------------------------------------------------------------------------------------------------------
Total amortized cost ...........................  $ 5,781        $  9,303         $ 8,632           $ 6,020         $ 29,736
Weighted average yield .........................     6.07%           5.76%           6.22%             6.67%            6.14%
------------------------------------------------------------------------------------------------------------------------------

Securities are assigned to categories based on stated contractual maturity except for mortgage-backed securities and CMOs which are based on anticipated payment periods. See interest rate sensitivity section for practical payment and repricing characteristics. Tax-exempt securities were adjusted to a tax-equivalent basis and are based on the marginal Federal corporate tax rate of 34 percent. Weighted average yields on investment securities available-for-sale are based on historical cost.

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QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

INVESTMENT SECURITIES (CONTINUED)
At December 31, 2002 and 2001, investment securities totaling $65,871,000 and $47,997,000 were pledged as collateral for repurchase agreements and public deposits. The significant increase is a result of successfully acquiring large deposit relationships from a municipality and a school district.

QNB accounts for its investments by classifying its securities into three categories. Securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity. Management determines the appropriate classification of securities at the time of purchase. During the second quarter of 2002, management and the Board of Directors approved that all future purchases of investment securities will be categorized as available-for-sale. While there is the potential for increased volatility of shareholders' equity due to market value changes, management believes it will provide for more flexibility in managing the portfolio. QNB held no trading securities as of December 31, 2002 and 2001.

INVESTMENTS AVAILABLE-FOR-SALE
Available-for-sale investment securities include securities that management intends to use as part of its asset/liability management strategy. These securities may be sold in response to changes in market interest rates and related changes in the securities prepayment risk or in response to the need for liquidity. The available-for-sale portfolio is primarily comprised of U.S. Treasuries and U.S. Government agencies due to their high degree of liquidity. Also included are mortgage-backed securities and CMOs to ensure QNB's ability to react to changes in prepayment activity, corporate debt securities to react to changes in credit quality and longer maturity State and municipal securities. At December 31, 2002, the fair value of investment securities available-for-sale was $214,741,000 or $5,524,000 above the amortized cost of $209,217,000. This compares to a fair value of $168,102,000 or $1,666,000 above the amortized cost of $166,436,000 at December 31, 2001. An unrealized holding gain of $3,603,000 was recorded as an increase to shareholders' equity as of December 31, 2002, while an unrealized holding gain of $1,099,000 was recorded as an increase to shareholders' equity as of December 31, 2001. The available-for-sale portfolio had a weighted average maturity of approximately 4 years, 7 months at December 31, 2002, and 5 years, 5 months at December 31, 2001. The weighted average tax-equivalent yield was 5.35 percent and 6.29 percent at December 31, 2002 and 2001. Falling interest rates during 2001 and 2002 had the impact of reducing the yield on the portfolio as higher yielding securities were replaced with lower yielding securities. The decline in interest rates also contributed to the increase in the unrealized holding gain in the portfolio.


The weighted average maturity is based on the stated contractual maturity of all securities except for mortgage-backed securities and CMOs, which are based on estimated average life. The maturity of the portfolio may be shorter because of call features in many of the debt securities and because of prepayments on mortgage-backed securities and CMOs. However, the estimated average life could be longer if rates were to increase and principal payments on mortgage-backed securities and CMOs would slow. The interest rate sensitivity analysis on page 33 reflects the repricing term of the securities portfolio based upon estimated call dates and anticipated cash flows assuming management's most likely interest rate environment. The expected repricing term of the available-for-sale portfolio was 2 years, 11 months at December 31, 2002, and 4 years at December 31, 2001, based on these assumptions. The shortening of the portfolio is a result of the strategy of purchasing securities with shorter final maturities and duration as well as the increase in the prepayment speeds on mortgage-backed securities and CMOs.

INVESTMENTS HELD-TO-MATURITY
Investment securities held-to-maturity are recorded at amortized cost. Included in this portfolio are State and municipal securities with original maturities primarily of 10 years or less and CMOs. They are designated as held-to-maturity as they are purchased with the intent and ability to hold to maturity. At December 31, 2002 and 2001, the amortized cost of investment securities held-to-maturity was $29,736,000 and $42,798,000, and the fair value was $30,386,000 and $43,048,000, respectively. The held-to-maturity portfolio had a weighted average maturity of approximately 2 years, 1 month at December 31, 2002, and 3 years, 1 month at December 31 2001. The weighted average tax-equivalent yield was 6.14 percent and 6.28 percent at December 31, 2002 and 2001. The decrease in the weighted average maturity is a result of the shortening of the average life of the CMO portfolio caused by falling interest rates during 2002.

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(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS

LOANS
QNB's primary functions and responsibilities are to accept deposits and to make loans to meet the credit needs of the communities it serves. Loans are a significant component of earning assets. Inherent within the lending function is the evaluation and acceptance of credit risk and interest rate risk along with the opportunity cost of alternative deployment of funds. QNB manages credit risk associated with its lending activities through portfolio diversification, underwriting policies and procedures, and loan monitoring practices.


QNB has comprehensive policies and procedures that define and govern both commercial and retail loan origination and management of risk. All loans are underwritten in a manner that emphasizes the borrowers' capacity to pay. The measurement of capacity to pay delineates the potential risk of non-payment or default. The higher potential for default determines the need for and amount of collateral required. QNB makes unsecured loans when the capacity to pay is considered substantial. As capacity lessens, collateral is required to provide a secondary source of repayment and to mitigate the risk of loss. Various policies and procedures provide guidance to the lenders on such factors as amount, terms, price, maturity and appropriate collateral levels. Each risk factor is considered critical to assuring that QNB receives an adequate return for the risk undertaken, and that the risk of loss is minimized.

QNB manages the risk associated with commercial loans, which generally have balances larger than retail loans, by having lenders work in tandem with credit underwriting personnel. In addition, a Loan Committee and a committee of the Board of Directors review certain loan requests on a weekly basis.

QNB's commercial lending activity is focused on small businesses within the local community. Commercial and industrial loans represent commercial purpose loans that are either secured by collateral other than real estate or unsecured. Real estate commercial loans include commercial purpose loans collateralized at least in part by commercial real estate. These loans may not be for the express purpose of conducting commercial real estate transactions. Real estate residential loans include loans secured by one-to-four family units. These loans include home equity loans, loans to individuals for residential mortgages, and commercial purpose loans. Substantially all originations of loans to individuals for residential mortgages with maturities of 20 years or greater are sold in the secondary market. Included in real estate residential loans at December 31, 2002 and 2001 were $3,924,000 and $1,146,000 of residential mortgage loans held-for-sale. These loans were carried at the lower of aggregate cost or market.

As mentioned in last year's annual report, the primary focus entering 2002 was loan growth. This remains a major objective for 2003. Loan growth is to be achieved through the use of a business development and calling program encompassing lending personnel, branch personnel and executive management. The focus of this program is to both develop new lending and deposit relationships as well as strengthen existing relationships. This program was enhanced in 2002 with the development of a bank-wide sales initiative that concentrated on sales training, particularly with regard to identifying lending opportunities. This program will be expanded in 2003 to include an incentive compensation program that will reward employees not only for loan growth, but also for asset quality and profitability. Despite the weak economy, QNB was successful in increasing total loans. Loans, net of unearned income, increased $14,639,000 or 7.2 percent to $216,850,000 at December 31, 2002. This followed growth of 9.2 percent in 2001. The addition of the new branch location and geographic market was also key to the growth in loans, especially commercial loans. The entrance into the Souderton market has provided an opportunity to develop new relationships. QNB will continue to cultivate this market for new opportunities. Commercial lending, residential mortgage lending and consumer lending all experienced growth during 2002.


                         Total Loans (IN THOUSANDS)

[Bar chart omitted--plot points as follows:]



1998      $176,443
1999      $173,764
2000      $185,234
2001      $202,211
2002      $216,850



The loan portfolio composition changed slightly from year-end 2001. Loans collateralized by commercial and residential properties increased to 75.0 percent of the portfolio at December 31, 2002, from 73.8 percent of the portfolio at December 31, 2001. Commercial and industrial loans decreased to
18.2 percent of the portfolio at year-end 2002 from 19.6 percent at December 31, 2001. Consumer loans decreased slightly from 3.3 percent at year-end 2001 to 3.1 percent at December 31, 2002. Construction loans increased from 2.0 percent of the portfolio at December 31, 2001 to 3.6 percent of the portfolio at December 31, 2002.

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QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


LOANS (CONTINUED)
The commercial and industrial loan category remained flat, decreasing by $148,000 or .3 percent to end the year 2002 at $39,546,000. Although a certain number of these loans are considered unsecured, the majority are secured by non-real estate collateral such as equipment, vehicles, accounts receivable and inventory. Loans secured by commercial real estate increased by $3,013,000 or
4.2 percent in 2002, following an 8.9 percent increase between December 31, 2000 and 2001. QNB's commercial loans are not considered to be concentrated within any one industry, except those loans to real estate developers and investors that account for $28,914,000 or 13.3 percent of the loan portfolio at December 31, 2002. This is a slight increase from the $26,167,000 or 12.9 percent of the loan portfolio at December 31, 2001. Concentration is based upon Standard Industrial Classification codes used for bank regulatory purposes and is considered to be 10.0 percent or more of total loans. Diversification is achieved through lending to various industries located within the market area. This diversification is believed to reduce risk associated with changes in economic conditions.

Residential real estate loans increased by $10,412,000 or 13.3 percent to $88,831,000 at December 31, 2002. This followed an increase of 10.5 percent between 2000 and 2001. Growth in home equity loans and residential mortgage loans accounts for $8,803,000 and $2,499,000 of the increase in 2002. These categories increased as a result of the lower interest rate environment experienced during 2002. Many consumers took the opportunity to refinance existing mortgages or home equity loans at lower rates. In the process many used the additional equity in their homes created by the increase in home values to take out additional cash, while others looked to shorten the maturity by refinancing into 15-year fixed rate mortgages or shorter term home equity loans. Home equity loans have also been popular with consumers, especially those refinancing existing residential mortgage loans, because they have lower origination costs than residential mortgage loans.

NON-PERFORMING ASSETS
Non-performing assets include accruing loans past due 90 days or more, non-accruing loans, restructured loans, other real estate owned and other repossessed assets. The chart on page 27 shows the history of non-performing assets over the past five years. Total non-performing assets were $668,000 at December 31, 2002, or .13 percent of total assets. This represents a slight increase from the December 31, 2001 balance of $596,000. Non-performing assets at December 31, 2001 also represented .13 percent of total assets. Despite the small increase in 2002, non-performing assets as a percent of total assets remain at low levels historically and compared to peer groups.

Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to protect principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. brought current with respect to principal and interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to protect principal and interest. Consumer loans are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but, in most instances, are charged-off when deemed uncollectible or after reaching 120 days past due.

Included in the loan portfolio are loans on non-accrual status of $650,000 and $280,000 at December 31, 2002 and 2001. If interest on non-accrual loans had been accrued throughout the period, interest income for the years ended December 31, 2002, 2001 and 2000 would have increased approximately $19,000, $21,000 and $40,000, respectively. The amount of interest income on these loans included in net income in 2002, 2001 and 2000 was $31,000, $19,000 and $0, respectively. There were no restructured loans as of December 31, 2002 or 2001, as defined in SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," that have not already been included in loans past due 90 days or more or non-accrual loans. There was no other real estate owned as of December 31, 2002 or 2001. Repossessed assets at December 31, 2002 amounted to $11,000. There were no repossessed assets at December 31, 2001.

Loans not included in past due, non-accrual or restructured categories, but where known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms, totaled $6,373,000 and $3,784,000 at December 31, 2002 and 2001, respectively.

The economic slowdown in the United States that began at the end of 2000, resulting in a minor recession in 2001, continued into 2002. Mixed economic data during 2002 showed signs of an improving economy. However, with the threat of war and terrorism and the unwillingness of corporations to increase spending, the economy could continue to be sluggish in 2003. Therefore, the potential exists for an increase in non-performing loans, if the economy does not improve in 2003.

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


LOAN PORTFOLIO

LOAN PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                         2002            2001            2000             1999            1998
-----------------------------------------------------------------------------------------------------------------------------
Commercial and industrial ...................    $ 39,546        $ 39,694        $ 39,100         $ 32,003        $ 35,003
Agricultural ................................         176           2,622           3,027            1,935           3,446
Construction ................................       7,687           3,989             380              258             782
Real estate-commercial ......................      74,125          71,112          65,271           64,853          60,708
Real estate-residential .....................      88,831          78,419          70,943           68,945          71,052
Consumer ....................................       6,748           6,645           6,708            6,005           5,864
-----------------------------------------------------------------------------------------------------------------------------
     Total loans ............................     217,113         202,481         185,429          173,999         176,855
Less unearned income ........................         263             270             195              235             412
-----------------------------------------------------------------------------------------------------------------------------
     Total loans, net of unearned income ....    $216,850        $202,211        $185,234         $173,764        $176,443
-----------------------------------------------------------------------------------------------------------------------------


LOAN MATURITIES AND INTEREST SENSITIVITY
---------------------------------------------------------------------------------------------------------------------------
                                                    UNDER                  1-5               OVER
DECEMBER 31, 2002                                   1 YEAR                YEARS             5 YEARS                TOTAL
---------------------------------------------------------------------------------------------------------------------------
Commercial and industrial ...................    $ 12,848               $ 19,112           $  7,586              $ 39,546
Agricultural ................................          56                     --                120                   176
Construction ................................       1,844                  5,843                 --                 7,687
Real estate-commercial ......................       6,112                  8,861             59,152                74,125
Real estate-residential .....................       9,042                 20,233             59,556                88,831
Consumer ....................................       1,357                  5,143                248                 6,748
---------------------------------------------------------------------------------------------------------------------------
     Total ..................................    $ 31,259               $ 59,192           $126,662              $217,113
---------------------------------------------------------------------------------------------------------------------------


Demand loans, loans having no stated schedule of repayment and no stated maturity, are included in under one year.

The following shows the amount of loans due after one year that have fixed, variable or adjustable interest rates at December 31, 2002:

Loans with fixed predetermined interest rates ..........   $ 85,882
Loans with variable or adjustable interest rates .......   $ 99,972


NON-PERFORMING ASSETS
------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                          2002           2001           2000            1999          1998
------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more not on
   non-accrual status
     Commercial and industrial ...................   $  --          $  --          $  --           $  --        $   --
     Construction ................................      --             --             --              --            --
     Real estate-commercial ......................      --             --             --              --            --
     Real estate-residential .....................      --            305             --              33             4
     Consumer ....................................       7             11              4               6             1
------------------------------------------------------------------------------------------------------------------------
           Total loans past due 90 days
             or more and accruing ................       7            316              4              39             5

Loans accounted for on a non-accrual basis
     Commercial and industrial ...................      --             --             42              54             9
     Construction ................................      --             --             --              --            --
     Real estate-commercial ......................      --             --             --             171           220
     Real estate-residential .....................     650            280            163             259           277
     Consumer ....................................      --             --             --              --            --
------------------------------------------------------------------------------------------------------------------------
          Total non-accrual loans ................     650            280            205             484           506
Other real estate owned ..........................      --             --             --             348           696
Repossessed assets ...............................      11             --             --              --            --
------------------------------------------------------------------------------------------------------------------------
         Total non-performing assets .............   $ 668          $ 596          $ 209           $ 871       $ 1,207
------------------------------------------------------------------------------------------------------------------------
Total as a percent of total assets ...............     .13%           .13%           .06%            .25%          .37%

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS



ALLOWANCE FOR LOAN LOSS ALLOCATION
-----------------------------------------------------------------------------------------------------------
DECEMBER 31,                                           2002                            2001
-----------------------------------------------------------------------------------------------------------
                                                              PERCENT                          PERCENT
                                                                GROSS                            GROSS
                                              AMOUNT            LOANS           AMOUNT           LOANS
-----------------------------------------------------------------------------------------------------------
Balance at end of period applicable to:
     Commercial and industrial ........      $   521             18.2%       $   531              19.6%
     Agricultural .....................            2               .1             32               1.3
     Construction .....................          103              3.6             62               2.0
     Real estate-commercial ...........        1,140             34.1          1,148              35.1
     Real estate-residential ..........          358             40.9            306              38.7
     Consumer .........................           25              3.1             23               3.3
     Unallocated ......................          789                             743
-----------------------------------------------------------------------------------------------------------
         Total ........................      $ 2,938            100.0%       $ 2,845             100.0%
-----------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSS ALLOCATION
----------------------------------------------------------------------------------------------------------
DECEMBER 31,                                             2000                            1999
----------------------------------------------------------------------------------------------------------
                                                               PERCENT                         PERCENT
                                                                 GROSS                           GROSS
                                                AMOUNT           LOANS          AMOUNT           LOANS
----------------------------------------------------------------------------------------------------------
Balance at end of period applicable to:
     Commercial and industrial ........        $   892            21.1%       $   684             18.4%
     Agricultural .....................             41             1.6             31              1.1
     Construction .....................             10              .2             42               .1
     Real estate-commercial ...........            975            35.2            902             37.3
     Real estate-residential ..........            412            38.3            494             39.6
     Consumer .........................             42             3.6             64              3.5
     Unallocated ......................            578                            979
----------------------------------------------------------------------------------------------------------
         Total ........................        $ 2,950           100.0%       $ 3,196            100.0%
----------------------------------------------------------------------------------------------------------


ALLOWANCE FOR LOAN LOSS ALLOCATION
---------------------------------------------------------------------------
DECEMBER 31,                                            1998
---------------------------------------------------------------------------
                                                                PERCENT
                                                                  GROSS
                                                AMOUNT            LOANS
---------------------------------------------------------------------------
Balance at end of period applicable to:
     Commercial and industrial ........        $   269             19.8%
     Agricultural .....................             14              2.0
     Construction .....................              3               .4
     Real estate-commercial ...........            262             34.3
     Real estate-residential ..........            273             40.2
     Consumer .........................             33              3.3
     Unallocated ......................          2,097
---------------------------------------------------------------------------
         Total ........................        $ 2,951            100.0%
---------------------------------------------------------------------------

Gross loans represent loans before unamortized net loan fees. Percent gross loans lists the percentage of each loan type to total loans.



ALLOWANCE FOR LOAN LOSSES
----------------------------------------------------------------------------------------------------------------------------------
                                                2002                2001               2000                1999             1998
----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance, January 1 ...................     $   2,845           $   2,950           $   3,196           $   2,951       $   2,670

Charge-offs
     Commercial and industrial .......            --                  86                 163                 3                 8
     Construction ....................            --                  --                  --                --                --
     Real estate-commercial ..........            --                  --                  67                --                50
     Real estate-residential .........             6                  32                  27                 4                81
     Consumer ........................            33                  31                   7                15                13
----------------------------------------------------------------------------------------------------------------------------------
     Total charge-offs ...............            39                 149                 264                22               152

Recoveries
     Commercial and industrial .......            83                   6                   2                --                 8
     Construction ....................            --                  --                  --                --                --
     Real estate-commercial ..........            --                  22                  10                 8                 6
     Real estate-residential .........            35                   8                   4                12                10
     Consumer ........................            14                   8                   2                 7                 9
----------------------------------------------------------------------------------------------------------------------------------
     Total recoveries ................           132                  44                  18                27                33
----------------------------------------------------------------------------------------------------------------------------------
Net recoveries (charge-offs) .........            93                (105)               (246)                5              (119)
Provision for loan losses ............            --                  --                  --               240               400
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31 .................     $   2,938           $   2,845           $   2,950         $   3,196         $   2,951
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LOANS:

     Average .........................     $ 208,782           $ 191,994           $ 178,881         $ 174,912         $ 169,800
     Year-end ........................       216,850             202,211             185,234           173,764           176,443

RATIOS:
Net (recoveries) charge-offs to:
     Average loans ...................          (.04)%               .05%                .14%               --               .07%
     Loans at year-end ...............          (.04)                .05                 .13                --               .07
     Allowance for loan losses .......         (3.17)               3.69                8.34              (.16)%            4.03
     Provision for loan losses .......            --                  --                  --             (2.08)            29.75

Allowance for loan losses to:
     Average loans ...................          1.41%               1.48%               1.65%             1.83%             1.74%
     Loans at year-end ...............          1.35                1.41                1.59              1.84              1.67
     Non-performing loans ............        447.18              477.35             1411.48            611.09            577.50


(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses represents management's best estimate of the known and inherent losses in the existing loan portfolio. The determination of an appropriate level of the allowance for loan losses is based upon an analysis of the risks inherent in QNB's loan portfolio. Management uses various tools to assess the appropriateness of the allowance for loan losses. One tool is a model recommended by the Office of the Comptroller of the Currency. This model considers a number of relevant factors including: historical loan loss experience, the assigned risk rating of the credit, current and projected credit worthiness of the borrower, current value of the underlying collateral, levels of and trends in delinquencies and non-accrual loans, trends in volume and terms of loans, concentrations of credit, and national and local economic trends and conditions. This model is supplemented with another analysis that also incorporates exceptions to QNB's loan policy and QNB's portfolio exposure to borrowers with large dollar concentration, defined as exceeding 50% of QNB's legal lending limit. Other tools include ratio analysis and peer group analysis.

QNB utilizes a risk weighting system that assigns a risk code to every commercial loan. This risk weighting system is supplemented with a program that encourages account officers to identify potentially deteriorating loan situations. The officer analysis program is used to complement the on-going analysis of the loan portfolio performed during the loan review function. In addition, QNB has a committee that meets quarterly to review the appropriateness of the allowance for loan losses based on the current and projected status of all relevant factors pertaining to the loan portfolio. In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments using information available to them at the time of examination.

A loan is considered impaired, based on current information and events, if it is probable that QNB will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

At December 31, 2002 and 2001, the recorded investment in loans for which impairment has been recognized totaled $579,000 and $233,000. These loans required no valuation allowance. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 2002, 2001 and 2000, the average recorded investment in impaired loans was approximately $699,000, $207,000 and $397,000, respectively. QNB recognized $68,000, $100,000 and
$67,000 of interest income on these loans in 2002, 2001 and 2000, respectively.

QNB had a net recovery of $93,000 in 2002. This compares to net charge-offs of $105,000 and $246,000 in 2001 and 2000. Approximately $83,000 and $154,000 of
the totals charged off in 2001 and 2000 represent a loan to one borrower in each year. The amount charged off in 2001 was subsequently recovered in 2002. Net charge-offs in 2001 and 2000 represent .05 percent and .14 percent of average loans.

The allowance for loan losses was $2,938,000 at December 31, 2002, which represents 1.35 percent of total loans, compared to $2,845,000 and 1.41 percent of total loans at December 31, 2001. QNB did not add to the allowance for loan losses, with a provision for loan losses, during any of the past three years because of the continued low levels of non-performing assets, delinquent loans, and charge-offs.

Management, in determining the allowance for loan losses, makes significant estimates. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral if collateral dependent, or the present value of future cash flows. The allowance for loan losses is dependent, to a great extent, on conditions beyond QNB's control, it is therefore, possible that management's estimates of the allowance for loan losses and actual results could differ in the near term. In addition, various regulatory agencies, as an integral part of their examination process, periodically review QNB's allowance for losses on loans. These agencies may require QNB to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

DEPOSITS
QNB primarily attracts deposits from within its market area by offering various deposit products including demand deposits, interest-bearing demand accounts, money market accounts, savings accounts and certificates of deposit.

Total deposits increased $44,182,000 or 12.8 percent to $388,913,000 at December 31, 2002. This marked the second consecutive year of double-digit growth as deposits in 2001 increased by $50,909,000 or 17.3 percent. Deposit growth in both 2002 and 2001 was aided by continued lackluster performance in the stock market. Consumers were looking for the relative safety of bank deposits despite the relatively low interest rate environment. The tragic events of September 11 may have played a part in the growth in 2001, as approximately 40.0 percent of the growth in deposits occurred during the fourth quarter. Growth in deposits during 2002 occurred across all product lines while most of the growth in 2001 was in time deposits, particularly time deposits with maturities less than one year.

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


DEPOSITS (CONTINUED)
Non-interest-bearing demand deposits increased $7,001,000 or 17.5 percent to $47,079,000 while interest-bearing demand accounts increased $15,395,000 or 27.9 percent to $70,478,000 at December 31, 2002. The "Free Checking" promotion, as well as the acquisition of new business accounts were significant factors in the increase in non-interest-bearing deposits. The majority of the growth in interest bearing demand deposits can be attributed to the successful development of a relationship with a municipal organization. Savings accounts increased $8,178,000 or 22.0 percent to $45,338,000 at December 31, 2002. Time deposit accounts continued to increase in 2002 but at a much slower rate than in 2001. Total time deposits increased $9,866,000 or 5.6 percent to $186,677,000 at December 31, 2002. This compares to $41,530,000 or 30.7 percent during 2001. Another difference in the growth pattern of time deposits was the maturity time frame selected by customers. In 2001, the majority of the new time deposits were opened with maturities under one year, while in 2002 customers extended the maturities and opened accounts with three to five year maturities. It appears that customers were looking to achieve the highest yields possible in this low interest rate environment.

When comparing 2001 to 2000, non-interest-bearing and interest-bearing deposit accounts increased $5,305,000 and $5,929,000, respectively to $40,078,000 and $55,083,000 at December 31, 2001. Savings accounts increased $1,772,000 to $37,160,000 at December 31, 2001. However, the majority of the increase was in time deposits, which increased $41,530,000 or 30.7 percent during 2001 to $176,811,000. Time deposits over $100,000 accounted for $24,185,000 of this increase with balances reaching $41,844,000 at December 31, 2001. The "Flex 12" certificate of deposit was particularly popular during this period providing an alternative to lower-rate money market and savings accounts. Balances in this product increased from $18,561,000 at December 31, 2000 to $50,342,000 at December 31, 2001.

An analysis of the change in average deposits provides a more meaningful measure of deposit change. Average total deposits increased 18.9 percent in 2002 and 6.9 percent in 2001. Average non-interest-bearing deposits increased 23.8 percent to $43,569,000 in 2002. This followed a .5 percent decrease in 2001. Average interest-bearing demand accounts increased 21.8 percent in 2002 to $61,006,000 and 4.0 percent in 2001 to $50,106,000. Non-interest-bearing and interest-bearing demand deposits are important sources of funds for QNB because they are low cost. Average money market accounts decreased 2.1 percent in 2002. This followed an increase of 4.7 percent when comparing 2001 to 2000. The growth in time deposits at the end of 2001 had a significant impact on the averages for 2002. Average time deposits increased 23.4 percent in 2002 compared to 12.1 percent in 2001.

Attracting deposits, while not a concern in either 2002 or 2001, may once again become an issue facing the banking industry when the equity markets stabilize. To continue to attract and retain deposits, QNB proposes to be competitive with respect to rates and to continue to deliver products that appeal to customers.

LIQUIDITY
Liquidity represents an institution's ability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and demands of depositors. QNB manages its mix of cash, Federal funds sold, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of its deposit funds. Liquidity is provided from asset sources through maturities and repayments of loans and investment securities, net interest income and fee income. The portfolio of investment securities available-for-sale and QNB's policy of selling certain residential mortgage originations and student loans in the secondary market also provide sources of liquidity. Additional sources of

AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

AVERAGE DEPOSITS BY MAJOR CLASSIFICATION
-------------------------------------------------------------------------------------------------------------------------
                                             2002                          2001                            2000
-------------------------------------------------------------------------------------------------------------------------
                                     BALANCE       RATE           BALANCE         RATE           BALANCE          RATE
-------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits ..... $43,569          --          $ 35,193           --          $ 35,386            --
Interest-bearing demand accounts ..  61,006         .64%           50,106          .91%           48,202          1.37%
Money market accounts .............  37,171         1.51           37,982         2.78            36,273          3.64
Savings ...........................  41,764         1.19           36,684         1.63            36,310          1.95
Time .............................. 141,854         4.12          126,629         5.32           116,422          5.45
Time deposits of $100,000 or more .  46,354         3.48           25,915         5.10            19,680          5.62
-------------------------------------------------------------------------------------------------------------------------
   Total ..........................$371,718         2.40%        $312,509         3.25%         $292,273          3.47%
-------------------------------------------------------------------------------------------------------------------------


MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
-------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                   2002                2001               2000
-------------------------------------------------------------------------------------------------------------------------
Three months or less ................................................   $ 13,322             $8,769             $ 3,624
Over three months through six months ................................      7,074               8,845              1,664
Over six months through twelve months ...............................     11,667              19,360              3,404
Over twelve months ..................................................      8,765               4,870              8,967
-------------------------------------------------------------------------------------------------------------------------
   Total ............................................................   $ 40,828             $41,844            $17,659
-------------------------------------------------------------------------------------------------------------------------

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


liquidity are provided by the Bank's membership in the Federal Home Loan Bank and a $5,000,000 unsecured Federal funds line granted by the Bank's correspondent.

Cash and due from banks, Federal funds sold, available-for-sale securities and loans held-for-sale totaled $246,377,000 at December 31, 2002 and $194,105,000 at December 31, 2001. These sources were adequate to meet seasonal deposit withdrawals during the year 2002 and should be adequate to meet normal fluctuations in loan demand and deposit withdrawals. QNB has been able to fund the growth in earning assets during 2002 through increased deposits. QNB used its Federal funds line twice during 2002, but did not require any overnight borrowings from either the FHLB or the Federal Reserve discount window to fund loan growth or deposit withdrawals during 2002. Approximately $65,871,000 and $47,997,000 of available-for-sale securities at December 31, 2002 and 2001 were pledged as collateral for repurchase agreements and deposits of public funds.

The consolidated statements of cash flows present the changes in cash and cash equivalents from operating, investing and financing activities. QNB's cash and cash equivalents increased $3,596,000 to $27,477,000 at December 31, 2002. This follows an increase in 2001 of $6,737,000.

After adjusting net income for non-cash transactions, operating activities provided $3,210,000 in cash flow in 2002, compared to $7,567,000 in 2001. Proceeds from the sale of student loans provided $1,896,000 and $2,680,000 in cash in 2002 and 2001. Net mortgage activity of $2,804,000 and $1,232,000 was a use of cash during 2002 and 2001 as originations of mortgage loans-held-for sale exceeded the proceeds of loans sold. This is partially a function of the timing of the loan sales as the amount of mortgages held-for-sale at the end of 2002 increased $2,778,000 compared to the end of 2001. A decrease in accrued interest payable and other liabilities of $588,000 and $1,336,000 was a use of cash in 2002. The decrease in accrued interest payable is a result of lower interest rates while the decrease in other liabilities relates to the purchase of a security in December 2001, that the broker failed to deliver until January 2002. The purchase was booked as an investment since QNB was the owner and a liability was recorded.

Net cash used by investing activities was $45,066,000 in 2002 compared to $73,197,000 in 2001. The purchase of investment securities exceeded the maturity, call and sale of securities by $31,291,000 in 2002 and $51,669,000 in 2001. Most of the investment activity in 2002 was funded by deposit growth, while $28,000,000 of the investment growth in 2001 was funded by Federal Home Loan Bank advances. An increase in loans, excluding residential mortgage originations, of $13,055,000 and $18,286,000 was also a use of cash during 2002 and 2001. The purchase of $3,000,000 of Bank Owned Life Insurance was also a significant use of cash in 2001.

Cash provided by financing activities was $45,452,000 and $72,367,000 in 2002 and 2001. As mentioned previously, advances from the FHLB provided $28,000,000 in 2001 but only $2,000,000 in 2002. Increases in non-interest-bearing and interest-bearing deposits provided $7,001,000 and $37,181,000 in cash during 2002 and $5,305,000 and $45,604,000 during 2001. One result of the weak economic environment and three year stock market downturn has been a strong flow of deposits into banks. Investors have appeared to take on a more conservative profile in light of the stock market downturn and the events of September 11, 2001. The growth in deposits was across all products in 2002 compared to the growth during 2001 which was centered in time deposits. During 2001, time deposits, particularly those with maturities of one year or less, provided relative value compared to money market and savings accounts. Total time deposits increased $41,530,000 during 2001 with time deposits over $100,000 accounting for $24,185,000 of this increase. The "Flex 12" certificate of deposit was particularly popular during this period providing an alternative to money market and savings accounts. Balances in this product increased from $18,561,000 at December 31, 2000 to $50,342,000 at December 31, 2001. Short-term borrowings, primarily cash management accounts increased $1,034,000 in 2002, after decreasing $4,368,000 in 2001. The cash dividend of $1,848,000 in 2002 and $1,655,000 in 2001 and the purchase of $561,000 in treasury stock during 2001 were both uses of cash and reductions to shareholders' equity in 2002 and 2001.

CAPITAL ADEQUACY
A strong capital position is fundamental to support continued growth and profitability, to serve the needs of depositors, and to yield an attractive return for shareholders. QNB's shareholders' equity at December 31, 2002 was $40,914,000 or 8.13 percent of total assets, compared to shareholders' equity of $35,219,000 or 7.80 percent at December 31, 2001. At December 31, 2002, shareholders' equity included a positive adjustment of $3,603,000 related to the unrealized holding gain, net of taxes, on investment securities available-for-sale, while shareholders' equity at December 31, 2001 included a positive adjustment of $1,099,000. Without these adjustments, shareholders' equity to total assets would have been 7.41 percent and 7.56 percent at December 31, 2002 and 2001, respectively. The decrease in the ratio is a result of asset growth exceeding the rate of capital retention. Total assets increased 11.6 percent between December 31, 2001 and December 31, 2002 while shareholders' equity, excluding the net unrealized holding gains, increased 9.4 percent.

On March 30, 2000, the Board of Directors of QNB Corp. approved a plan to repurchase up to 4.99 percent or 79,180 shares of QNB Corp.'s outstanding common stock in open market and privately negotiated transactions. As of December 31, 2002 and 2001, 53,343 shares had been repurchased at an average cost of $28.01. No shares were repurchased during 2002. These shares are recorded as Treasury stock at cost and

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


CAPITAL ADEQUACY (CONTINUED)
reduce total shareholders' equity. During the second quarter of 2001 the Board of Directors declared a 5 percent stock dividend that was paid on June 29, 2001. Per share information has been adjusted to reflect the impact of the stock dividend.

Average shareholders' equity and average total assets were $35,707,000 and $479,494,000 during 2002, an increase of 9.0 percent and 16.1 percent compared to 2001. The ratio of average total equity to average total assets decreased to
7.45 percent for 2002, compared to 7.93 percent for 2001. The decrease in the ratio is a result of the growth in average assets during 2002 and 2001 outpacing the growth in shareholders' equity.

The Corporation is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law as amended (the "BCL"). The BCL operates generally to preclude dividend payments, if the effect thereof would render the Corporation insolvent, as defined. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions in the National Bank Act. Generally, the National Bank Act permits the Bank to declare dividends in 2003 of approximately $5,918,000, plus an amount equal to the net profits of the Bank in 2003 up to the date of any such dividend declaration. QNB Corp. paid dividends to its shareholders of $1.20 per share in 2002, an increase of 12.1 percent from the $1.07 per share paid in 2001.

QNB is subject to various regulatory capital requirements as issued by Federal regulatory authorities. Regulatory capital is defined in terms of Tier I capital (shareholders' equity excluding unrealized gains or losses on available-for-sale securities and intangible assets), Tier II capital which includes a portion of the allowance for loan losses, and total capital (Tier I plus Tier II). Risk-based capital ratios are expressed as a percentage of risk-weighted assets. Risk-weighted assets are determined by assigning various weights to all assets and off-balance sheet arrangements, such as letters of credit and loan commitments, based on associated risk. Regulators have also adopted minimum Tier I leverage ratio standards, which measure the ratio of Tier I capital to total average assets. The minimum regulatory capital ratios are 4.00 percent for Tier I, 8.00 percent for total risk-based capital and 4.00 percent for leverage.

Based on the requirements, QNB has a Tier I capital ratio of 12.40 percent and
12.37 percent, a total risk-based ratio of 13.39 percent and 13.42 percent, and a leverage ratio of 7.44 percent and 7.78 percent at December 31, 2002 and 2001, respectively. The decrease in the leverage ratio is a result of average assets increasing at a faster rate than Tier I capital.

The Federal Deposit Insurance Corporation Improvement Act of 1991 established five capital level designations ranging from "well capitalized" to "critically undercapitalized." At December 31, 2002 and 2001, QNB met the "well capitalized" criteria, which requires minimum Tier I and total risk-based capital ratios of
6.00 percent and 10.00 percent, respectively, and a leverage ratio of 5.00 percent.


CAPITAL ANALYSIS
-------------------------------------------------------------------------------
DECEMBER 31,                                              2002           2001
-------------------------------------------------------------------------------
TIER I
Shareholders' equity ...............................  $ 40,914       $ 35,219
Net unrealized securities gains ....................    (3,603)        (1,099)
Net unrealized losses equity securities ............      (321)            --
Intangible assets ..................................      (275)          (311)
-------------------------------------------------------------------------------
Total Tier I risk-based capital ....................    36,715         33,809

TIER II
Allowable portion of the allowance
  for loan losses ..................................     2,938          2,845
Unrealized gains on equity securities ..............        --             23
-------------------------------------------------------------------------------
Total risk-based capital ...........................  $ 39,653       $ 36,677
-------------------------------------------------------------------------------
Risk-weighted assets ...............................  $296,146       $273,342
-------------------------------------------------------------------------------

CAPITAL RATIOS
-------------------------------------------------------------------------------
DECEMBER 31,                                              2002           2001
-------------------------------------------------------------------------------
Tier I capital/risk-weighted assets ................     12.40%         12.37%
Total risk-based capital/risk-weighted assets ......     13.39          13.42
Tier I capital/average assets (leverage ratio) .....      7.44           7.78

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


INTEREST RATE SENSITIVITY
Since the assets and liabilities of QNB have diverse repricing characteristics that influence net interest income, management analyzes interest sensitivity through the use of gap analysis and simulation models. Interest rate sensitivity management seeks to minimize the effect of interest rate changes on net interest margins and interest rate spreads and to provide growth in net interest income through periods of changing interest rates. The Asset/Liability Management Committee (ALCO) is responsible for managing interest rate risk and for evaluating the impact of changing interest rate conditions on net interest income.

Gap analysis measures the difference between volumes of rate-sensitive assets and liabilities and quantifies these repricing differences for various time intervals. Static gap analysis describes interest rate sensitivity at a point in time. However, it alone does not accurately measure the magnitude of changes in net interest income since changes in interest rates do not impact all categories of assets and liabilities equally or simultaneously. Interest rate sensitivity analysis also involves assumptions on certain categories of assets and deposits. For purposes of interest rate sensitivity analysis, assets and liabilities are stated at their contractual maturity, estimated likely call date, or earliest repricing opportunity. Mortgage-backed securities, CMOs and amortizing loans are scheduled based on their anticipated cash flow. Savings accounts, including passbook, statement savings, money market, and interest-bearing demand accounts, do not have a stated maturity or repricing term and can be withdrawn or repriced at any time. This may impact QNB's margin, if more expensive alternative sources of deposits are required to fund loans or deposit runoff.

Management projects the repricing characteristics of these accounts based on historical performance and assumptions that it believes reflect their rate sensitivity. The Treasury Select Indexed Money Market account reprices monthly, based on a percentage of the average of the 91-day Treasury bill.

A positive gap results when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A negative gap results when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets.

QNB primarily focuses on the management of the one-year interest rate sensitivity gap. At December 31, 2002, interest-earning assets scheduled to mature or likely to be called, repriced or repaid in one year were $235,614,000. Interest-sensitive liabilities scheduled to mature or reprice within one year were $179,613,000. The one-year cumulative gap, which reflects QNB's interest sensitivity over a period of time, was a positive $56,001,000 at December 31, 2002. The cumulative one-year gap equals 11.83 percent of total rate-sensitive assets. This positive or asset-sensitive gap will generally benefit QNB in a rising interest rate environment, while falling interest rates could negatively impact QNB. QNB's one-year cumulative gap position at December 31, 2002 was a negative $32,834,000. This transition from a negative gap to a positive gap is primarily a result of the increased cash flow from the investment portfolio as well as the lengthening of the maturities of time deposits. As of December 31, 2002, $113,024,000 or 60.5 percent of time deposits mature or reprice within the next twelve months. This compares to $143,705,000 or 81.3 percent at December 31, 2001. QNB has been able

INTEREST RATE SENSITIVITY

INTEREST RATE SENSITIVITY
-----------------------------------------------------------------------------------------------------------------------------------
                                             WITHIN     3 TO 6      6 MONTHS        1 TO 3       3 TO 5     AFTER
DECEMBER 31, 2002                          3 MONTHS     MONTHS      TO 1 YEAR        YEARS       YEARS     5 YEARS        TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-bearing balances ...............  $    309          --           --             --          --          --      $    309
Federal funds sold ......................    10,001          --           --             --          --          --        10,001
Investment securities* ..................    35,577    $ 27,680     $ 40,037        $66,624    $ 13,786    $ 55,249       238,953
Loans ...................................    65,545      13,696       35,372         65,025      22,758      14,454       216,850
Cash surrender value of life insurance ..        --          --        7,397             --          --          --         7,397
-----------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive assets .............   111,432      41,376       82,806        131,649     36,544       69,703      $473,510
Total cumulative assets .................  $111,432    $152,808     $235,614       $367,263    $403,807    $473,510
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities
Interest-bearing non-maturing deposits ..  $ 40,147    $  3,086     $  3,871       $  5,495      $2,418    $100,140      $155,157
Time deposits less than $100,000 ........    27,299      17,567       36,095         45,082      19,806          --       145,849
Time deposits over $100,000 .............    13,322       7,074       11,667          5,707       3,058          --        40,828
Short-term borrowings ...................    14,485          --           --             --          --          --        14,485
Federal Home Loan Bank advances .........     5,000          --           --             --          --      50,000        55,000
-----------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities ........   100,253      27,727       51,633         56,284      25,282     150,140      $411,319
Total cumulative liabilities ............  $100,253    $127,980     $179,613       $235,897    $261,179    $411,319
-----------------------------------------------------------------------------------------------------------------------------------
Gap during period .......................  $ 11,179    $ 13,649      $31,173       $ 75,365     $11,262    $(80,437)     $ 62,191
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative gap ..........................  $ 11,179    $ 24,828     $ 56,001       $131,366    $142,628    $62,191
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative gap/rate sensitive assets ....      2.36%       5.24%       11.83%         27.74%      30.12%     13.13%
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative gap ratio ....................      1.11        1.19         1.31           1.56        1.55       1.15
-----------------------------------------------------------------------------------------------------------------------------------


* Excludes unrealized holding gain on available-for-sale securities of $5,524.

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


The table below summarizes estimated changes in net interest income over a twelve-month period, under various interest rate scenarios.


-----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN INTEREST RATES                NET INTEREST INCOME             DOLLAR CHANGE               PERCENT CHANGE
-----------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
+300 Basis Points .....................            $ 16,804                    $1,719                           11.40%
+200 Basis Points .....................              16,646                     1,561                           10.35
+100 Basis Points .....................              16,480                     1,395                            9.25
FLAT RATE .............................              15,085                        --                              --
-100 Basis Points .....................              14,250                      (835)                          (5.54)
-200 Basis Points .....................              13,459                    (1,626)                         (10.78)
-300 Basis Points .....................              12,476                    (2,609)                         (17.30)

-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2001
-----------------------------------------------------------------------------------------------------------------------------------
+300 Basis Points .....................            $ 14,355                     $(302)                          (2.06)%
+200 Basis Points .....................              14,614                       (43)                          (0.29)
+100 Basis Points .....................              14,806                       149                            1.02
FLAT RATE .............................              14,657                        --                              --
-100 Basis Points .....................              14,166                      (491)                          (3.35)
-200 Basis Points .....................              13,519                    (1,138)                          (7.76)
-300 Basis Points .....................              13,245                    (1,412)                          (9.63)



INTEREST RATE SENSITIVITY (CONTINUED)
to extend the maturity of its time deposits by promoting time deposits with maturities of 30 months or longer.

QNB also uses a simulation model to assess the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, and the size, composition and maturity or repricing characteristics of the balance sheet. The assumptions are based on what management believes, at that time, to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates.

Actual results may differ from simulated results due to various factors including time, magnitude and frequency of interest rate changes, the relationship or spread between various rates, loan pricing and deposit sensitivity, and asset/liability strategies. Based on the simulation model, net interest income in 2002 is expected to increase compared to amounts reported in 2001 as an increase in average earning assets offsets the anticipated decline in the net interest margin.

If interest rates are 100 basis points higher than management's most likely interest rate environment, the simulation model projects net interest income for the next twelve months to be higher than the most likely scenario. If interest rates are 100 basis points lower than management's most likely interest rate environment, the model projects net interest income for the next twelve months to be lower than the most likely scenario. These results are consistent with the results anticipated from the gap analysis.

Management believes that the assumptions utilized in evaluating the vulnerability of QNB's net interest income to changes in interest rates approximate actual experience. However, the interest rate sensitivity of QNB's assets and liabilities, as well as the estimated effect of changes in interest rates on net interest income, could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.

In the event QNB should experience a mismatch in its desired gap ranges or an excessive decline in its net interest income subsequent to an immediate and sustained change in interest rates, it has a number of options that it could utilize to remedy such a mismatch. QNB could restructure its investment portfolio through the sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or it could attract deposits or obtain borrowings with desired maturities.

QNB's business is not subject to foreign currency exchange or commodity price risk. Neither the Corporation nor the Bank owns trading assets. At December 31, 2002, QNB did not have any hedging transactions in place such as interest rate swaps, caps or floors.

OTHER ITEMS
Management is not aware of any current specific recommendations by regulatory authorities, or proposed legislation, which, if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although, the general cost of compliance with numerous and multiple Federal and State laws and regulations does have, and in the future may have, a negative impact on QNB's results of operations.

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS


CONSOLIDATED QUARTERLY FINANCIAL DATA
------------------------------------------------------------------------------------------------------------
                                                                   QUARTERS ENDED 2002
                                                 MARCH 31        JUNE 30     SEPT. 30         DEC. 31
------------------------------------------------------------------------------------------------------------

Interest income .............................      $6,796         $6,974      $ 6,900         $ 6,521
Interest expense ............................       3,171          3,102        3,026           2,777
------------------------------------------------------------------------------------------------------------
Net interest income .........................       3,625          3,872        3,874           3,744
Provision for loan losses ...................          --             --           --              --
Non-interest income .........................         734            709          525           1,021
Non-interest expense ........................       2,794          2,886        2,861           3,404
------------------------------------------------------------------------------------------------------------
Income before income taxes ..................       1,565          1,695        1,538           1,361
Provision for income taxes ..................         290            341          282             291
------------------------------------------------------------------------------------------------------------
Net Income ..................................      $1,275         $1,354      $ 1,256         $ 1,070
------------------------------------------------------------------------------------------------------------
Net Income Per Share - basic ................      $  .83         $  .88      $   .82         $   .69
------------------------------------------------------------------------------------------------------------
Net Income Per Share - diluted ..............      $  .82         $  .87      $   .81         $   .69
------------------------------------------------------------------------------------------------------------



CONSOLIDATED QUARTERLY FINANCIAL DATA
-----------------------------------------------------------------------------------------------------------
                                                                    QUARTERS ENDED 2001
                                                 MARCH 31          JUNE 30       SEPT. 30          DEC. 31
-----------------------------------------------------------------------------------------------------------

Interest income .............................     $ 6,460           $6,727        $ 6,836           $6,905
Interest expense ............................       3,302            3,440          3,394            3,268
-----------------------------------------------------------------------------------------------------------
Net interest income .........................       3,158            3,287          3,442            3,637
Provision for loan losses ...................          --               --             --               --
Non-interest income .........................         682              906            771              711
Non-interest expense ........................       2,643            2,684          2,675            3,078
-----------------------------------------------------------------------------------------------------------
Income before income taxes ..................       1,197            1,509          1,538            1,270
Provision for income taxes ..................         209              325            329              215
-----------------------------------------------------------------------------------------------------------
Net Income ..................................     $   988           $1,184        $ 1,209           $1,055
-----------------------------------------------------------------------------------------------------------
Net Income Per Share - basic ................     $   .64           $  .77        $   .78           $  .69
-----------------------------------------------------------------------------------------------------------
Net Income Per Share - diluted ..............     $   .64           $  .76        $   .78           $  .68
-----------------------------------------------------------------------------------------------------------



SELECTED FINANCIAL AND OTHER DATA
----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                     2002                2001               2000
----------------------------------------------------------------------------------------------------------------------------
INCOME AND EXPENSE
Interest income ................................................         $27,191             $26,928            $24,698
Interest expense ...............................................          12,076              13,404             12,007
----------------------------------------------------------------------------------------------------------------------------
Net interest income ............................................          15,115              13,524             12,691
Provision for loan losses ......................................              --                  --                 --
Non-interest income ............................................           2,989               3,070              2,791
Non-interest expense ...........................................          11,945              11,080             10,232
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes .....................................           6,159               5,514              5,250
Provision for income taxes .....................................           1,204               1,078              1,144
----------------------------------------------------------------------------------------------------------------------------
Net income .....................................................          $4,955              $4,436             $4,106
----------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA
Net income - basic .............................................          $ 3.22               $2.87              $2.61
Net income - diluted ...........................................            3.19                2.87               2.61
Book value .....................................................           26.55               22.92              20.41
Cash dividends .................................................            1.20                1.07                .91
Average common shares outstanding - basic ......................       1,539,275           1,544,010          1,573,321
Average common shares outstanding - diluted ....................       1,554,676           1,547,368          1,573,619

BALANCE SHEET AT YEAR-END
Loans, net of unearned income ..................................       $ 216,850           $ 202,211          $ 185,234
Investment securities available-for-sale .......................         214,741             168,102            114,245
Investment securities held-to-maturity .........................          29,736              42,798             42,982
Other earning assets ...........................................          10,310               5,888              3,226
Total assets ...................................................         503,430             451,274            371,671
Deposits .......................................................         388,913             344,731            293,822
Borrowed funds .................................................          69,485              66,541             42,819
Shareholders' equity ...........................................          40,914              35,219             31,794

SELECTED FINANCIAL RATIOS
Net interest margin ............................................            3.68%               3.81%              4.02%
Net income as a percentage of:
     Average total assets ......................................            1.03                1.07               1.13
     Average shareholders' equity ..............................           13.88               13.54              13.25
Average shareholders' equity to average total assets ...........            7.45                7.93               8.53
Dividend payout ratio ..........................................           37.29               37.32              34.75



SELECTED FINANCIAL AND OTHER DATA
---------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                     1999               1998
---------------------------------------------------------------------------------------------------
INCOME AND EXPENSE
Interest income ................................................         $23,195           $ 22,195
Interest expense ...............................................          10,304              9,574
---------------------------------------------------------------------------------------------------
Net interest income ............................................          12,891             12,621
Provision for loan losses ......................................             240                400
Non-interest income ............................................           2,208              2,149
Non-interest expense ...........................................           9,884              9,650
---------------------------------------------------------------------------------------------------
Income before income taxes .....................................           4,975              4,720
Provision for income taxes .....................................           1,174              1,272
---------------------------------------------------------------------------------------------------
Net income .....................................................          $3,801             $3,448
---------------------------------------------------------------------------------------------------

PER SHARE DATA
Net income - basic .............................................           $2.40              $2.18
Net income - diluted ...........................................            2.39               2.17
Book value .....................................................           17.24              17.84
Cash dividends .................................................             .76                .65
Average common shares outstanding - basic ......................       1,583,022          1,578,475
Average common shares outstanding - diluted ....................       1,588,787          1,589,183

BALANCE SHEET AT YEAR-END
Loans, net of unearned income $ 216,850 ........................       $ 173,764          $ 176,443
Investment securities available-for-sale .......................          97,609             70,088
Investment securities held-to-maturity .........................          48,302             50,065
Other earning assets ...........................................             281              4,986
Total assets ...................................................         350,489            324,672
Deposits .......................................................         286,166            279,223
Borrowed funds .................................................          33,925             14,491
Shareholders' equity ...........................................          27,462             28,338

SELECTED FINANCIAL RATIOS
Net interest margin ............................................            4.23%              4.51%
Net income as a percentage of:
     Average total assets ......................................            1.10               1.11
     Average shareholders' equity ..............................           13.16              13.10
Average shareholders' equity to average total assets ...........            8.38               8.48
Dividend payout ratio ..........................................           31.74              29.90

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS


                                                                                (IN THOUSANDS)
------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                2002                2001
------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks ..............................................   $17,476             $18,220
Federal funds sold ...................................................    10,001               5,661
------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents ..............................    27,477              23,881

Investment securities
   Available-for-sale (cost $209,217 and $166,436) ...................   214,741             168,102
   Held-to-maturity (market value $30,386 and $43,048) ...............    29,736              42,798
Total loans, net of unearned income of $263 and $270 .................   216,850             202,211
   Allowance for loan losses .........................................    (2,938)             (2,845)
------------------------------------------------------------------------------------------------------
        Net loans ....................................................   213,912             199,366
Cash surrender value of insurance ....................................     7,397               6,998
Premises and equipment, net ..........................................     5,497               5,614
Accrued interest receivable ..........................................     2,710               2,497
Other assets .........................................................     1,960               2,018
------------------------------------------------------------------------------------------------------
Total assets .........................................................  $503,430            $451,274
------------------------------------------------------------------------------------------------------

LIABILITIES
Deposits
   Demand, non-interest-bearing ......................................   $47,079             $40,078
   Interest-bearing demand accounts ..................................    70,478              55,083
   Money market accounts .............................................    39,341              35,599
   Savings ...........................................................    45,338              37,160
   Time ..............................................................   145,849             134,967
   Time over $100,000 ................................................    40,828              41,844
------------------------------------------------------------------------------------------------------
        Total deposits ...............................................   388,913             344,731
Short-term borrowings ................................................    14,485              13,451
Federal Home Loan Bank advances ......................................    55,000              53,000
Accrued interest payable .............................................     1,555               2,143
Other liabilities ....................................................     2,563               2,730
------------------------------------------------------------------------------------------------------
Total liabilities ....................................................   462,516             416,055
------------------------------------------------------------------------------------------------------

Commitments and contingencies


SHAREHOLDERS' EQUITY
Common stock, par value $1.25 per share;
   authorized 5,000,000 shares; 1,594,140 shares and
   1,589,702 shares issued; 1,540,797 and 1,536,359
   shares outstanding ................................................     1,993               1,987
Surplus ..............................................................     8,759               8,681
Retained earnings ....................................................    28,053              24,946
Accumulated other comprehensive gain, net ............................     3,603               1,099
Treasury stock, at cost; 53,343 shares ...............................    (1,494)             (1,494)
------------------------------------------------------------------------------------------------------
Total shareholders' equity ...........................................    40,914              35,219
------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity ...........................  $503,430            $451,274
------------------------------------------------------------------------------------------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME


                                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                     2002                2001               2000
------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans ...........................................   $14,892             $15,250            $14,625
Interest and dividends on investment securities:
   Taxable ...........................................................    10,163               9,763              8,495
   Tax-exempt ........................................................     1,979               1,619              1,341
Interest on Federal funds sold .......................................       152                 282                216
Interest on interest-bearing balances ................................         5                  14                 21
------------------------------------------------------------------------------------------------------------------------
        Total interest income ........................................    27,191              26,928             24,698
------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
   Interest on deposits
   Interest-bearing demand accounts ..................................       393                 455                659
   Money market accounts .............................................       559               1,056              1,320
   Savings ...........................................................       497                 596                709
   Time ..............................................................     5,843               6,731              6,344
   Time over $100,000 ................................................     1,614               1,321              1,107
Interest on short-term borrowings ....................................       264                 539                516
Interest on Federal Home Loan Bank advances ..........................     2,906               2,706              1,352
------------------------------------------------------------------------------------------------------------------------
        Total interest expense .......................................    12,076              13,404             12,007
------------------------------------------------------------------------------------------------------------------------
        Net interest income ..........................................    15,115              13,524             12,691
Provision for loan losses ............................................        --                  --                 --
------------------------------------------------------------------------------------------------------------------------
        Net interest income after provision for loan losses ..........    15,115              13,524             12,691
------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
Fees for services to customers .......................................     1,634               1,437              1,293
ATM and debit card income ............................................       509                 469                384
Income on cash surrender value of insurance ..........................       372                 206                175
Mortgage servicing fees ..............................................        97                  36                112
Net (loss) gain on investment securities available-for-sale ..........      (779)                292                310
Net gain on sale of loans ............................................       676                 244                 76
Other operating income ...............................................       480                 386                441
------------------------------------------------------------------------------------------------------------------------
        Total non-interest income ....................................     2,989               3,070              2,791
------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
Salaries and employee benefits .......................................     6,531               6,174              5,753
Net occupancy expense ................................................       861                 854                710
Furniture and equipment expense ......................................     1,060               1,008                976
Marketing expense ....................................................       598                 437                361
Third party services .................................................       640                 502                339
Telephone, postage and supplies expense ..............................       545                 525                487
State taxes ..........................................................       335                 294                280
Other expense ........................................................     1,375               1,286              1,326
------------------------------------------------------------------------------------------------------------------------
        Total non-interest expense ...................................    11,945              11,080             10,232
------------------------------------------------------------------------------------------------------------------------
   Income before income taxes ........................................     6,159               5,514              5,250
Provision for income taxes ...........................................     1,204               1,078              1,144
------------------------------------------------------------------------------------------------------------------------
   NET INCOME ........................................................    $4,955              $4,436             $4,106
------------------------------------------------------------------------------------------------------------------------
   NET INCOME PER SHARE - BASIC ......................................    $ 3.22              $ 2.87             $ 2.61
------------------------------------------------------------------------------------------------------------------------
   NET INCOME PER SHARE - DILUTED ....................................    $ 3.19              $ 2.87             $ 2.61
------------------------------------------------------------------------------------------------------------------------



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                                                         ACCUMULATED
                                                                                                               OTHER
                                                                     NUMBER       COMPREHENSIVE        COMPREHENSIVE
(IN THOUSANDS, EXCEPT SHARE DATA)                                 OF SHARES              INCOME        INCOME (LOSS)
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999 ...................................    1,437,171                  --             $ (2,604)
----------------------------------------------------------------------------------------------------------------------------

Net income ...................................................           --             $ 4,106                   --
Other comprehensive income, net of tax
      Unrealized holding gains on
        investment securities available-for-sale .............           --               2,744                   --
      Reclassification adjustment for
        gains included in net income .........................           --                (204)
                                                                                        -------
      Other comprehensive income .............................           --               2,540                2,540
                                                                                        -------
Comprehensive income .........................................                          $ 6,646
                                                                                        =======
Cash dividends paid
      ($.91 per share) .......................................           --                  --                   --
Stock dividend 5% ............................................       71,807                  --                   --
Stock issue - Employee stock purchase plan ...................        1,675                  --                   --
Stock issued for options exercised ...........................        2,102                  --                   --
Treasury stock purchased .....................................      (32,646)                 --                   --
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000 ...................................    1,480,109                  --                  (64)
----------------------------------------------------------------------------------------------------------------------------

Net income ...................................................           --             $ 4,436                   --
Other comprehensive income, net of tax
      Unrealized holding gains on
        investment securities available-for-sale .............           --               1,356                   --
      Reclassification adjustment for
        gains included in net income .........................           --                (193)
                                                                                        -------
      Other comprehensive income .............................           --               1,163                1,163
                                                                                        -------
Comprehensive income .........................................                          $ 5,599
                                                                                        =======
Cash dividends paid
      ($1.07 per share) ......................................           --                  --                   --
Stock dividend 5% ............................................       75,364                  --                   --
Stock issue - Employee stock purchase plan ...................        1,583                  --                   --
Treasury stock purchased .....................................      (20,697)                 --                   --
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001 ...................................    1,536,359                  --                1,099
----------------------------------------------------------------------------------------------------------------------------

Net income ...................................................           --             $ 4,955                   --
Other comprehensive income, net of tax
      Unrealized holding gains on
        investment securities available-for-sale .............           --               1,990                   --
      Reclassification adjustment for
        losses included in net income ........................           --                 514
                                                                                        -------
      Other comprehensive income .............................           --               2,504                2,504
                                                                                        -------
Comprehensive income .........................................                          $ 7,459
                                                                                        =======
Cash dividends paid
      ($1.20 per share) ......................................           --                  --                   --
Stock issue - Employee stock purchase plan ...................        1,652                  --                   --
Stock issued for options exercised ...........................        2,786                  --                   --
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002 ...................................    1,540,797                  --              $ 3,603
----------------------------------------------------------------------------------------------------------------------------




                                                                   COMMON                     RETAINED      TREASURY
(IN THOUSANDS, EXCEPT SHARE DATA)                                   STOCK         SURPLUS     EARNINGS         STOCK          TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999 ...................................    $ 1,796         $ 4,458     $ 23,812            --       $ 27,462
------------------------------------------------------------------------------------------------------------------------------------

Net income ...................................................         --              --        4,106            --          4,106
Other comprehensive income, net of tax
      Unrealized holding gains on
        investment securities available-for-sale .............         --              --           --            --             --
      Reclassification adjustment for
        gains included in net income .........................
      Other comprehensive income .............................         --              --           --            --          2,540
Comprehensive income .........................................
Cash dividends paid
      ($.91 per share) .......................................         --              --       (1,426)           --         (1,426)
Stock dividend 5% ............................................         90           1,993       (2,083)           --             --
Stock issue - Employee stock purchase plan ...................          2              43           --            --             45
Stock issued for options exercised ...........................          3              (3)          --            --             --
Treasury stock purchased .....................................         --              --           --         $(933)          (933)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000 ...................................      1,891           6,491       24,409          (933)        31,794
------------------------------------------------------------------------------------------------------------------------------------

Net income ...................................................         --              --        4,436            --          4,436
Other comprehensive income, net of tax
      Unrealized holding gains on
        investment securities available-for-sale .............         --              --           --            --             --
      Reclassification adjustment for
        gains included in net income .........................
      Other comprehensive income .............................         --              --           --            --          1,163
Comprehensive income .........................................
Cash dividends paid
      ($1.07 per share) ......................................         --              --       (1,655)           --         (1,655)
Stock dividend 5% ............................................         94           2,150       (2,244)           --             --
Stock issue - Employee stock purchase plan ...................          2              40           --            --             42
Treasury stock purchased .....................................         --              --           --          (561)          (561)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001 ...................................      1,987           8,681       24,946        (1,494)        35,219
------------------------------------------------------------------------------------------------------------------------------------

Net income ...................................................         --              --        4,955            --          4,955
Other comprehensive income, net of tax
      Unrealized holding gains on
        investment securities available-for-sale .............         --              --           --            --             --
      Reclassification adjustment for
        losses included in net income ........................
      Other comprehensive income .............................         --              --           --            --          2,504
Comprehensive income .........................................
Cash dividends paid
      ($1.20 per share) ......................................         --              --       (1,848)           --         (1,848)
Stock issue - Employee stock purchase plan ...................          2              50           --            --             52
Stock issued for options exercised ...........................          4              28           --            --             32
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002 ...................................    $ 1,993         $ 8,759     $ 28,053       $(1,494)      $ 40,914
------------------------------------------------------------------------------------------------------------------------------------



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                    (IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31,                                                              2002               2001                2000
------------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
   Net income .............................................................          $4,955             $4,436              $4,106
   Adjustments to reconcile net income to net cash
       provided by operating activities
         Depreciation and amortization ....................................             835                788                 735
         Securities losses (gains) ........................................             779               (292)               (310)
         Net gain on sale of loans ........................................            (676)              (244)                (76)
         Proceeds from sales of residential mortgages .....................          24,472             15,598               1,956
         Originations of residential mortgages held-for-sale ..............         (27,276)           (16,830)             (2,184)
         Proceeds from sales of student loans .............................           1,896              2,680               2,281
         Loss on disposal of premises and equipment .......................               2                 12                  --
         Writedowns, net of (gains) losses on sales of
             other real estate owned ......................................              --                 --                 (18)
         Income on cash surrender value of insurance ......................            (372)              (206)               (175)
         Deferred income tax provision ....................................             (79)                 6                 149
         Change in income taxes payable ...................................            (132)               125                  18
         Net increase in accrued interest receivable ......................            (213)              (284)               (168)
         Net amortization of premiums and discounts .......................             901                211                  48
         Net (decrease) increase in accrued interest payable ..............            (588)               734                 (11)
         Decrease (increase) in other assets ..............................              42                 36                (607)
         (Decrease) increase in other liabilities .........................          (1,336)               797                 311
------------------------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities .....................           3,210              7,567               6,055
------------------------------------------------------------------------------------------------------------------------------------
 INVESTING ACTIVITIES
   Proceeds from maturities and calls of investment securities
     available-for-sale ...................................................          63,296             47,809              23,802
     held-to-maturity .....................................................          18,877             15,757               5,998
   Proceeds from sales of investment securities
     available-for-sale ...................................................          17,245             17,484              12,878
   Purchase of investment securities
     available-for-sale ...................................................        (124,754)          (117,104)            (49,097)
     held-to-maturity .....................................................          (5,955)           (15,615)               (686)
   Net increase in loans ..................................................         (13,055)           (18,286)            (13,693)
   Net purchases of premises and equipment ................................            (720)              (242)             (2,067)
   Proceeds from the sale of other real estate owned ......................              --                 --                 366
   Purchase of single premium life insurance ..............................              --             (3,000)                 --
------------------------------------------------------------------------------------------------------------------------------------
            Net cash used by investing activities .........................         (45,066)           (73,197)            (22,499)
------------------------------------------------------------------------------------------------------------------------------------
 FINANCING ACTIVITIES
   Net increase (decrease) in non-interest-bearing deposits ...............           7,001              5,305                (737)
   Net increase in interest-bearing deposits ..............................          37,181             45,604               8,393
   Net increase (decrease) in short-term borrowings .......................           1,034             (4,368)              8,894
   Proceeds from Federal Home Loan Bank advances ..........................           2,000             28,000                  --
   Cash dividends paid ....................................................          (1,848)            (1,655)             (1,426)
   Proceeds from issuance of common stock .................................              84                 42                  45
   Purchases of treasury stock ............................................              --               (561)               (933)
------------------------------------------------------------------------------------------------------------------------------------
            Net cash provided by financing activities .....................          45,452             72,367              14,236
------------------------------------------------------------------------------------------------------------------------------------
            Increase (decrease) in cash and cash equivalents ..............           3,596              6,737              (2,208)
            Cash and cash equivalents at beginning of year ................          23,881             17,144              19,352
------------------------------------------------------------------------------------------------------------------------------------
            Cash and cash equivalents at end of year ......................         $27,477            $23,881             $17,144
------------------------------------------------------------------------------------------------------------------------------------
 SUPPLEMENTAL CASH FLOW DISCLOSURES
   Interest paid ..........................................................         $12,664            $12,670             $12,018
   Income taxes paid ......................................................           1,400                930                 961
   Non-Cash Transactions
      Change in net unrealized holding gains, net of taxes,
         on investment securities .........................................           2,504              1,163               2,540


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES BUSINESS
--------------------------------------------------------------------------------
QNB Corp. (the "Corporation"), through its wholly-owned subsidiary, The Quakertown National Bank (the "Bank"), has been serving the residents and businesses of Upper Bucks, Northern Montgomery and Southern Lehigh Counties in Pennsylvania since 1877. The Bank is a locally managed community bank that provides a full range of commercial, retail banking and trust and investment management services. The Bank encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, thrift institutions, credit unions and other non-bank financial organizations such as mutual fund companies, insurance companies and brokerage companies. QNB Corp. manages its business as a single operating segment.

The Corporation and the Bank are subject to regulations of certain state and federal agencies. These regulatory agencies periodically examine the Corporation and the Bank for adherence to laws and regulations.

USE OF ESTIMATES
--------------------------------------------------------------------------------
The consolidated financial statements include the accounts of QNB Corp. (the "Corporation") and its wholly owned subsidiary, The Quakertown National Bank (the "Bank"). The consolidated entity is referred to herein as "QNB". These statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and predominant practices within the banking industry. The preparation of these financial statements requires QNB to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. QNB evaluates estimates on an on-going basis, including those related to the allowance for loan losses, non-accrual loans, other real estate owned, other-than-temporary investment impairments, intangible assets, stock option plans and income taxes. QNB bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements. Tabular information other than share data is presented in thousands of dollars.

INVESTMENT SECURITIES
--------------------------------------------------------------------------------
Investment securities that QNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as accumulated other comprehensive gain, a separate component of shareholders' equity. Management determines the appropriate classification of securities at the time of purchase.

Available-for-sale securities include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in market interest rates and related changes in the securities' prepayment risk or to meet liquidity needs.

Premiums and discounts on debt securities are recognized in interest income using a constant yield method. Gains and losses on sales of investment securities are computed on the specific identification method and included in non-interest income.

OTHER THAN TEMPORARY IMPAIRMENT OF INVESTMENT SECURITIES
--------------------------------------------------------------------------------
Securities are evaluated periodically to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support realizable value equal to or greater than carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

LOANS
--------------------------------------------------------------------------------
Loans are stated at the principal amount outstanding, net of deferred loan fees and costs. Interest income is accrued on the principal amount outstanding. Loan origination and commitment fees and related direct costs are deferred and amortized to income over the term of the respective loan and loan commitment period as a yield adjustment.

Loans held-for-sale primarily consist of residential mortgage loans and student loans and are carried at the lower of aggregate cost or market value. Gains and losses on residential mortgages held-for-sale are included in non-interest income.

NON-PERFORMING ASSETS
--------------------------------------------------------------------------------
Non-performing assets are comprised of non-accrual loans and other real estate owned. Non-accrual loans are those on which the accrual of interest has ceased. Commercial loans are placed on non-accrual status immediately if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent cash receipts are applied either to the outstanding principal or recorded as interest

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


income, depending on management's assessment of ultimate collectibility of principal and interest. Loans are returned to an accrual status when the borrower's ability to make periodic principal and interest payments has returned to normal (i.e. brought current with respect to principal or interest or restructured) and the paying capacity of the borrower and/or the underlying collateral is deemed sufficient to cover principal and interest. Consumer loans are not automatically placed on non-accrual status when principal or interest payments are 90 days past due, but in most instances, are charged-off when deemed uncollectible or after reaching 120 days past due.

Accounting for impairment in the performance of a loan is required when it is probable that all amounts, including both principal and interest, will not be collected in accordance with the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loans are collateral dependent. Impairment criteria are applied to the loan portfolio exclusive of smaller homogeneous loans such as residential mortgage and consumer loans which are evaluated collectively for impairment.

Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Other real estate owned is recorded at the lower of the carrying value of the loan or the fair value of the property less disposal costs. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. Holding expenses related to the operation and maintenance of properties are expensed as incurred. Gains and losses upon disposition are reflected in earnings as realized.

ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------
QNB maintains an allowance for loan losses, which is intended to absorb probable known and inherent losses in the outstanding loan portfolio. The allowance is reduced by actual credit losses and is increased by the provision for loan losses and recoveries of previous losses. The provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered necessary by management.

The allowance for loan losses is based on management's continuing review and evaluation of the loan portfolio. The level of the allowance is determined by assigning specific reserves to individually identified problem credits and general reserves to all other loans. The portion of the allowance that is allocated to internally criticized and non-accrual loans is determined by estimating the inherent loss on each credit after giving consideration to the value of underlying collateral. The general reserves are based on the composition and risk characteristics of the loan portfolio, including the nature of the loan portfolio, credit concentration trends, historic and anticipated delinquency and loss experience, as well as other qualitative factors such as current economic trends.

Management emphasizes loan quality and close monitoring of potential problem credits. Credit risk identification and review processes are utilized in order to assess and monitor the degree of risk in the loan portfolio. QNB's lending and loan administration staff are charged with reviewing the loan portfolio and identifying changes in the economy or in a borrower's circumstances which may affect the ability to repay debt or the value of pledged collateral. A loan classification and review system exists that identifies those loans with a higher than normal risk of uncollectibility. Each commercial loan is assigned a grade based upon an assessment of the borrower's financial capacity to service the debt and the presence and value of collateral for the loan. An independent loan review group tests risk assessments and evaluates the adequacy of the allowance for loan losses. Management meets monthly to review the credit quality of the loan portfolio and quarterly to review the allowance for loan losses.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review QNB's allowance for losses on loans. Such agencies may require QNB to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Management believes that it uses the best information available to make determinations about the adequacy of the allowance and that it has established its existing allowance for loan losses in accordance with GAAP. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS
--------------------------------------------------------------------------------
QNB continues to carry servicing assets, relating to mortgage loans it has sold. Such servicing assets are recorded based on the relative fair values of the servicing assets and loans sold at the date of transfer. The servicing asset is amortized in proportion to and over the period of net servicing income. Servicing assets are assessed for impairment based on their disaggregated fair value.

PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated principally on an accelerated or straight-line basis over the estimated useful lives of the assets as follows: buildings--10 to 40 years, and equipment--3 to 10 years. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses upon disposition are reflected in earnings as realized.

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


STOCK BASED COMPENSATION
--------------------------------------------------------------------------------
At December 31, 2002, QNB has two stock-based employee compensation plans, which are described more fully in Note 15. QNB accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect of net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to stock-based employee compensation.

-----------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                2002                2001               2000
-----------------------------------------------------------------------------------------------------------------------
Net income, as reported .............................................     $4,955              $4,436             $4,106
Deduct: Total stock-based employee
   compensation expense determined under
   fair value based method for all awards,
   net of related tax effects .......................................         91                  98                 74
-----------------------------------------------------------------------------------------------------------------------
Pro forma net income ................................................     $4,864              $4,338             $4,032
-----------------------------------------------------------------------------------------------------------------------
Earnings per share
    Basic - as reported .............................................      $3.22               $2.87              $2.61
-----------------------------------------------------------------------------------------------------------------------
    Basic - pro forma ...............................................      $3.16               $2.81              $2.56
-----------------------------------------------------------------------------------------------------------------------
    Diluted - as reported ...........................................      $3.19               $2.87              $2.61
-----------------------------------------------------------------------------------------------------------------------
    Diluted - pro forma .............................................      $3.13               $2.80              $2.56
-----------------------------------------------------------------------------------------------------------------------


INCOME TAXES
--------------------------------------------------------------------------------
QNB accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part go beyond QNB's control, it is at least reasonably possible that management's judgment about the need for a valuation allowance for deferred taxes could change in the near term. At December 31, 2002, QNB had a $95,000 valuation allowance for deferred taxes.

NET INCOME PER SHARE
--------------------------------------------------------------------------------
Basic earnings per share excludes any dilutive effects of options and is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the period. For the purpose of earnings per share, share and per share data, for all periods presented, have been restated to reflect the 5% stock dividends issued June 29, 2001 and June 30, 2000.

COMPREHENSIVE INCOME
--------------------------------------------------------------------------------
Comprehensive income is defined as the change in equity of a business entity during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For QNB, the primary component of other comprehensive income is the unrealized holding gains or losses on available-for-sale investment securities.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------------------------------------------------------
GOODWILL AND OTHER INTANGIBLE ASSETS
In June 2001, the FASB issued Statement No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. The Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, INTANGIBLE ASSETS. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. The Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

The provisions of the Statement are required to be applied starting with fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the non-amortization and amortization provisions of the Statement. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued. The Statement is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The adoption of this Statement did not have an impact on QNB's consolidated earnings, financial condition or equity.

ASSET RETIREMENT OBLIGATIONS
In June 2001, the FASB issued Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.

This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. There is no expected impact on earnings, financial condition, or equity upon adoption of Statement No. 143.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS
In August 2001, the FASB issued Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. However, the Statement retains the fundamental provisions of Statement No. 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale.

This Statement supersedes the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS-REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, for the disposal of a segment of a business. However, this Statement retains the requirement of Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in distribution to owners) or is classified as held for sale. This Statement also amends ARB No. 51, CONSOLIDATED FINANCIAL STATEMENTS, to eliminate the exception to consolidation for a temporarily controlled subsidiary.

The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with earlier application encouraged. The provisions of this Statement generally are to be applied prospectively. The adoption of this Statement did not have an impact on QNB's consolidated earnings, financial condition or equity.

RESCISSION OF FASB STATEMENTS NO. 4, 44 AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS
In April 2002, the FASB issued SFAS No. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44 AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 is applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of the Statement related to Statement No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. There is no impact on earnings, financial condition, or equity upon adoption of Statement No. 145.

COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
In June 2002, the FASB issued SFAS No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, LIABILITY RECOGNITION FOR CERTAIN EMPLOYEE TERMINATION BENEFITS AND OTHER COSTS TO EXIT AN ACTIVITY (INCLUDING CERTAIN COSTS INCURRED IN A RESTRUCTURING).

The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management is unable to determine the impact of this Statement due to its prospective application.

ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS
In October 2002, the FASB issued Statement No. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, which amends SFAS No. 72, ACCOUNTING FOR CERTAIN ACQUISITIONS OF BANKING OR THRIFT INSTITUTIONS, SFAS No.144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, and FASB Interpretation No. 9. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Thus, the requirement in paragraph 5 of Statement No. 72 to recognize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions of businesses within the scope of this Statement. In addition, this Statement amends Statement No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement No. 144 requires for other long-lived assets that are held and used.

With some exceptions, the requirements of Statement No. 147 are effective October 1, 2002. The adoption of this Statement did not have an impact on QNB's consolidated earnings, financial condition, or equity.

STOCK-BASED COMPENSATION
In December, 2002, the FASB issued SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION- TRANSITION AND DISCLOSURE. This Statement amends SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to provide alternative methods of

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this statement amends APB Opinion No. 28, INTERIM FINANCIAL REPORTING, to require disclosure about those effects in interim financial information. The requirements for SFAS No. 148 are effective for financial statements for fiscal years ended and interim periods beginning after December 15, 2002. QNB uses the "intrinsic value" approach to accounting for stock-based compensation to account for stock-based compensation as permitted under APB Opinion No. 25. QNB has adopted the disclosure provisions of SFAS No. 148. The disclosure provisions had no impact on QNB's consolidated earnings, financial condition, or equity.

GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES
In November 2002, the FASB issued Interpretation No. (FIN) 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. This Interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, DISCLOSURE OF INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, which is being superseded. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. There is no expected impact on earnings, financial condition or equity upon adoption of FIN
45. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the disclosure requirements of FIN 45 did not have an impact on the financial statements or notes to the financial statements.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES
In January 2003, the FASB issued Interpretation No. (FIN) 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, AN INTERPRETATION OF ARB NO. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created or obtained after January 31, 2003. For public enterprises with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation applies to that enterprise no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. There is no expected impact on earnings, financial condition, or equity upon adoption of FASB Interpretation No. 46.

STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
Cash and cash equivalents for purposes of this statement consist of cash on hand, cash items in process of collection, amounts due from banks, interest earning deposits in other financial institutions and Federal funds sold.


NOTE 2 - EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings per share (share and per share data have been restated to reflect the 5% stock dividends issued June 29, 2001 and June 30, 2000 and are not in thousands):


-----------------------------------------------------------------------------------------------------------------------
                                                                            2002                2001               2000
-----------------------------------------------------------------------------------------------------------------------
Numerator for basic
    and diluted earnings
       per share - net income ......................................     $ 4,955             $ 4,436            $ 4,106
-----------------------------------------------------------------------------------------------------------------------
Denominator for basic
       earnings per share - weighted
          average shares outstanding ...............................   1,539,275           1,544,010          1,573,321
Effect of dilutive securities -
    employee stock options .........................................      15,401               3,358                298
-----------------------------------------------------------------------------------------------------------------------
Denominator for diluted earnings
    per share - adjusted weighted
       average shares outstanding ..................................   1,554,676           1,547,368          1,573,619
-----------------------------------------------------------------------------------------------------------------------
Earnings per share - basic .........................................      $ 3.22              $ 2.87             $ 2.61
Earnings per share - diluted .......................................        3.19                2.87               2.61
-----------------------------------------------------------------------------------------------------------------------


There were 27,445 stock options that were anti-dilutive as of December 31, 2001.


NOTE 3 - CASH AND DUE FROM BANKS
Included in cash and due from banks are reserves in the form of deposits with the Federal Reserve Bank of $5,032,000 and $2,736,000 to satisfy federal regulatory requirements as of December 31, 2002 and 2001.


NOTE 4 - STOCK REPURCHASE PLAN
In March of 2000, the Board of Directors of QNB Corp. authorized the repurchase of up to 4.99 percent or 79,180 shares of QNB Corp.'s outstanding common stock. Such repurchases may be made in open market or privately negotiated transactions. The repurchased shares will be held in treasury and will be available for general corporate purposes. As of December 31, 2002, QNB Corp. repurchased 53,343 shares at an average cost of $28.01 per share. No shares were repurchased during 2002.

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - INVESTMENT SECURITIES
AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 2002 and 2001 were as follows:


------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                                 2002
                                                                                    GROSS            GROSS
                                                              AGGREGATE        UNREALIZED       UNREALIZED
                                                                   FAIR           HOLDING          HOLDING        AMORTIZED
                                                                  VALUE             GAINS           LOSSES             COST
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury ............................................     $  6,641            $   90             $  3         $  6,554
U.S. Government agencies .................................       29,480               728               --           28,752
State and municipal securities ...........................       26,783               970               70           25,883
Mortgage-backed securities ...............................       70,748             1,820               --           68,928
Collateralized mortgage obligations (CMOs) ...............       44,409               759               --           43,650
Other debt securities ....................................       24,530             1,705               53           22,878
Equity securities ........................................       12,150               118              540           12,572
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities
    available-for-sale ...................................     $214,741            $6,190             $666         $209,217
------------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                               2001
                                                                                    GROSS           GROSS
                                                               AGGREGATE       UNREALIZED      UNREALIZED
                                                                    FAIR          HOLDING         HOLDING        AMORTIZED
                                                                   VALUE            GAINS          LOSSES             COST
---------------------------------------------------------------------------------------------------------------------------
U.S. Treasury ............................................      $  6,693          $   149              --        $   6,544
U.S. Government agencies .................................        29,367              426            $ 16           28,957
State and municipal securities ...........................        17,751              127             133           17,757
Mortgage-backed securities ...............................        49,055              263             194           48,986
Collateralized mortgage obligations (CMOs) ...............        32,316              670             119           31,765
Other debt securities ....................................        20,486              497              55           20,044
Equity securities ........................................        12,434              131              80           12,383
---------------------------------------------------------------------------------------------------------------------------
Total investment securities
    available-for-sale ...................................      $168,102          $ 2,263            $597        $ 166,436
---------------------------------------------------------------------------------------------------------------------------


Included in equity securities at December 31, 2002 and 2001 are $3,585,000 and $2,740,000 of equity securities that do not have readily determinable fair values. These equity securities are primarily comprised of Federal Home Loan Bank stock. Fair value is recorded at cost.

The amortized cost and estimated fair value of securities available-for-sale by contractual maturity at December 31, 2002 are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities and CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.



----------------------------------------------------------------------------------------------------
                                                                       AGGREGATE           AMORTIZED
DECEMBER 31, 2002                                                     FAIR VALUE                COST
----------------------------------------------------------------------------------------------------
Due in one year or less .......................................           $4,098              $4,028
Due after one year through five years .........................           20,730              20,241
Due after five years through ten years ........................           30,864              29,063
Due after ten years ...........................................           31,742              30,735
Mortgage-backed securities and CMOs ...........................          115,157             112,578
Equity securities .............................................           12,150              12,572
----------------------------------------------------------------------------------------------------
Total securities available-for-sale ...........................        $ 214,741            $209,217
----------------------------------------------------------------------------------------------------


Proceeds from sales of investment securities available-for-sale are as follows:



--------------------------------------------------------------------------------------
                                       2002              2001                     2000
--------------------------------------------------------------------------------------
Proceeds                            $17,245          $ 17,484                 $ 12,878
Gross gains                             165               979                      406
Gross losses                            944               687                       96

Included in gross losses for 2002 and 2001 were other than temporary impairment charges of $702,000 and $684,000.

HELD-TO-MATURITY

The amortized cost and estimated fair values of investment securities held-to-maturity at December 31, 2002 and 2001 were as follows:


------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                                 2002
                                                                                    GROSS            GROSS
                                                                               UNREALIZED       UNREALIZED        AGGREGATE
                                                              AMORTIZED           HOLDING          HOLDING             FAIR
                                                                   COST             GAINS           LOSSES            VALUE
------------------------------------------------------------------------------------------------------------------------------------
State and municipal securities ...........................     $ 19,745             $ 439              $ 1         $ 20,183
Collateralized mortgage obligations (CMOs) ...............        9,991               212               --           10,203
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities
   held-to-maturity ......................................     $ 29,736             $ 651              $ 1         $ 30,386
------------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                               2001
                                                                                    GROSS           GROSS
                                                                               UNREALIZED      UNREALIZED        AGGREGATE
                                                               AMORTIZED          HOLDING         HOLDING             FAIR
                                                                    COST            GAINS          LOSSES            VALUE
---------------------------------------------------------------------------------------------------------------------------
State and municipal securities ...........................      $ 18,629            $ 178             $71          $18,736
Collateralized mortgage obligations (CMOs) ...............        24,169              271             128           24,312
---------------------------------------------------------------------------------------------------------------------------
Total investment securities
   held-to-maturity ......................................      $ 42,798            $ 449            $199          $43,048
---------------------------------------------------------------------------------------------------------------------------

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The amortized cost and estimated fair values of securities held-to-maturity by contractual maturity at December 31, 2002, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties. CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

----------------------------------------------------------------------------------------------------
                                                                                           AGGREGATE
                                                                       AMORTIZED                FAIR
DECEMBER 31, 2002                                                           COST               VALUE
----------------------------------------------------------------------------------------------------
Due in one year or less ........................................         $ 1,898              $1,934
Due after one year through five years ..........................           3,195               3,302
Due after five years through ten years .........................           8,632               8,771
Due after ten years ............................................           6,020               6,176
Collateralized mortgage obligations (CMOs) .....................           9,991              10,203
----------------------------------------------------------------------------------------------------
Total securities held-to-maturity ..............................        $ 29,736             $30,386
----------------------------------------------------------------------------------------------------


There were no sales of investment securities classified as held-to-maturity during 2002, 2001 or 2000. At December 31, 2002 and 2001, investment securities totaling $65,871,000 and $47,997,000 were pledged as collateral for repurchase agreements and deposits of public funds.



NOTE 6 - LOANS

----------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                2002                2001
----------------------------------------------------------------------------------------------------
Commercial and industrial ......................................        $ 39,546             $39,694
Agricultural ...................................................             176               2,622
Construction ...................................................           7,687               3,989
Real estate-commercial .........................................          74,125              71,112
Real estate-residential ........................................          88,831              78,419
Consumer .......................................................           6,748               6,645
----------------------------------------------------------------------------------------------------
Total loans ....................................................         217,113             202,481
Less unearned income ...........................................             263                 270
----------------------------------------------------------------------------------------------------
Total loans, net of unearned income ............................       $ 216,850           $ 202,211
----------------------------------------------------------------------------------------------------


Real estate commercial loans include all loans collateralized at least in part by commercial real estate. These loans may not be for the expressed purpose of conducting commercial real estate transactions.


Included in real estate residential loans at December 31, 2002 and 2001 are $3,924,000 and $1,146,000 of residential mortgage loans held-for-sale. Included in consumer loans at December 31, 2002 and 2001 were $235,000 and $976,000 of student loans held-for-sale.


At December 31, 2002 and 2001, impaired loans totaled $579,000 and $233,000, respectively. These loans required no valuation allowance. Most of the loans identified as impaired are collateral-dependent. For the years ended December 31, 2002, 2001 and 2000, the average recorded investment in impaired loans was approximately $699,000, $207,000 and $397,000, respectively. QNB recognized $68,000, $100,000 and $67,000 of interest income on these loans in 2002, 2001 and 2000, respectively. Included within the loan portfolio are loans on non-accrual status of $650,000 and $280,000 at December 31, 2002 and 2001, respectively. If interest on non-accrual loans had been accrued throughout the period, interest income for the years ended December 31, 2002, 2001 and 2000, would have increased approximately $19,000, $21,000 and $40,000, respectively. The amount of interest income on these loans that was included in net income in 2002, 2001 and 2000 was $31,000, $19,000 and $0, respectively.

QNB generally lends in its trade area which is comprised of Quakertown and surrounding communities. To a large extent QNB makes loans collateralized at least in part by real estate. Its lending activities could be affected by changes in the general economy, the regional economy, or real estate values. QNB's commercial loans are not considered to be concentrated within any one industry, except those loans to real estate developers and investors which account for $28,914,000 or 13.3 percent of the loan portfolio at December 31, 2002. This is a slight increase from the $26,167,000 or 12.9 percent at December 31, 2001. Concentration is based upon Standard Industrial Classification codes used for bank regulatory purposes and is considered to be 10 percent or more of total loans.


NOTE 7 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is shown below:

------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                2002                2001               2000
------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year ...................................         $ 2,845             $ 2,950            $ 3,196
------------------------------------------------------------------------------------------------------------------------
Charge-offs ....................................................             (39)               (149)              (264)
Recoveries .....................................................             132                  44                 18
------------------------------------------------------------------------------------------------------------------------
Net recoveries (charge-offs) ...................................              93                (105)              (246)
Provision for loan losses ......................................              --                  --                 --
------------------------------------------------------------------------------------------------------------------------
Balance at end of year .........................................         $ 2,938             $ 2,845            $ 2,950
------------------------------------------------------------------------------------------------------------------------


NOTE 8 - PREMISES AND EQUIPMENT

Premises and equipment, stated at cost less accumulated depreciation and amortization, are summarized below:

-----------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                2002                2001
-----------------------------------------------------------------------------------------------------
Land and buildings .............................................         $ 4,877             $ 4,835
Furniture and equipment ........................................           6,889               6,283
Leasehold improvements .........................................           1,593               1,593
-----------------------------------------------------------------------------------------------------
Book value .....................................................          13,359              12,711
Accumulated depreciation
  and amortization .............................................          (7,862)             (7,097)
-----------------------------------------------------------------------------------------------------
Net book value .................................................         $ 5,497             $ 5,614
-----------------------------------------------------------------------------------------------------

Depreciation and amortization expense on premises and equipment amounted to $835,000, $788,000 and $735,000, for the years ended December 31, 2002, 2001 and
2000, respectively.

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 -- INTANGIBLE ASSETS

A summary of intangible assets at December 31, is as follows:


------------------------------------------------------------------------------------------------------------------------
                                                                                                2002
------------------------------------------------------------------------------------------------------------------------
                                                                           GROSS                                    NET
                                                                        CARRYING         ACCUMULATED           CARRYING
                                                                          AMOUNT        AMORTIZATION             AMOUNT
------------------------------------------------------------------------------------------------------------------------
Amortizing
Purchased deposit premium ......................................           $ 511                $264              $ 247
Mortgage servicing rights ......................................             679                 250                429
------------------------------------------------------------------------------------------------------------------------
  Total other intangibles ......................................           1,190                 514                676
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
                                                                                                2001
------------------------------------------------------------------------------------------------------------------------
                                                                           GROSS                                    NET
                                                                        CARRYING         ACCUMULATED           CARRYING
                                                                          AMOUNT        AMORTIZATION             AMOUNT
------------------------------------------------------------------------------------------------------------------------
Amortizing
Purchased deposit premium ......................................           $ 511                $213              $ 298
Mortgage servicing rights ......................................             408                 168                240
------------------------------------------------------------------------------------------------------------------------
  Total other intagibles .......................................             919                 381                538
------------------------------------------------------------------------------------------------------------------------


Amortizing expense of intangible assets for the years ended December 31 is as follows:


--------------------------------------------------------------------------------------------------
                                                      2002                2001               2000
--------------------------------------------------------------------------------------------------
Amortization expense .............................   $ 142               $ 161              $ 101
--------------------------------------------------------------------------------------------------


The estimated amortization expense of intangible asets for each of the five succeeding fiscal years is as follows:


Estimated annual amortization expense
for the year ended December 31, 2003                    $ 156
for the year ended December 31, 2004                      137
for the year ended December 31, 2005                      117
for the year ended December 31, 2006                      100
for the year ended December 31, 2007                       79


Intangible assets acquired during the year ended December 31, 2002 are as follows:


                                                                                                                   WEIGHTED
                                                                                                                    AVERAGE
                                                                          AMOUNT            RESIDUAL           AMORTIZATION
                                                                        ASSIGNED               VALUE        PERIOD IN YEARS
---------------------------------------------------------------------------------------------------------------------------
Mortgage servicing rights ......................................           $ 245           $      --                    4.5
---------------------------------------------------------------------------------------------------------------------------



NOTE 10 - TIME DEPOSITS

The aggregate amount of time deposits including deposits in denomina- tions of $100,000 or more was $186,677,000 and $176,811,000 at December 31, 2002 and
2001, respectively. The scheduled maturities of time deposits as of December 31, 2002 for the years 2003 through 2007 and thereafter are approximately $111,869,000, $18,797,000, $33,130,000, $6,847,000, $16,023,000 and $11,000,
respectively.

NOTE 11 - SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                              SECURITIES SOLD UNDER               OTHER
                                                                         AGREEMENTS          SHORT-TERM
DECEMBER 31,                                                       TO REPURCHASE(A)      BORROWINGS (B)
--------------------------------------------------------------------------------------------------------
2002
Balance ........................................................        $ 13,885               $ 600
Maximum indebtedness at any month end ..........................          19,287                 600
Daily average indebtedness outstanding .........................          13,461                 419
Average rate paid for the year .................................            1.91%               1.68%
Average rate on period-end borrowings ..........................            1.53                 .99
--------------------------------------------------------------------------------------------------------
2001
Balance ........................................................        $ 13,017               $ 434
Maximum indebtedness at any month end ..........................          24,489                 600
Daily average indebtedness outstanding .........................          15,532                 663
Average rate paid for the year .................................            3.28%               4.53%
Average rate on period-end borrowings ..........................            2.07                1.40
--------------------------------------------------------------------------------------------------------


(a) Securities sold under agreements to repurchase mature within 30 days. The repurchase agreements were collateralized by U.S. Government agency securities and mortgage-backed securities with an amortized cost of $16,457,000 and $16,198,000 and a fair value of $16,776,000 and $16,437,000 at December 31, 2002 and 2001, respectively. These securities are held in safekeeping at the Federal Reserve Bank.

(b) Other short-term borrowings include Federal funds purchased and Treasury tax and loan notes.



NOTE 12 - FHLB ADVANCES

Under terms of its agreement with the FHLB, QNB maintains otherwise unencumbered qualifying assets (principally 1-4 family residential mortgage loans and U.S. Government and Agency notes, bonds, and mortgage-backed securities) in the amount of at least as much as its advances from the FHLB. QNB's FHLB stock of $3,495,000 and $2,650,000 at December 31, 2002 and 2001 is also pledged to secure these advances.

At December 31, 2002 and 2001, there were $55,000,000 and $53,000,000 in outstanding advances with a weighted average rate of 5.18% and 5.35%, respectively. Advances are made pursuant to several different credit programs offered by the FHLB. At December 31, 2002, $35,000,000 of these advances are convertible, whereby the FHLB has the option at a predetermined time to convert the fixed interest rate to an adjustable rate tied to LIBOR. QNB then has the option to prepay these advances if the FHLB converts the interest rate.

Outstanding borrowings as of December 31, 2002 mature as follows:


------------------------------------------------------
2003 ....................................           --
2004 ....................................       $3,000
2005 ....................................        2,000
2006 ....................................           --
2007 ....................................           --
2008 - 2011 .............................       50,000
------------------------------------------------------
Total FHLB advances .....................      $55,000
------------------------------------------------------

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - INCOME TAXES

The components of the provision for income taxes are as follows:


-----------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                 2002                2001                2000
-----------------------------------------------------------------------------------------------------
Current:
   Federal income taxes ..........................    $1,283             $ 1,064              $  990
   State income taxes ............................        --                   8                   5
Deferred Federal income taxes ....................       (79)                  6                 149
-----------------------------------------------------------------------------------------------------
Net provision ....................................    $1,204             $ 1,078              $1,144
-----------------------------------------------------------------------------------------------------



At December 31, 2002 , 2001 and 2000, the tax effects of temporary differences that represent the significant portion of deferred tax assets and liabilities are as follows:


-----------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                 2002                2001                2000
-----------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
   Allowance for loan losses .....................   $   726              $  726              $  761
   Net unrealized holding losses on
     investment securities available-for-sale ....        --                  --                  33
   Impaired equity securities ....................       341                 116                  --
   Deferred compensation .........................       195                 191                 179
   Deposit premium ...............................        30                  24                  18
   Deferred loan fees ............................        --                  --                   9
   Other .........................................        68                  12                  13
-----------------------------------------------------------------------------------------------------
        Total deferred tax assets ................     1,360               1,069               1,013
   Valuation allowance ...........................       (95)                 --                  --
-----------------------------------------------------------------------------------------------------
        Net deferred tax assets ..................     1,265               1,069               1,013
-----------------------------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES
   Depreciation ..................................       143                  93                  10
   Mortgage servicing rights .....................       146                  82                  65
   Net unrealized holding gains on
     investment securities available-for-sale ....     1,921                 567                  --
   Other .........................................        58                  55                  61
-----------------------------------------------------------------------------------------------------
        Total deferred tax liabilities ...........     2,268                 797                 136
-----------------------------------------------------------------------------------------------------
   Net deferred tax (liability) asset ............   $(1,003)             $  272              $  877
-----------------------------------------------------------------------------------------------------


The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. A valuation allowance of $95,000 was established during the year ended December 31, 2002 to offset a portion of the tax benefits associated with certain impaired securities that management believes may not be realizable. Based upon these and other factors, management believes it is more likely than not that QNB will realize the benefits of these remaining deferred tax assets. The net deferred tax (liability) asset is included in other (liabilities) assets on the consolidated balance sheet.

A reconciliation between the statutory and effective tax rate for net income was as follows:

-----------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                 2002                2001                2000
-----------------------------------------------------------------------------------------------------
Provision at statutory rate ......................   $ 2,094             $ 1,875              $1,785
Tax-exempt interest income .......................      (840)               (724)               (580)
Cash surrender value insurance ...................      (126)                (70)                (59)
Change in valuation allowance ....................        95                  --                  --
Other ............................................       (19)                 (3)                 (2)
-----------------------------------------------------------------------------------------------------
Total provision ..................................   $ 1,204             $ 1,078              $1,144
-----------------------------------------------------------------------------------------------------


NOTE 14 - EMPLOYEE BENEFIT PLANS
Until December 31, 2002, QNB maintained a money purchase defined contribution plan which covered all employees who met the age and service requirements. QNB made contributions to the money purchase plan equivalent to 5 percent of total compensation (as defined by the plan). QNB contributed and expensed $217,039, $215,639 and $205,377 to this plan in 2002, 2001 and 2000, respectively. QNB also had a 401(k) profit sharing plan pursuant to the provisions of 401(k) of the Internal Revenue Code. The plan covered substantially all employees who met the age and service requirements. The 401(k) plan provided for elective employee contributions up to 9 percent of compensation and a matching company contribution limited to 3 percent. QNB made contributions to the profit sharing plan as directed by its Board of Directors. For 2002, 2001 and 2000, QNB contributed and expensed $119,063, $113,798 and $112,775, respectively, to the 401(k) profit sharing plan.

Effective January 1, 2003, these two plans were merged and restated into the Quakertown National Bank Retirement Savings Plan. The plan provides for elective employee contributions up to 15 percent of compensation and a matching company contribution limited to 3 percent. In addition, the plan provides for Safe Harbor Nonelective Contributions of 5 percent of total compensation by the company.

QNB's Employee Stock Purchase Plan (the "2001 Plan") offers eligible employees an opportunity to purchase from the Corporation shares of QNB Corp. Common Stock at a 10 percent discount from the lesser of fair market value on the first or last day of each offering period (as defined by the plan). The Plan authorizes the issuance of 21,000 shares. As of December 31, 2002, 2,509 shares were issued under the plan. Prior to the 2001 Plan, QNB offered the 1996 Plan which had essentially the same terms as the 2001 Plan, except it provided for a 5 percent discount. The 1996 Plan expired on June 1, 2001 with 6,511 shares issued under the Plan. These plans are not considered compensatory.

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Shares issued pursuant to the Plan, were as follows:


--------------------------------------------------------------------------------
YEAR ENDED DEC. 31,                 SHARES                     PRICE PER SHARE
--------------------------------------------------------------------------------
2002 ...........................    1,652                    $ 29.70 and $ 34.20
2001 ...........................    1,583                      26.10 and   26.60
2000 ...........................    1,719                      26.17 and   26.60
--------------------------------------------------------------------------------


NOTE 15 - STOCK OPTION PLAN
QNB has two stock option plans (the "1988 Plan" and the "1998 Plan") administered by a committee which consists of three or more members of QNB's Board of Directors. Both the 1988 and 1998 Plans provide for the granting of either (i) Non-Qualified Stock Options (NQSOs) or (ii) Incentive Stock Options
(ISOs). The exercise price of an option is the fair market value of QNB's common stock at the date of grant, as defined by the plans. Both plans provide for the exercise either in cash or in securites of the Corpora- tion or in any combination thereof.

The 1988 Plan authorizes the issuance of 90,405 shares. These options expire 5 years from the date of grant. The 1988 Plan expired on February 23, 1998. No additional shares may be granted under the 1988 Plan. As of December 31, 2002, there were 80,532 options granted and 11,575 options outstanding under the 1988 Plan. The 1998 Plan authorizes the issuance of 110,250 shares. The time period by which any option is exercisable under the 1998 Plan is determined by the Committee but shall not commence before the expiration of six months or continue beyond the expiration of ten years after the date the option is awarded. As of December 31, 2002, there were 68,279 options granted and 62,528 options outstanding under the 1998 Plan.

Changes in total options outstanding during 2002, 2001 and 2000, were as follows:


-------------------------------------------------------------------------------------------------------

                                     NUMBER              EXERCISE PRICE                     AVERAGE
                                 OF OPTIONS                  PER OPTION              EXERCISE PRICE
-------------------------------------------------------------------------------------------------------
December 31, 1999 ..............     61,729              $ 18.95 - $ 33.39              $ 28.66
     ISOs Exercised ............     (8,050)                         18.95                18.95
     ISOs Granted ..............     13,229                          26.17                26.17
-------------------------------------------------------------------------------------------------------
December 31, 2000 ..............     66,908                  26.17 - 33.39                29.34
     ISOs Expired ..............    (13,614)                 26.60 - 33.39                27.57
     ISOs Granted ..............     15,686                          26.60                26.60
-------------------------------------------------------------------------------------------------------
December 31, 2001 ..............     68,980                  26.17 - 33.39                29.06
     ISOs Exercised ............    (14,050)                 26.17 - 33.39                29.16
     ISOs Expired ..............       (827)                         26.60                26.60
     ISOs Granted ..............     20,000                          32.25                32.25
-------------------------------------------------------------------------------------------------------
December 31, 2002 ..............     74,103              $ 26.17 - $ 33.39              $ 29.93
-------------------------------------------------------------------------------------------------------


The following table summarizes information about stock options outstanding at December 31, 2002:


                                                                           EXERCISABLE
                                                ----------------------------------------------------------------
                                                                                                         AVERAGE
EXERCISE PRICE RANGE                            OPTIONS                AVERAGE LIFE(1)            EXERCISE PRICE
----------------------------------------------------------------------------------------------------------------
$  26.17 - $ 26.60 .........................     28,860                           7.54                   $ 26.39
   30.69 - 33.39 ...........................     45,243                           5.85                     32.19
----------------------------------------------------------------------------------------------------------------
   Total ...................................     74,103                           6.51                   $ 29.93
----------------------------------------------------------------------------------------------------------------

(1)Average contractual life remaining in years

SFAS No. 123 provides an alternative method of accounting for stock-based compensation arrangements. This method is based on fair value of the stock-based compensation determined by an option pricing model utilizing various assumptions regarding the underlying attributes of the options and QNB's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." The Financial Accounting Standards Board encourages entities to adopt the fair value based method, but does not require the adoption of this method. QNB applies APB No. 25 and related Interpretations in accounting for the Plan.

For purposes of computing pro forma results, as presented in Note 1, QNB estimated the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Therefore, the pro forma results are, of necessity, estimates of results of operations as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods. The following assumptions were used in the option pricing model for purposes of estimating pro forma results.


--------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                2002                  2001                2000
--------------------------------------------------------------------------------------------------------
Risk free interest rate ....................           4.83%                 5.23%               6.75%
Dividend yield .............................           3.72%                 3.50%               3.48%
Volatility .................................          21.63%                38.56%              28.61%
Expected life ..............................          10 yrs.               10 yrs.             10 yrs.
--------------------------------------------------------------------------------------------------------


The weighted average fair value per share of options granted during 2002, 2001 and 2000 was $6.86, $9.45 and $8.85, respectively.

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - RELATED PARTY TRANSACTIONS
The following table presents activity in the amounts due from directors, principal officers, and their related interests. All of these transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Also, they did not involve a more than normal risk of collectibility or present any other unfavorable features.

--------------------------------------------------------------------------------
Balance, December 31, 2001 ........................................      $ 5,365
New loans .........................................................        4,791
Repayments ........................................................        8,706
--------------------------------------------------------------------------------
Balance, December 31, 2002 ........................................      $ 1,450
--------------------------------------------------------------------------------

QNB allowed its directors to defer a portion of their compensation. The amount of deferred compensation accrued as of December 31, 2002 and 2001, was $572,000 and $562,000, respectively.

NOTE 17 - COMMITMENTS AND CONTINGENCIES
FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:
In the normal course of business there are various legal proceedings, commitments, and contingent liabilities which are not reflected in the financial statements. Management does not anticipate any material losses as a result of these transactions and activities. They include, among other things, commitments to extend credit and standby letters of credit. Outstanding standby letters of credit amounted to $2,093,000 and $3,389,000 and commitments to extend credit and unused lines of credit totaled $57,913,000 and $52,068,000 at December 31, 2002 and 2001, respectively. The maximum exposure to credit loss, which represents the possibility of sustaining a loss due to the failure of the other parties to a financial instrument to perform according to the terms of the contract, is represented by the contractual amount of these instruments. QNB uses the same lending standards and policies in making credit commitments as it does for on-balance sheet instruments. The activity is controlled through credit approvals, control limits, and monitoring procedures.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. QNB evaluates each customer's creditworthiness on a case-by-case basis.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk and collateral policy involved in issuing letters of credit are essentially the same as those involved in extending loan commitments.

The amount of collateral obtained for letters of credit and commitments to extend credit is based on management's credit evaluation of the customer. Collateral varies but may include real estate, accounts receivable, marketable securities, pledged deposits, inventory or equipment.

OTHER COMMITMENTS:
QNB has committed to various operating leases for several of their branch and office facilities. The minimum annual rental commitments under these leases outstanding at December 31, 2002 are as follows:


                                                          MINIMUM LEASE PAYMENTS
--------------------------------------------------------------------------------
2003 ................................................................       $236
2004 ................................................................        222
2005 ................................................................        228
2006 ................................................................        226
2007 ................................................................        210
Thereafter ..........................................................      2,496
--------------------------------------------------------------------------------


Rent expense under leases for each of the years ended December 31, 2002, 2001 and 2000, was $273,000, $250,000 and $172,000, respectively.


NOTE 18 - OTHER COMPREHENSIVE INCOME
The tax effects allocated to each component of "Other Comprehensive Income" are as follows:

------------------------------------------------------------------------------------------------------------------------

                                                                                                 TAX
                                                                      BEFORE-TAX             (EXPENSE)        NET-OF-TAX
                                                                          AMOUNT              BENEFIT            AMOUNT
------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2002
Unrealized gains on securities
   Unrealized holding gains arising
     during the period ............................................      $ 3,079            $ (1,089)           $ 1,990
   Reclassification adjustment for
     losses included in net income ................................          779                (265)               514
------------------------------------------------------------------------------------------------------------------------
Other comprehensive income ........................................      $ 3,858            $ (1,354)           $ 2,504
------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 2001
Unrealized gains on securities
   Unrealized holding gains arising
     during the period ............................................      $ 2,055               $(699)           $ 1,356
   Reclassification adjustment for
     gains included in net income .................................         (292)                 99               (193)
------------------------------------------------------------------------------------------------------------------------
Other comprehensive income ........................................      $ 1,763               $(600)           $ 1,163
------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 2000
Unrealized gains on securities
   Unrealized holding gains arising
     during the period ............................................      $ 4,159            $ (1,415)           $ 2,744
   Reclassification adjustment for
     gains included in net income .................................         (310)                106               (204)
-----------------------------------------------------------------------------------------------------------------------
Other comprehensive income ........................................      $ 3,849            $ (1,309)           $ 2,540
-----------------------------------------------------------------------------------------------------------------------

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
All entities are required to disclose estimated fair values for their financial instruments, whether or not recognized in the balance sheet. For QNB, as for most financial institutions, substantially all of its assets and liabilities are considered financial instruments.

Estimates of fair value are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions regarding the amount and timing of estimated future cash flows, which are discounted to reflect varying degrees of risk. Given the uncertainties surrounding these assumptions, the reported fair values may not represent actual values of financial instruments that could have been realized as of year-end or that will be realized in the future. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

The estimated fair values and carrying amounts are summarized as follows:

-----------------------------------------------------------------------------------------------------
DECEMBER 31,                                                             2002
-----------------------------------------------------------------------------------------------------
                                                      CARRYING AMOUNT            ESTIMATED FAIR VALUE
-----------------------------------------------------------------------------------------------------
Financial Assets
     Cash and due from banks .......................          $17,476                         $17,476
     Federal funds sold ............................           10,001                          10,001
     Investment securities available-for-sale ......          214,741                         214,741
     Investment securities held-to-maturity ........           29,736                          30,386
     Net loans .....................................          213,912                         218,752
     Accrued interest receivable ...................            2,710                           2,710

Financial Liabilities
     Deposits with no stated maturities ............          202,236                         202,236
     Deposits with stated maturities ...............          186,677                         192,622
     Short-term borrowings .........................           14,485                          14,485
     Federal Home Loan Bank advances ...............           55,000                          61,927
     Accrued interest payable ......................            1,555                           1,555


-------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                              2001
-------------------------------------------------------------------------------------------------------
                                                      CARRYING AMOUNT              ESTIMATED FAIR VALUE
-------------------------------------------------------------------------------------------------------
Financial Assets
     Cash and due from banks .......................          $18,220                           $18,220
     Federal funds sold ............................            5,661                             5,661
     Investment securities available-for-sale ......          168,102                           168,102
     Investment securities held-to-maturity ........           42,798                            43,048
     Net loans .....................................          199,366                           202,964
     Accrued interest receivable ...................            2,497                             2,497

Financial Liabilities
     Deposits with no stated maturities ............          167,920                           167,920
     Deposits with stated maturities ...............          176,811                           179,446
     Short-term borrowings .........................           13,451                            13,462
     Federal Home Loan Bank advances ...............           53,000                            58,848
     Accrued interest payable ......................            2,143                             2,143


The estimated fair value of the Company's off-balance sheet financial instruments is as follows:

-----------------------------------------------------------------------------------------------------
DECEMBER 31,                                                             2002
-----------------------------------------------------------------------------------------------------
                                                      NOTIONAL AMOUNT            ESTIMATED FAIR VALUE
-----------------------------------------------------------------------------------------------------
Commitments to extend credit .......................         $ 57,913                              --
Standby letters of credit ..........................            2,093                              --

-------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                              2001
-------------------------------------------------------------------------------------------------------
                                                      NOTIONAL AMOUNT              ESTIMATED FAIR VALUE
-------------------------------------------------------------------------------------------------------
Commitments to extend credit .......................         $ 52,068                                --
Standby letters of credit ..........................            3,389                                --


The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 2002 and 2001.

CASH AND DUE FROM BANKS, FEDERAL FUNDS SOLD, ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE: Current carrying amounts approximate estimated fair value.

INVESTMENT SECURITIES: Quoted market prices were used to determine fair value.

LOANS: Fair values were estimated using the present value of the estimated cash flows, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

DEPOSIT LIABILITIES: The fair value of deposits with no stated maturity (e.g. demand deposits, interest-bearing demand accounts, money market accounts and savings accounts) are by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). This approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. Deposits with a stated maturity (time deposits) have been valued using the present value of cash flows discounted at rates approximating the current market for similar deposits.

SHORT-TERM BORROWINGS AND FEDERAL HOME LOAN BANK ADVANCES: Short-term borrowings and advances from the Federal Home Loan Bank have been valued using the present value of cash flows discounted at rates approximating the current market for similar liabilities.

OFF-BALANCE-SHEET INSTRUMENTS: Off-balance-sheet instruments are primarily comprised of loan commitments which are generally priced at market at the time of funding. Fees on commitments to extend credit and standby letters of credit are deemed to be immaterial and these instruments are expected to be settled at face value or expire unused. It is impractical to assign any fair value to these instruments.

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - PARENT COMPANY FINANCIAL INFORMATION
Condensed financial statements of QNB Corp. only:


BALANCE SHEETS
-------------------------------------------------------------------------------------------------------
DECEMBER 31,                                                                2002                2001
-------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks ..........................................     $      32          $        1
Investment securities available-for-sale .........................         2,595               3,262
Investment in subsidiary .........................................        38,169              31,997
Other assets .....................................................           167                  69
-------------------------------------------------------------------------------------------------------
Total assets .....................................................       $40,963             $35,329
-------------------------------------------------------------------------------------------------------

Liabilities
Other liabilities ................................................    $       49           $     110
Shareholders' equity
Common stock .....................................................         1,993               1,987
Surplus ..........................................................         8,759               8,681
Retained earnings ................................................        28,053              24,946
Accumulated other comprehensive income ...........................         3,603               1,099
Treasury stock ...................................................        (1,494)             (1,494)
-------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity .......................       $40,963             $35,329
-------------------------------------------------------------------------------------------------------





STATEMENTS OF INCOME
------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                     2002                2001               2000
------------------------------------------------------------------------------------------------------------------------
Dividends from subsidiary ........................................       $ 1,913             $ 2,275            $ 2,685
Interest and dividend income .....................................            40                  49                 78
Securities (losses) gains ........................................          (663)               (124)               216
------------------------------------------------------------------------------------------------------------------------
     Total income ................................................         1,290               2,200              2,979

     Expenses ....................................................           149                 154                138
------------------------------------------------------------------------------------------------------------------------
Income before applicable income
      taxes and equity in undistributed
         income of subsidiary ....................................         1,141               2,046              2,841
Income taxes (benefit) ...........................................          (197)                (89)                35
------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed
      income of subsidiary .......................................         1,338               2,135              2,806
Equity in undistributed
      income of subsidiary .......................................         3,617               2,301              1,300
------------------------------------------------------------------------------------------------------------------------
      Net income .................................................       $ 4,955             $ 4,436            $ 4,106
------------------------------------------------------------------------------------------------------------------------




STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                     2002                2001               2000
------------------------------------------------------------------------------------------------------------------------
 Operating Activities
    Net income ...................................................       $ 4,955              $4,436            $ 4,106
    Adjustments to reconcile net income to net
       cash provided by operating activities:
          Equity in undistributed income from subsidiary .........        (3,617)             (2,301)            (1,300)
          Securities losses (gains) ..............................           663                 124               (216)
          (Decrease) increase in other liabilities ...............           (61)                 75                (11)
          Deferred income tax provision ..........................          (136)               (110)                --
------------------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities ..............         1,804               2,224              2,579
------------------------------------------------------------------------------------------------------------------------
 Investing Activities
    Purchase of investment securities ............................          (695)             (1,886)            (1,986)
    Proceeds from sale of investment securities ..................           686               1,780              1,758
------------------------------------------------------------------------------------------------------------------------
          Net cash used by investing activities ..................            (9)               (106)              (228)
------------------------------------------------------------------------------------------------------------------------
 Financing Activities
    Cash dividends paid ..........................................        (1,848)             (1,655)            (1,426)
    Stock issue ..................................................            84                  42                 45
    Treasury stock purchased .....................................            --                (561)              (933)
------------------------------------------------------------------------------------------------------------------------
          Net cash used by financing activities ..................        (1,764)             (2,174)            (2,314)
------------------------------------------------------------------------------------------------------------------------
          Increase (decrease) in cash and cash equivalents .......            31                 (56)                37
          Cash and cash equivalents at beginning of year .........             1                  57                 20
------------------------------------------------------------------------------------------------------------------------
          Cash and cash equivalents at end of year ...............          $ 32                  $1               $ 57
------------------------------------------------------------------------------------------------------------------------
 Supplemental Cash Flow Disclosure
    Non-Cash Transactions
          Change in net unrealized holding gains or losses,
             net of taxes on investment securities ...............         $ (51)               $109               $ 10

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 21 - REGULATORY RESTRICTIONS
Dividends payable by the Corporation and the Bank are subject to various limitations imposed by statutes, regulations and policies adopted by bank regulatory agencies. Under current regulations regarding dividend availability, the Bank may declare dividends in 2003 to the Corporation totaling $5,918,000, plus additional amounts equal to the net profit earned by the Bank for the period from January 1, 2003, through the date of declaration, less dividends previously declared in 2003.

Both the Corporation and the Bank are subject to regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate actions by regulators that could have an effect on the financial statements. Under the framework for prompt corrective action, both the Corporation and the Bank must meet capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items. The capital amounts and classification are also subject to qualitative judgements by the regulators. Management believes, as of December 31, 2002, that both the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

As of the most recent notification, the Federal Reserve Bank and the Comptroller of the Currency considered the Corporation and the Bank to be "well capitalized" under the regulatory framework. There are no conditions or events since that notification that management believes have changed the classification. To be categorized as well capitalized, the Corporation and the Bank must maintain minimum ratios set forth in the table below. The Corporation and the Bank's actual capital amounts and ratios are presented below:

                                                                                  CAPITAL LEVELS
--------------------------------------------------------------------------------------------------------------
                                                                                     ACTUAL
AS OF DECEMBER 31, 2002                                                   AMOUNT               RATIO
--------------------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):(1)
    Consolidated .................................................      $ 39,653                  13.39%
    Bank .........................................................        36,908                  12.57
Tier I capital (to risk weighted assets):(1)
    Consolidated .................................................        36,715                  12.40
    Bank .........................................................        33,970                  11.57
Tier I capital (to average assets):(1)
    Consolidated .................................................        36,715                   7.44
    Bank .........................................................        33,970                   6.93
--------------------------------------------------------------------------------------------------------------


                                                                          CAPITAL LEVELS
-----------------------------------------------------------------------------------------------------
                                                                       ADEQUATELY CAPITALIZED
AS OF DECEMBER 31, 2002                                              AMOUNT               RATIO
-----------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):(1)
    Consolidated ................................................. $ 23,692                   8.00%
    Bank .........................................................   23,487                   8.00
Tier I capital (to risk weighted assets):(1)
    Consolidated .................................................   11,846                   4.00
    Bank .........................................................   11,744                   4.00
Tier I capital (to average assets):(1)
    Consolidated .................................................   19,728                   4.00
    Bank .........................................................   19,614                   4.00
-----------------------------------------------------------------------------------------------------


                                                                             CAPITAL LEVELS
-------------------------------------------------------------------------------------------------------
                                                                           WELL CAPITALIZED
AS OF DECEMBER 31, 2002                                                  AMOUNT             RATIO
-------------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):(1)
    Consolidated .................................................     $ 29,615                10.00%
    Bank .........................................................       29,359                10.00
Tier I capital (to risk weighted assets):(1)
    Consolidated .................................................       17,769                 6.00
    Bank .........................................................       17,616                 6.00
Tier I capital (to average assets):(1)
    Consolidated .................................................       24,659                 5.00
    Bank .........................................................       24,517                 5.00
-------------------------------------------------------------------------------------------------------






                                                                                  CAPITAL LEVELS
------------------------------------------------------------------------------------------------------------
                                                                                     ACTUAL
AS OF DECEMBER 31, 2001                                                   AMOUNT               RATIO
------------------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):(1)
    Consolidated .................................................      $ 36,677                  13.42%
    Bank .........................................................        33,466                  12.39
Tier I capital (to risk weighted assets):(1)
    Consolidated .................................................        33,809                  12.37
    Bank .........................................................        30,621                  11.33
Tier I capital (to average assets):(1)
    Consolidated .................................................        33,809                   7.78
    Bank .........................................................        30,621                   7.10
------------------------------------------------------------------------------------------------------------


                                                                            CAPITAL LEVELS
---------------------------------------------------------------------------------------------------------
                                                                         ADEQUATELY CAPITALIZED
AS OF DECEMBER 31, 2001                                                AMOUNT               RATIO
---------------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):(1)
    Consolidated .................................................   $ 21,867                   8.00%
    Bank .........................................................     21,613                   8.00
Tier I capital (to risk weighted assets):(1)
    Consolidated .................................................     10,934                   4.00
    Bank .........................................................     10,806                   4.00
Tier I capital (to average assets):(1)
    Consolidated .................................................     17,375                   4.00
    Bank .........................................................     17,252                   4.00
---------------------------------------------------------------------------------------------------------


                                                                           CAPITAL LEVELS
-----------------------------------------------------------------------------------------------------
                                                                         WELL CAPITALIZED
AS OF DECEMBER 31, 2001                                                AMOUNT             RATIO
-----------------------------------------------------------------------------------------------------
Total risk-based capital (to risk weighted assets):(1)
    Consolidated .................................................   $ 27,334                10.00%
    Bank .........................................................     27,016                10.00
Tier I capital (to risk weighted assets):(1)
    Consolidated .................................................     16,401                 6.00
    Bank .........................................................     16,210                 6.00
Tier I capital (to average assets):(1)
    Consolidated .................................................     21,719                 5.00
    Bank .........................................................     21,566                 5.00
-----------------------------------------------------------------------------------------------------


(1) As defined by the regulators

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT                                 KGMG [LOGO OMITTED]


To the Board of Directors and Shareholders of QNB Corp:

We have audited the accompanying consolidated balance sheets of QNB Corp. and subsidiary (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QNB Corp. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/S/KPMG LLP

KPMG LLP
January 23, 2003

(1877-2002)   125TH ANNIVERSARY   QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT
--------------------------------------------------------------------------------
CORPORATE INFORMATION

ANNUAL MEETING
The Annual Meeting of Shareholders of QNB Corp. will be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, PA on May 20, 2003, at 11:00 a.m.


MARKET MAKERS
As of December 31, 2002, the following firms made a market in QNB
Corp. common stock:

Legg Mason Wood Walker, Inc.       Ryan, Beck & Company
Westfield, NJ 07091                Shrewsbury, NJ 07702


Monroe Securities, Inc.
Rochester, NY 14614


TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
800-368-5948


FORM 10-K
A copy of QNB Corp.'s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is available, without charge to shareholders, by writing Jean Scholl, QNB Corp., P.O. Box 9005, Quakertown, PA 18951-9005.

The Annual Report and other Company reports are also filed electronically through the Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR") which performs automated collection, validation, indexing, acceptance, and forwarding of submissions to the Securities and Exchange Commission (SEC) and are accessible by the public using the Internet at HTTP://WWW.SEC.GOV./EDGAR.SHTML.

AUDITORS
KPMG LLP
1601 Market Street
Philadelphia, PA 19103


STOCK INFORMATION
QNB Corp. common stock is traded in the over-the-counter market. Quotations for QNB Corp. common stock appear in the pink sheets published by the National Quotations Bureau, Inc.


The following table sets forth representative high and low bid and ask stock prices for QNB Corp. common stock on a quarterly basis during 2002 and 2001:


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             CASH
                                                         HIGH                                 LOW                        DIVIDEND
                                                BID                 ASK                BID               ASK            PER SHARE
-----------------------------------------------------------------------------------------------------------------------------------
2002
First Quarter                              $ 33.25             $ 34.86            $ 32.25           $ 33.50              $ .30
Second Quarter                               38.00               40.00              32.75             34.00                .30
Third Quarter                                38.25               40.00              36.75             38.75                .30
Fourth Quarter                               40.00               45.00              38.50             40.00                .30

2001
First Quarter                              $ 26.67             $ 28.33            $ 26.43           $ 26.91              $ .27
Second Quarter                               29.00               31.00              26.67             28.10                .27
Third Quarter                                29.50               31.00              28.00             30.25                .27
Fourth Quarter                               32.25               34.50              28.50             30.00                .27
-----------------------------------------------------------------------------------------------------------------------------------


DIRECT DEPOSIT OF DIVIDENDS
Shareholders of record may elect to have dividends deposited directly to a checking or savings account at their financial institutions. For additional information about Direct Deposit of Dividends, please write to:
Jean Scholl, QNB Corp., P.O. Box 9005, Quakertown, PA 18951-9005.

QNB CORP. AND SUBSIDIARY -- 2002 ANNUAL REPORT   125TH ANNIVERSARY   (1877-2002)
--------------------------------------------------------------------------------
DIRECTORS, OFFICERS & OFFICE LOCATIONS


DIRECTORS OF QNB CORP. AND
THE QUAKERTOWN NATIONAL BANK
Norman L. Baringer
Thomas J. Bisko
Kenneth F. Brown, Jr.
Dennis Helf
G. Arden Link
Charles M. Meredith, III
Gary S. Parzych
Henry L. Rosenberger
Edgar L. Stauffer

OFFICERS OF QNB CORP.
Dennis Helf, CHAIRMAN
Thomas J. Bisko, PRESIDENT/TREASURER/CEO
Robert C. Werner, VICE PRESIDENT
Bret H. Krevolin, CHIEF ACCOUNTING OFFICER
Charles M. Meredith, III, SECRETARY
Jean M. Scholl, ASSISTANT SECRETARY

EXECUTIVE MANAGEMENT OF
THE QUAKERTOWN NATIONAL BANK
Thomas J. Bisko, PRESIDENT/CHIEF EXECUTIVE OFFICER
Robert C. Werner, EXECUTIVE VICE PRESIDENT/CHIEF OPERATING OFFICER
Bret H. Krevolin, EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER/CASHIER Bryan S. Lebo, SENIOR VICE PRESIDENT/SENIOR LENDING OFFICER
Mary Ann Smith, SENIOR VICE PRESIDENT/CHIEF INFORMATION OFFICER
Heather J. Gossler, SENIOR VICE PRESIDENT, SALES/BRANCH ADMINISTRATOR Scott G. Orzehoski, SENIOR VICE PRESIDENT, COMMERCIAL LENDING

OFFICERS OF THE QUAKERTOWN NATIONAL BANK
Stephen W. Bauder, VICE PRESIDENT, COMMERCIAL LENDING
Robert D. Beck, VICE PRESIDENT, INFORMATIONTECHNOLOGY
Steven T. Cobb, NETWORK ADMINISTRATOR
Jane S. Cygan, LOAN ORIGINATION OFFICER
Stephen R. Donchez, ASSISTANT VICE PRESIDENT/ACCOUNTING OPERATIONS
Paul T. Dotzman, ASSISTANT VICE PRESIDENT, COMMERCIAL LENDING
Delores A. Fesmire, BANKING OFFICER
Michael J. Fina, Esq., VICE PRESIDENT
Lynn C. Geesaman, ASSISTANT VICE PRESIDENT, LOAN SERVICES
Joseph C. Giacini, PROGRAMMER/ANALYST, TECHNICAL OPERATIONS SUPERVISOR Linda A. Grawe, VICE PRESIDENT, RETAIL LENDING
Dennis Helf, CHAIRMAN
Patrick D. Iampietro, ASSISTANT VICE PRESIDENT/SENIOR FINANCIAL ANALYST Deborah E. Keller, BANKING OFFICER, IRA/SAVINGS
Carl P. Kessler, VICE PRESIDENT, SECURITY/COMPLIANCE
Thomas R. Klee, ASSISTANT VICE PRESIDENT, COMMERCIAL LENDING
Christine S. Knerr, BANKING OFFICER, ELECTRONIC BANKING
Stacy A. Moyer, HUMAN RESOURCES ADMINISTRATOR
Shari L. Orzehoski, MORTGAGE LOAN ORIGINATOR
Lisa A. Otery, BANKING OFFICER, DEPOSIT SERVICES
David W. Quinn, ASSISTANT VICE PRESIDENT/OPERATIONS ANALYST
Kenneth E. Remick, CREDIT ASSOCIATE
Stephen M. Rick, COMMERCIAL LENDER
Brian K. Schaffer, VICE PRESIDENT, MARKETING
Jean M. Scholl, GENERAL LEDGER SUPERVISOR
Connie S. Stepan, VICE PRESIDENT/FINANCIAL ADVISOR
Maryann S. Thompson, COMMERCIAL DOCUMENTATION SUPERVISOR
Robert S. Wehrheim, FACILITIES DIRECTOR
Cameron B. Wentzel, RETAIL LOAN OFFICER/SUPERVISOR
Robert L. Wieand, SENIOR VICE PRESIDENT, COMMERCIAL LENDING

BRANCH LOCATIONS
DOWNTOWN OFFICE
3rd & West Broad Streets, Quakertown
Carol J. Schroding, ASSISTANT VICE PRESIDENT/BRANCH MANAGER
Denise R. Landis, BANKING OFFICER

COUNTRY SQUARE OFFICE
Country Square Shopping Center, Quakertown
Sharon L. Rotenberger, ASSISTANT VICE PRESIDENT/BRANCH MANAGER
Doreen L. Little, BANKING OFFICER

DUBLIN VILLAGE OFFICE
Dublin Village Plaza, Dublin
April B. Donahue, ASSISTANT VICE PRESIDENT/BRANCH MANAGER

COOPERSBURG OFFICE
Route 309, Coopersburg
Deborah K. McDonald, ASSISTANT VICE PRESIDENT/BRANCH MANAGER

PENNSBURG OFFICE
Pennsburg Square Shopping Center, Pennsburg
Brian L. Heilman, ASSISTANT VICE PRESIDENT/BRANCH MANAGER

PERKASIE OFFICE
6th & Chestnut Streets, Perkasie
April B. Donahue, ASSISTANT VICE PRESIDENT/BRANCH MANAGER

SOUDERTON OFFICE
Hilltown Plaza Shopping Center, Souderton
Bruce D. Kenworthy, ASSISTANT VICE PRESIDENT/BRANCH MANAGER Ray C. Myers, BANKING OFFICER

CUSTOMER SERVICE CENTER
215-538-5605 or 800-491-9070

QNB ON THE WEB
www.QNB.com

ACCOUNT ACCESS 24-HOUR TELEPHONE BANKING
215-538-5760 or 800-491-9070

QNB
125th
1877-2002

[GRAPHIC OMITTED]

[GRAPHIC OMITTED]

SINCERE INTEREST IN YOUR SUCCESS


[GRAPHIC OMITTED]

QNB
125th
1877-2002


QNB CORP.

320 West Broad Street
P.O. Box 9005
Quakertown, PA 18951-9005
215-538-5600 or 800-491-9070
www.QNB.com